Exhibit 99.1

Explanatory Note

CH2M HILL Companies, Ltd. and subsidiaries (“We”, “Our”, “CH2M” or the “Company”) is filing this Exhibit 99.1 of our Current Report on Form 8-K to retrospectively revise and reclass certain previously reported financial information included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2016, which was filed with the Securities and Exchange Commission on March 7, 2017 (“Original Filing”), to reflect the subsequent changes in reportable operating segments resulting from the implementation of a new organizational structure and the presentation of our fixed-price Power Engineering-Procurement-Construction (“EPC”) business as discontinued operations.

In the first quarter of 2017, we implemented a new organizational structure to more fully align global operations with our client-centric strategy, resulting in three sectors: National Governments, Private, and State & Local Governments.  Each of these sectors has been identified in 2017 as a reportable operating segment.  Additionally, the termination on January 24, 2017 of the Australian fixed-price Power EPC contract in the first quarter of 2017 resulted in the substantial completion and discontinuation of our former Power EPC business, which was previously a stand-alone reportable operating segment.  As a result, in 2017 the financial position and results of operations from this former segment are reflected within our consolidated financial statements as amounts attributable to discontinued operations and are excluded from the amounts attributable to continuing operations.

As previously disclosed, on August 1, 2017, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), among CH2M, Jacobs Engineering Group Inc. (“Jacobs”) and Basketball Merger Sub Inc., pursuant to which Jacobs has agreed to acquire CH2M, subject to the terms and conditions of the Merger Agreement.  As provided in the Merger Agreement, Jacobs is filing a registration statement on Form S-4, which will include a proxy statement of CH2M and a prospectus of Jacobs.  The Form S-4 will include and incorporate by reference certain financial information of CH2M and Jacobs, as applicable, based on the combination of CH2M and Jacobs’ historical financial statements.

The rules of the Securities and Exchange Commission require that when a registrant prepares a new registration or proxy statement that includes or incorporates by reference financial statements on or after the date a registrant reports an accounting change such as the changes noted above, the registrant must reissue the prior period financial statements included or incorporated by reference in the registration or proxy statement to retrospectively revise and reclass such pre-event financial statements to reflect these types of changes.  Accordingly, we are filing this Exhibit 99.1 of our Current Report on Form 8-K to revise our consolidated balance sheets as of December 30, 2016 and December 25, 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three year period ended December 30, 2016 to reflect the subsequent changes in reportable operating segments and the presentation of discontinued operations as described above.  Additionally, we are revising certain related Items within the Original Filing to reflect the subsequent changes in reportable operating segments and the presentation of discontinued operations.

The information included in this Exhibit 99.1 of our Current Report on Form 8-K is presented in connection with the reporting changes described above and does not otherwise amend or restate our audited consolidated financial statements, which were included in our Original Filing.  This Current Report does not reflect events occurring after we filed our Original Filing and does not modify or update the disclosures therein in any way, other than to reflect the subsequent changes in reportable operating segments and the presentation of our fixed-price Power EPC business as discontinued operations as described above.  Therefore, this Exhibit 99.1 of our Current Report on Form 8-K should be read in conjunction with our other filings made with the Securities and Exchange Commission, including, and subsequent to the date of the Original Filing.

We have revised the following portions of the Original Filing to reflect the revised reportable operating segments and the presentation of discontinued operations:

PART I

•	Item 1. Business

PART II

•	Item 6. Selected Financial Data
•	Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

PART IV

•	Item 15. Exhibits and Financial Statement Schedules

Cautionary Note Regarding Forward Looking Statements

This Current Report on Form 8-K contains various “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward‑ looking statements represent our expectations and beliefs concerning future events, based on information available to us on the date of the filing of our 2016 Annual Report on Form 10-K, as filed on March 7, 2017, updated only to the extent necessary to reflect the retrospective revisions described in the Explanatory Note to this Current Report on Form 8-K, and are subject to various risks and uncertainties. Such forward looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Words such as “believes,” “anticipates,” “expects,” “will,” “plans” and similar expressions are intended to identify forward looking statements. Additionally, forward looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Factors that could cause actual results to differ materially from those referenced in the forward‑looking statements are listed in Item 1A, Risk Factors in our Annual Report on Form 10-K for the year ended December 30, 2016 and updated in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

PART I

Item 1.  Business

Description of the Business

CH2M HILL Companies, Ltd. and subsidiaries (“We”, “Our”, “CH2M” or the “Company”) is a large employee‑controlled professional engineering services firm, founded in 1946, providing engineering, construction, consulting, design, design‑build, procurement, engineering‑procurement‑construction (“EPC”), operations and maintenance, program management and technical services to United States (“U.S.”) federal, state, municipal and local government agencies, national governments, as well as private industry and utilities, around the world.  A substantial portion of our professional fees are derived from projects that are funded directly or indirectly by government entities.  We have approximately 20,000 employees worldwide inclusive of craft and hourly employees as well as employees in our consolidated joint ventures.

Our strategy is to deliver valued solutions to our chosen clients in selective geographies that align to our core service capabilities.  We differentiate through client centricity, our focused approach to developing and delivering innovative solutions, and the values and culture of our firm that are embedded in how we serve our clients and communities.  Since our founding in 1946, CH2M has grown through organic growth which has been augmented with acquisitions that expand our portfolio of services and geographic reach to further enhance our value proposition to our clients.    We believe this strategy results in deep long-term client relationships, rewarding growth opportunities for our employees and profitable growth for our stockholders long-term.  Below is a discussion of our significant developments and key acquisitions occurring over the past five years.

Discontinued Operations

In connection with our 2014 Restructuring Plan, we elected to exit the fixed-price Power EPC business, which was a stand-alone operating segment.  We intended to complete our remaining contracted fixed-price Power EPC contracts, the largest of which was a project in Australia through a consolidated joint venture partnership with an Australian construction contractor and a major U.S.-based gas power technology manufacturer (the “Consortium”) to engineer, procure, construct and start-up a combined cycle power plant that will supply power to a large liquefied natural gas facility in Australia.  However, on January 24, 2017, the Consortium terminated its contract with its client, JKC Australia LNG Pty (the “Contractor”) on the grounds that the Contractor had by its actions repudiated the contract.  As a result of the termination of the contract, we substantially completed all of our operations in the fixed-price Power EPC business, and, therefore, have presented the results of operations, financial position, cash flows and disclosures related to the fixed-price Power EPC business as discontinued operations in our consolidated financial statements.

Preferred Stock Issuance

On June 24, 2015, the Company sold and issued an aggregate of 3,214,400 shares of Series A Preferred Stock for an aggregate purchase price of $200.0 million in a private placement to a subsidiary owned by investment funds affiliated with Apollo Global Management, LLC (together with its subsidiaries, “Apollo”).  The sale occurred in connection with the initial closing pursuant to the Subscription Agreement entered into by the Company and Apollo on May 27, 2015 (“Subscription Agreement”).  On April 11, 2016, the Company sold and issued an additional 1,607,200 shares of Series A Preferred Stock for an aggregate purchase price of approximately $100.0 million in a second closing to Apollo pursuant to the conditions of the Subscription Agreement.

Restructuring

During the third quarter of 2016, the Company began a process to review the structure and resources within its business segments and formulate a restructuring plan to more fully align global operations with the Company’s client-centric strategy, including a simplified organization structure and streamlined delivery model to achieve higher levels of profitable growth (“2016 Restructuring Plan”).  The restructuring activities include such items as workforce reductions and facilities consolidations.  We expect the 2016 Restructuring Plan to be completed in the first half of 2017.

In September 2014, the Company commenced certain restructuring activities in order to achieve important business objectives, including reducing overhead costs, improving efficiency, and reducing risk (“2014 Restructuring Plan”).  These restructuring activities, which continued into 2015, included such items as a voluntary retirement program, workforce reductions, facilities consolidations and closures, and evaluation of certain lines of business.  The restructuring activities under the 2014 Restructuring Plan were substantially complete as of December 25, 2015.

Halcrow Pension Scheme Restructuring

On October 4, 2016, Halcrow Group Limited (“HGL”), a subsidiary of CH2M, effected a transaction to restructure the benefits provided to members of the Halcrow Pension Scheme (“HPS”), a defined benefit plan sponsored by HGL, by providing each member with the option to transfer his or her benefits in the HPS to a new pension scheme, which is also sponsored by HGL (“HPS2”).  Alternatively, members had the option to remain in the HPS which will enter the Pension Protection Fund (“PPF”) under a regulated apportionment arrangement.  The new scheme, HPS2, provides benefits that are better than the compensation that would otherwise be paid by the PPF if a member chose to join the PPF rather than the HPS2.  The PPF was created by the United Kingdom Pensions Act 2004 to provide compensation to members of eligible defined benefit pension schemes when an employer of the scheme can no longer support the pension scheme.  A member that transferred to the HPS2 will receive substantially similar benefits to those in the HPS, except that annual increases and revaluation of benefits are reduced to statutory levels.  A pension scheme member of the HPS that elected to transfer to the new scheme also received a one-time uplift to benefits of either 1.0% or 2.5%.  The Pension Regulator, which is the United Kingdom’s executive body that regulates work-based pension schemes, and the PPF provided necessary regulatory approvals for the transaction to restructure the HPS benefits.

As a result of the transaction described above, HGL ceased to have any further obligations to the HPS on October 4, 2016. All members who consented to transfer to HPS2 were transferred on October 5, 2016.  Members who agreed to transfer to the new scheme account for 96.6% of the HPS’ liabilities and a broadly equivalent proportion of the HPS’ assets have transferred to the new scheme, as well as 20% of HGL’s equity issued as part of the transaction.  As a result of the restructured benefits for those members transferring to the HPS2, the projected benefit obligation was reduced by $362.3 million.  Those members who remained in the HPS began the process of transferring to the PPF during the fourth quarter of 2016 along with the assets that remain in the HPS, as well as 5% of HGL’s equity issued as part of the transaction, resulting in a settlement of $28.4 million and an actuarial gain of $16.2 million within the projected benefit obligation.  We did not incur a gain or loss on settlement as a result of the transaction as the settlement cost related to the members who remained in HPS was less than the service and interest cost components of net periodic pension expense for 2016.

Additionally, in connection with the transaction, CH2M issued a £50.0 million, approximately $65.0 million, parent company guarantee to support HPS2 and funded £80.0 million, approximately $104.0 million, to be allocated between HPS2 and the PPF based on the proportion of the HPS’ members that transferred to HPS2.

Acquisitions

On April 4, 2014, we acquired certain assets and liabilities of TERA Environmental Consultants (“TERA”).  TERA was an employee-owned environmental consulting firm headquartered in Canada specializing in environmental assessment, planning, siting, permitting, licensing, and related services for the pipeline, electrical transmission, and oil and gas industries.  Additionally, on September 6, 2016, we acquired a controlling interest in one of our joint ventures which primarily operates within our State & Local Governments sector.

Our Clients, Key Segments, and Geographic Areas

In the first quarter of 2017, we implemented a new organizational structure to more fully align global operations with our client-centric strategy, resulting in three sectors: National Governments, Private, and State & Local Governments.  Each of these sectors has been identified in 2017 as a reportable operating segment.  Additionally, the termination on January 24, 2017 of the Australian fixed-price Power EPC contract in the first quarter of 2017 resulted in the substantial completion and discontinuation of our former Power EPC business, which was previously a stand-alone reportable operating segment.  As a result, in 2017 the financial position and results of operations from this former segment are reflected within our consolidated financial statements as amounts attributable to discontinued operations and are excluded from the amounts attributable to continuing operations.  The following discussion describes our business in the context of our current reportable segments, and any prior year amounts have been revised to conform to the current year presentation.

Clients

We provide services to a broad range of U.S. domestic and international clients, including federal, state, municipal and local government agencies, national governments, as well as private industry and utilities.  We perform services as the prime contractor, a subcontractor, or through joint ventures or partnership agreements with other service providers. The demand for our services generally comes from capital spending decisions made by our clients.

The following table summarizes our primary client types served and revenue earned by each of our three operating segments during 2016:

	% of 2016
Segments	Revenue	Client Type
National Governments	37.7%	•	U.S. federal government agencies
		•	U.S. civilian agencies
		•	International governments

Private	25.2%	•	Oil and gas companies
		•	Chemicals and life sciences companies
		•	Manufacturing, industrial, and electronics companies

State & Local Governments	37.1%	•	State and provincial governments and agencies
		•	Local and municipal governments and agencies

The following table provides a listing of representative clients of our three operating segments:

Public Sector Clients				Private Sector Clients
•	U.S. Department of Energy	•	Canadian Nuclear Laboratories	•	Major oil and gas companies, refiners
•	U.S. Department of Defense	•	Atomic Energy of Canada Limited		and pipeline operators
•	U.S. Department of the Interior	•	U.K. Environment Agency	•	Utilities
•	U.S. Air Force	•	U.K. Department for Transport	•	Chemicals companies
•	U.S. Navy	•	U.K. Nuclear Decommissioning	•	Metals and mining companies
•	U.S. Army		Authority	•	Advanced technology manufacturers
•	U.S. Army Corps of Engineers	•	U.K. Ministry of Defence	•	Pharmaceutical and biotechnology
•	U.S. Federal Emergency	•	Panama Canal Authority		companies
	Management Agency	•	Qatar Public Works Authority	•	Aerospace companies
•	U.S. Agency for International		(ASHGHAL)	•	General manufacturing companies
	Development	•	Qatar 2022 Supreme Committee	•	Renewable energy companies
•	U.S. Environmental Protection	•	Highways England	•	Universities
	Agency	•	Transport for London	•	Private seaports and airports
•	U.S. Department of Homeland	•	Transport Scotland
	Security	•	State and provincial governments
•	U.S. Department of Transportation		and agencies
•	U.S. National Aeronautics and Space	•	Local and municipal governments
	Administration		and agencies

In 2016, across all segments, we derived approximately 21% of our total revenue from contracts with the U.S. federal government and the agencies regulated by the U.S. federal government.  Additionally, we derived approximately 12% of our total revenue from our consolidated joint venture consulting contract with Canadian Nuclear Laboratories within the National Governments segment.

Key Segments

The following is a description of each of our key segments, which consist of our three sectors, and the services we provide.  Operating information by segment is set forth in Note 17 - Segment Information of the Notes to Consolidated Financial Statements in Item 15 of this Exhibit 99.1 of our Current Report on Form 8‑K.

National Governments

Our National Governments sector partners with governments around the world, as well as contractors who support government agencies and departments, to advance their nuclear, defense, environmental, infrastructure, social and economic missions.  The portfolio of services includes consulting, planning, design, engineering, operations and maintenance, construction management, program management, and full service decontamination, remediation and waste management.

Within our nuclear business, we provide project management, decommissioning, environmental remediation, waste and nuclear material management, nuclear operations, consulting, and engineering and construction services for government and associated private clients.  We specialize in the management of complex nuclear programs and projects around the world.  Our experience includes managing and operating nuclear facilities and providing innovative and time-sensitive cleanup and environmental remediation for government facilities and sites worldwide.  We provide program management and program advisory services to national defense and commercial nuclear clients, as well as planning, permitting, and licensing of new nuclear energy generating stations.  The U.S. Department of Energy, Atomic Energy of Canada Limited and the U.K. Nuclear Decommissioning Authority are our primary liabilities management clients.  However, we have also decommissioned reactors for utilities and research reactors for universities, and we have worked in the commercial nuclear power sector in countries outside the U.S., including the United Arab Emirates.

In our defense and national security business, we serve the U.S. Department of Defense and associated agencies such as the U.S. Army, the U.S. Air Force, the U.S. Navy and the Defense Threat Reduction Agency, sustaining U.S. Department of Defense’s mission around the world.  Internationally, we support the defense mission in the United Kingdom with the U.K. Ministry of Defence, as well as contractors like Lockheed Martin, BAE System and Rolls Royce.  Additionally, we serve civilian agencies charged with improving environmental, social and economic well-being, such as the U.S. Environmental Protection Agency, U.S. Department of Homeland Security, U.S. Federal Emergency Management Agency and the U.S. Agency for International Development.

Within our environmental services business, we provide national governments with technology-focused solutions for protecting human health, preserving the environment and restoring impacted natural resources.  We achieve this mission through our global practices which include environmental planning, environmental asset services, environmental health and safety compliance, geospatial and environmental data management, nuclear liabilities management, threat reduction and public health security.  We excel at effectively and consistently deploying our systems and processes throughout the world, while addressing the unique local stakeholder and regulatory needs of each client and project.

Through our government facilities and operations services, we plan, design, construct, operate and maintain various categories of facilities, installations, and infrastructure at all types of government and military locations.  We offer contingency and logistics, planning and consulting, energy efficiency consulting, engineering and design, climate adaption and resilience, operations and maintenance, and program management services worldwide.

Private

Our Private sector serves many of the world’s leading global and large private companies, spanning the oil and gas, chemicals, manufacturing, electronics, process, advanced facilities and life sciences industries.  The portfolio of services includes consulting, planning, design, engineering, operations and maintenance, environmental health and safety (“EHS”), construction management and program management.

Within our oil and gas business, we serve the upstream, pipelines and terminals, and refining and marketing sectors of the oil and gas industry.  For the upstream sector, we perform engineering, modular fabrication, erection, construction, and operations and maintenance services for oil and gas fields.  We deliver compression and dehydration facilities, drilling and well support services, enhanced oil recovery infrastructure, field development, fleet support, natural gas gathering and processing, conventional oil production, sulfur recovery, acid gas treating, and heavy oil and steam‑assisted gravity drainage facilities.  In our pipelines and terminals sector, we focus on infrastructure projects that gather, store, and transport oil, natural gas, refined products, carbon dioxide, and other related hydrocarbons, liquids, and gases.  These projects include pipelines, compression, pump stations, metering, tank farms, terminals, and related facilities for midstream (wellhead to central processing) and downstream (cross‑country transportation) systems.  Within our refining sector, we provide conceptual and preliminary engineering, front‑end and detail design, procurement, construction, and operations and maintenance services.  Our refining experience includes technology evaluation and feasibility studies; design and construction of refinery units, terminals, pipelines, pump stations, and cogeneration facilities; design, fabrication, and installation of modules and pipe racks; turnarounds and revamps; effluent treatment; refinery conversion to heavy crude oil processing; and process safety management.  Our oil and gas business serves clients in the U.S., Canada, Mexico, South America, the Middle East, Asia and Russia, including conducting comprehensive activities in rough terrain and severe climatic conditions.

Our chemicals business serves various sectors of the industry, including petrochemicals and derivatives, inorganics, specialties and agricultural chemicals.  We have substantial experience in polysilicon, chemicals from alternative feedstock, bioprocess, alkalis and chlorine, pigments and coating, monomers and polymers, resins and plastics and synthetic performance fibers.  This group also serves the biofuels market where we specialize in advanced fuel sources for biofuels development in the U.S., Canada, and Latin America.  Our chemicals business serves clients in North and South America, Asia, Europe and the Middle East.

In our manufacturing, advanced facilities and life sciences business, we provide program management, consulting, planning, design, EHS and construction management services to clients in the semiconductor, wafers, nanotechnology, photo voltaic, data centers, flat panel displays, pharmaceuticals, automotive, food and beverage, building materials, metals and consumer products industries.  Our clients typically require integrated design, engineering and construction services for complex manufacturing systems, including clean rooms, ultrapure water and wastewater systems, chemical and gas systems and production tools.  We also provide specialized consulting services to optimize the operating efficiency and return on investment for complex manufacturing facilities.  We leverage our strategic business planning capabilities to help clients structure and plan their high‑volume manufacturing projects, and to provide follow‑on design and construction services. manufacturing, advanced facilities and life sciences business serves clients in the U.S., Asia, Mexico, South America, Europe, and the Middle East.

Additionally, we leverage our leading position in water and environmental services to provide our private sector clients with solutions for reducing the amount of freshwater being used for industrial applications; comprehensive contaminated site investigation, remediation and revitalization services; environmental health and safety regulatory compliance and auditing, management systems and sustainability consulting; siting studies, feasibility studies, and environmental permitting and licensing, as well as climate adaptation and resiliency for facilities around the world.

State & Local Governments

Our State & Local Governments sector helps cities, counties, states, local authorities and provinces transform the way citizens and businesses interact with their infrastructure and their environment through our water, transportation, and urban environments services.  The portfolio of services includes consulting, design and engineering, program management, operations and maintenance, design build, and construction management.

Within our water business, we provide integrated, sustainable solutions serving the wastewater, drinking water, conveyance and storage, water resources and ecosystem management, and intelligent water solutions industries.  Our services include consulting, design and engineering, program management, design-build, and operations and maintenance.  Our broad portfolio of water solutions help clients address all water challenges created by extreme climate events, population growth, decaying and aging infrastructure, water supply uncertainty, global climate resiliency, regulatory changes, and increasing demand.  We also work with clients to identify solutions for water and energy conservation, and to reevaluate processes to achieve cost savings and reduce environmental impacts.  Our water business serves clients throughout Asia, Australia, Europe, India, Latin America, South America, the Middle East and North America.

Our transportation business provides horizontal and vertical infrastructure development services for the aviation, highway and bridge, ports and maritime, and transit and rail markets.  Working with clients around the world, our services support urbanization and population growth; the safe and efficient movement of people and goods; serviceability of aging infrastructure; resource extraction; infrastructure resilience to climatic change/dramatic weather events; and signature infrastructure to stimulate regional economic growth.  We offer a broad portfolio of services, including procurement and technical advisory, transportation planning, environmental studies and documentation, design engineering, design for design-build, project/program management, construction management, operations and asset management services, and climate adaptation and resiliency.  In the aviation industry, we deliver airside and landside services to commercial and general aviation airports.  For our municipal and state highway and bridge clients, we specialize in motorways, freeways and complex interchanges; toll roads/HOT/HOV lanes; highway structures and footbridges; signature bridges and major crossings; highway tunnels; and bike and pedestrian facilities.  In the ports and maritime market, we serve clients developing cargo terminals, intermodal facilities, ferry terminals, urban waterfronts and cruise line terminals.  Our transit and rail services encompass high-speed rail; metros and urban transit; commuter rail; light rail, trolleys and streetcars; bus rapid transit; freight rail; and intermodal facilities.  Our transportation business delivers projects in Asia, Europe, Latin America, the Middle East and North America.

Our urban environments business helps city leaders meet the demands of growth and enhance quality of life for their urban constituents by providing master planning and consulting, economic development planning, project development, land development, program management operations and maintenance and solid waste management services.  We help cities create and implement sustainable development strategies to achieve social, environmental and economic progress and prosperity.  Our urban environments business serves clients in the U.S., Canada, Latin America, Europe, Asia and the Middle East.

Geographic Areas

We provide services to clients located in numerous countries across the globe.  Internally, we divide our operations into six geographic regions: Asia Pacific; Canada; Europe; Central and South America; Middle East, North Africa, and India; and the United States.  Although the majority of our consolidated revenue is generated from our domestic operations, we provide services in numerous countries, including Canada which accounted for 17% of our total consolidated revenue from continuing operations in 2016 and was primarily related to operations within our National Governments segment.  The United Kingdom accounted for 10%, 11% and 10% of our total consolidated revenue in 2016, 2015 and 2014, respectively.  Total U.S. and international revenue for the years ended were as follows:

	December 30,	December 25,	December 31,
($ in thousands)	2016	2015	2014
U.S.	$3,304,752	$3,589,928	$3,806,935
International	1,890,915	1,559,853	1,409,589
Total	$5,195,667	$5,149,781	$5,216,524

The fixed assets to support our continuing business operations and our clients are located both domestically and internationally.  Total U.S. and international net property, plant and equipment for the years ended were as follows:

	December 30,	December 25,	December 31,
($ in thousands)	2016	2015	2014
U.S.	$225,929	$179,436	$215,689
International	20,667	20,029	42,471
Total	$246,596	$199,465	$258,160

Competition

The market for design, consulting, engineering, construction, design‑build, EPC, operations and maintenance, and program management services is highly competitive, fragmented, consolidating and to some extent becoming commoditized.  We compete primarily with large multinational firms and also with smaller firms on contracts within the private industry, national, and state and local government sectors.  In addition, some of our clients, including government agencies, occasionally utilize their own internal resources to perform design, engineering and construction services where we might have been the service provider.

Numerous mergers and acquisitions in the engineering services industry have resulted in a group of large firms that offer a full complement of single‑source services including studies, designs, construction, design‑build, EPC, operation and maintenance and in some instances, facility ownership.  Included in the current trend is movement towards larger program and contract awards and longer‑term contract periods for a full suite of services, (e.g., 5 to 20 year full‑service contracts).  These larger, longer, more comprehensive contracts require substantially greater financial and human capital than in the past.  We believe we can compete effectively for these full service programs.

To our knowledge, no single company or group of companies currently dominates any significant portion of the engineering services markets.  As such, the industry is highly fragmented.  Competition in the engineering services industry is based on quality of performance, reputation, expertise, price, technology, customer relationships, range of service offerings and domestic and international geographic deployment capabilities.

Backlog

Backlog represents the total dollar amount of revenue we expect to earn as a result of performing work under contracts that have been awarded.  Our backlog also reflects the future activities related to consolidated joint ventures.  Many of our contracts require us to provide services that span over a number of fiscal years.  U.S. government agencies operate under annual fiscal appropriations by the U.S. Congress and fund various federal contracts only on an incremental basis.  The same is true of many state, local and foreign contracts.  Our policy is to include in backlog the full contract award, whether funded or unfunded.  Unexercised options under any contract are not included in our backlog.  In accordance with industry practice, substantially all of our contracts are subject to cancellation, termination, or suspension at the discretion of the client.

The following table provides backlog revenue by our three operating segments for the years ended December 30, 2016 and December 25, 2015:

($ in millions)	2016	2015
National Governments	$4,431	$5,754
Private	822	1,072
State & Local Governments	2,919	3,312
Total backlog revenue	$8,172	$10,138

The decrease in our backlog revenue as of December 30, 2016 as compared to December 25, 2015 was primarily related to the realization of revenue in 2016 as operations on a large nuclear project in a consolidated Canadian joint venture began late in 2015.  Additionally, several large design-build-operate water projects approached completion in 2016.  The majority of our current backlog will be performed in 2017 and 2018.

EXECUTIVE OFFICERS OF CH2M

The executive officers of CH2M are listed below, along with their ages, tenure as officer and business background for at least the last five years.

Ryan L. Beckman. Age 47.  Mr. Beckman is Vice President, Chief Accounting Officer and Controller of CH2M since March 1, 2015.  He previously served as Assistant Controller from May 2004 to February 2015.  Prior to joining CH2M, Mr. Beckman served in various auditing positions with Ernst & Young LLP from September 1991 to May 2004.

Lisa Glatch. Age 54.  Ms. Glatch is the Executive Vice President of Growth and Sales of CH2M since November 2016 and was the Executive Vice President of Client Solutions and Sales of CH2M from April 2014 to November 2016.  She previously served as Senior Vice President of Global Sales and Vice President of Denver Operations Upstream Oil and Gas Region for Jacobs Engineering Group Inc. (engineering company) from April 2012 through March 2014.  From 1986 to 2010, Ms. Glatch was with Fluor Corporation (engineering company) serving in various capacities from 1986 through 2010 including the Senior Vice President of Energy and Chemicals from 2009 to 2010.  Ms. Glatch is a member of the Board of Directors of CH2M.

Shelette M. Gustafson. Age 52.  Ms. Gustafson is the Chief Human Resources Officer of CH2M since January 2016. She joined CH2M in 2007 as a Human Resources Director and served as the Vice President, Global Human Resources Delivery from 2011 to 2015.  Ms. Gustafson came to CH2M from McDATA Corporation (technology company) where she was Director Human Resources from 2002 to 2007.

Jacqueline C. Hinman. Age 55.  Ms. Hinman is the Chairman of the Board of Directors of CH2M since September 2014 and has been the President and Chief Executive Officer of CH2M since January 2014.  She previously served as the Senior Vice President and President of the International Division of CH2M from 2012 to 2014, the President of the Facilities and Infrastructure Division from 2011 until 2012, and the Vice President, Major Programs and Executive Director for Mergers and Acquisitions between 2009 and 2010.

Gary L. McArthur. Age 56.  Mr. McArthur is the Executive Vice President and Chief Financial Officer of CH2M since August 2014.  Prior to joining CH2M, he served as the Chief Financial Officer of Harris Corporation (international communications and information technology company) since 2006, and in various other financial positions since 1997.

Thomas M. McCoy. Age 66.  Mr. McCoy is the Executive Vice President, General Counsel and Corporate Secretary of CH2M since September 2014. Prior to joining CH2M, he was a partner in the law firm of O’Melveny & Myers since 2011 and from 1977 to 1995.  From 1995 through 2010, Mr. McCoy served first as the Senior Vice President, General Counsel and Secretary of Advanced Micro Devices, Inc. (semiconductor company) and then as the Executive Vice President, Chief Legal and Administrative Officer of Advanced Micro Devices, Inc.

Gregory T. McIntyre. Age 58.  Mr. McIntyre is the President of the State & Local Governments Client Sector of CH2M since November 2016 and was the President of the Global Business Groups from January 1, 2015 to November 2016.  He previously was the Corporate Vice President and Global Market President, Water Business Group in 2014 and 2015, concurrently with the President, Global Business Groups role. He previously served as the Managing Director of CH2M’s International Infrastructure business from 2012 to 2014. Prior to that role, Mr. McIntyre served as the Managing Director of Halcrow (engineering company), acquired by CH2M in 2011, and a member of its board of directors, and oversaw the integration of the Halcrow operations into CH2M. He was the Deputy Program Manager and CH2M Managing Director for CLM Delivery Partner, the delivery partner to the Olympic Delivery

Authority for the London 2012 Olympics and Paralympic Games, between 2010 and 2011.  Mr. McIntyre is a member of the Board of Directors of CH2M.

Carlo Orsenigo. Age 56. Mr. Orsenigo is the Executive Vice President for Global Project Services of CH2M since November 2016 and was the Regional Managing Director for Latin America from January 2016 to November 2016.  Prior to that, he was the Regional Energy Manager in Latin America from December 2012 to January 2016 and the Mexico Country Manager beginning in January 2011.  Mr. Orsenigo joined CH2M in August 2010.

Terry Ruhl. Age 50. Mr. Ruhl is the President of the National Governments Client Sector of CH2M since November 2016 and was the President of the Transportation Business Group from July 2012 to November 2016. Prior to that, he served as the Senior Vice President of the Transportation Business Group and Director of Consulting and International Operations from June 2009 to July 2012, the Global Market Sector Director from June 2008 to June 2009 and the Aviation Market Sector Director from August 2006 to June 2008. Mr. Ruhl’s tenure with CH2M spans twenty-four years. Mr. Ruhl is a member of the Board of Directors of CH2M.

Matthew Sutton. Age 57. Mr. Sutton is the President of the Private Client Sector of CH2M since November 2016 and was the President of the Environment and Nuclear Business Group from March 2016 to November 2016. He previously served as President of Aecom’s (engineering company) environmental business from 2011 to 2016 and as Executive Vice President and Director of Operations of Arcadis (engineering company) from 2008 to 2011.

There are no family relationships among the executive officers or directors of CH2M. The executive officers are elected by the Board of Directors each year and hold office until the organizational meeting of the Board in the next subsequent year and until his or her successor is chosen or until his or her earlier death, resignation or removal.

Available Information

For information regarding our company, including free copies of filings with the Securities and Exchange Commission (“SEC”), please visit our web site at ir.ch2m.com.  The SEC filings, which include our Annual Reports on Form 10‑K, Quarterly Reports on Form 10‑Q, and Current Reports on Form 8‑K are made available as soon as practicable after they are filed with the SEC.  The information on our website is not, and shall not be deemed to be, a part hereof or incorporated into this or any of our other filings with the SEC.

PART II

Item 6.  Selected Financial Data

The selected financial data presented below under the captions “Selected Statement of Operations Data” and “Selected Balance Sheet Data” for, and as of the end of, each of the years in the five‑year period ended December 30, 2016, have been revised to reflect the presentation of our fixed-price Power EPC business as discontinued operations.  The selected financial data as of December 30, 2016 and December 25, 2015, and for each of the years in the three year period ended December 30, 2016, were derived from the consolidated financial statements which have been audited by KPMG LLP, an independent registered public accounting firm.  The report thereon of KPMG LLP is included in Item 15 of this Exhibit 99.1 of our Current Report on Form 8‑K.  The selected financial data as of December 31, 2014, 2013 and 2012 and for the years ended December 31, 2013 and 2012 are unaudited.  The following information should be read in conjunction with Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and related notes thereto contained elsewhere in this Exhibit 99.1 of our Current Report on Form 8-K.

	Years Ended
	December 30,		December 25,	December 31,		December 31,	December 31,
($ in millions, except per share data)	2016		2015	2014		2013	2012
Selected Statement of Operations Data:
Revenue	$5,195.7		$5,149.8	$5,216.5		$5,378.6	$5,577.1
Operating income	50.0		128.0	55.3		216.9	163.2
Net income (loss) from continuing operations	121.5		84.9	(5.8)	(e)	143.7	100.6
Net (loss) income from discontinued operations	(245.7)	(b)	7.3	(312.8)	(f)	(12.5)	(2.3)
Net income (loss) attributable to CH2M	$15.0	(c)	$80.4	$(181.5)		$118.3	$93.0
Net income (loss) from continuing operations attributable to CH2M per common share:
Basic	$0.26		$2.64	$(0.44)		$4.62	$3.10
Diluted	$0.26		$2.63	$(0.44)		$4.58	$3.06
Net income (loss) attributable to CH2M per common share:
Basic	$0.03		$2.62	$(6.42)		$4.00	$2.99
Diluted	$0.03		$2.61	$(6.42)		$3.96	$2.95
Selected Balance Sheet Data:
Total assets	$2,670.5		$2,861.3	$2,941.3		$3,056.4	$3,114.6
Long-term debt, including current maturities (a)	497.9		301.7	513.0		391.1	252.3
Total CH2M common stockholders’ equity	$546.7	(d)	412.2	$212.8	(g)	624.4	$603.7

(a)

Substantially all of our long‑term debt relates to our revolving credit facility.  Borrowings on this facility are primarily used for working capital needs, required pension contributions and funds to repurchase shares on our internal market.

(b)

The net loss from discontinued operations was primarily caused by estimated project losses related to an Australian fixed-price Power EPC contract within our discontinued fixed-price Power EPC business.

(c)

The net income (loss) attributable to CH2M included estimated project losses and costs incurred for restructuring activities in 2016.  These losses were offset by the release of a significant tax valuation allowance for an existing deferred tax asset related to the Halcrow Pension Scheme benefit restructuring as well as project losses attributable to noncontrolling interests resulting in net income attributable to CH2M.

(d)	The increase in stockholders’ equity primarily relates to the change in accumulated other comprehensive income due to the Halcrow Pension Scheme benefit restructuring.
(e)

The primary cause for the net loss from continuing operations relates to estimated project losses within our State & Local Governments sector, impairment charges within our Private sector, and costs incurred for restructuring activities in 2014.

(f)

The net loss from discontinued operations was primarily caused by estimated project losses related to an Australian fixed-price Power EPC contract and a fixed-price Power contract to design and construct a new power generation facility in the northeastern United States as well as impairment charges within our discontinued fixed-price Power EPC business.

(g)

The decrease in stockholders’ equity is related to the consolidated net loss incurred in 2014, shares repurchases and changes in assumptions that increased pension liabilities that are included in accumulated other comprehensive income.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read together with the financial statements, including the related notes and the other financial information, contained in this Exhibit 99.1 of our Current Report on Form 8-K.

Business Summary

Founded in 1946, we are a large employee-controlled professional engineering services firm providing engineering, construction, consulting, design, design-build, procurement, operations and maintenance, EPC, program management and technical services around the world.  We have approximately 20,000 employees worldwide inclusive of craft and hourly employees as well as employees in our consolidated joint ventures.

We provide services to a diverse customer base including the U.S. federal and foreign governments and governmental authorities; provincial, state and local municipal governments and agencies; universities; and private sector industries.  We believe we provide our clients with innovative project delivery using cost-effective approaches and advanced technologies.

Our revenue is dependent upon our ability to attract and retain qualified and productive employees, identify business opportunities, allocate our labor resources to profitable markets, secure new contracts, execute existing contracts, and maintain existing client relationships.  Moreover, as a professional services company, the quality of the work generated by our employees is integral to our revenue generation.

Private Equity Investor

On June 22, 2015, the Company designated 10,000,000 shares as Series A Preferred Stock with an original issue price of $62.22 under the Certificate of Designation. On June 24, 2015, the Company sold and issued an aggregate of 3,214,400 shares of Series A Preferred Stock for an aggregate purchase price of $200.0 million in a private placement to a subsidiary owned by investment funds affiliated with Apollo Global Management, LLC (together with its subsidiaries, “Apollo”).  Total proceeds from the preferred stock offering were $191.7 million, net of issuance costs of $8.3 million.  The sale occurred in connection with the initial closing pursuant to the Subscription Agreement entered into by the Company and Apollo on May 27, 2015 (“Subscription Agreement”).

On April 11, 2016, pursuant to the Subscription Agreement, we sold and issued in a second closing an aggregate of 1,607,200 shares of Series A Preferred Stock to Apollo at a price of $62.22 per share for an aggregate purchase price of approximately $100.0 million in a private placement.  Total proceeds from the preferred stock offering were $99.8 million, net of issuance costs of $0.2 million.

Under our agreement with Apollo, the Company’s maximum consolidated leverage ratio is 3.00x for 2016 and beyond, consistent with our Amended Credit Agreement.  As of December 30, 2016, we were in compliance with this covenant.  Management continually assesses its potential future compliance with the consolidated leverage ratio covenant based on estimates of future earnings and cash flows. If there is an expected possibility on non-compliance, we will discuss possibilities with Apollo to modify the covenant consistent with discussions with the Company’s lenders or utilize other means of capitalizing the Company to anticipate or remedy any non-compliance. The expected cash outflows required to fund the project losses discussed in Note 2 – Changes in Project-Related Estimates of the Notes to Consolidated Financial Statements in Item 15 of this Exhibit 99.1 of our Current Report on Form 8‑K  and the related impact on earnings will put a financial strain on the Company that may require an amendment or other remedies to be pursued by management if certain earnings estimates or cash flow improvement initiatives are not achieved or if required to facilitate restructuring plans.

Additionally, the Certificate of Designation for the Series A Preferred Stock prohibits the repurchase by the Company of shares of our common stock in excess of negotiated pre-approved amounts in 2015 and 2016, and in excess of amounts determined by a negotiated formula in 2017 and beyond.  In 2017, the Certificate of Designation for the Series A Preferred Stock prohibits the repurchase by the Company of shares of our common stock in excess of negotiated pre-approved amounts determined by a formula based upon our “Free Cash Flow” or our cash flow from operations, minus capital expenditures, for fiscal year 2016.  Our Free Cash Flow was negative for the year ended December 30, 2016, and as a result, other than certain specified exemptions, the Company is prohibited from repurchasing shares of common stock in the internal market, except as legally required, in the year ending December 29, 2017 unless it is able to obtain the consent of the holders of at least a majority of the Series A Preferred Stock.  On January 17, 2017, the Company received from the Series A Preferred Stock holder, an acknowledgment and consent permitting the Company to spend up to $25.0 million, in the aggregate, to repurchase shares of common stock in the first trade of 2017.  No assurance can be given that in the future the Company will be able to obtain an acknowledgment and consent from the Series A Preferred Stockholder permitting the Company to repurchase common stock in the internal market.

For a summary of the terms and conditions of the Series A Preferred Stock, see Note 3 – Preferred Stock Issuance of the Notes to Consolidated Financial Statements in Item 15 of this Exhibit 99.1 of our Current Report on Form 8‑K.

Defined Benefit Plans

During the year ended December 30, 2016, the Company adopted an amendment for one of our United States defined benefit plans, the CH2M HILL OMI Retirement Plan, to freeze future pay and benefit service accruals beginning in 2017 for non-union participants, resulting a gain on curtailment of $4.6 million.  There was also an additional gain of $1.2 million due to settlements within several small defined benefit pension plans in the Middle East during the year ended December 30, 2016.

On October 4, 2016, Halcrow Group Limited (“HGL”), a subsidiary of CH2M, effected a transaction to restructure the benefits provided to members of the Halcrow Pension Scheme (“HPS”), a defined benefit plan sponsored by HGL, by providing each member with the option to transfer his or her benefits in the HPS to a new pension scheme, which is also sponsored by HGL (“HPS2”).  Alternatively, members had the option to remain in the HPS which will enter the Pension Protection Fund (“PPF”) under a regulated apportionment arrangement.  The new scheme, HPS2, provides benefits that are better than the compensation that would otherwise be paid by the PPF if a member chose to join the PPF rather than HPS2.  The PPF was created by the United Kingdom Pensions Act 2004 to provide compensation to members of eligible defined benefit pension schemes when an employer of the scheme can no longer support the pension scheme.  A member that transferred to HPS2 will receive substantially similar benefits to those in the HPS, except that annual increases and revaluation of benefits are reduced to statutory levels.  A pension scheme member of the HPS that elected to transfer to the new scheme also received a one-time uplift to benefits of either 1.0% or 2.5%.  The Pension Regulator, which is the United Kingdom’s executive body that regulates work-based pension schemes, and the PPF provided necessary regulatory approvals for the transaction to restructure the HPS benefits.

As a result of the transaction described above, HGL ceased to have any further obligations to the HPS on October 4, 2016. All members who consented to transfer to HPS2 were transferred on October 5, 2016. Members who agreed to transfer to the new scheme account for 96.6% of the HPS’ liabilities and a broadly equivalent proportion of the HPS’ assets have transferred to the new scheme, as well as 20% of HGL’s equity issued as part of the transaction.  Those members who remained in the HPS began the process of transferring to the PPF during the fourth quarter of 2016 along with the assets that remain in the HPS, as well as 5% of HGL’s equity issued as part of the transaction.

Additionally, in connection with the transaction, CH2M issued a £50.0 million, approximately $65.0 million, parent company guarantee to support HPS2 and funded £80.0 million, approximately $104.0 million, to be allocated between HPS2 and the PPF based on the proportion of the HPS’ members that transferred to HPS2.  As discussed in more detail in the Income Taxes section below, we also removed a HGL valuation allowance, generating a benefit of approximately $65.0 million in the year ended December 30, 2016.  As a result of the transaction on October 4, 2016, our overall pension liability was reduced by approximately $228.9 million.

For additional details regarding our defined benefit pension plans, see Note 16 – Employee Retirement Plans of the Notes to Consolidated Financial Statements in Item 15 of this Exhibit 99.1 of our Current Report on Form 8-K.

Restructuring Plans

2016 Restructuring Plan.  During the third quarter of 2016, the Company began a process to review the structure and resources within its business segments and formulate a restructuring plan to more fully align global operations with the Company’s client-centric strategy, including a simplified organization structure and streamlined delivery model to achieve higher levels of profitable growth (“2016 Restructuring Plan”).  The restructuring activities include such items as workforce reductions and facilities consolidations.  During the year ended December 30, 2016, we incurred $42.2 million of costs for these restructuring activities related to the 2016 Restructuring Plan, which have been included in selling, general and administration expense on the consolidated statements of operations.  Overall, we expect to incur up to approximately $50.0 million to $70.0 million in total restructuring charges under the 2016 Restructuring Plan, primarily related to employee severance and termination benefits and facilities consolidation costs.  We expect the 2016 Restructuring Plan to be completed in the first half of 2017 and to result in aggregate annual cost savings of approximately $100.0 million.

2014 Restructuring Plan.  During the third quarter of 2014, the Company commenced certain restructuring activities in order to achieve important business objectives, including reducing overhead costs, improving efficiency, and reducing risk (“2014 Restructuring Plan”).  These restructuring activities, which continued into 2015, included such items as a voluntary retirement program, workforce reductions, facilities consolidations and closures, and evaluation of certain lines of business.  For the years ended December 25, 2015 and December 31, 2014, we incurred $60.6 million and $70.4 million, respectively, of costs for these restructuring activities which have been included in selling, general and administration expense on the consolidated statements of operations.  The restructuring activities under the 2014 Restructuring Plan were substantially complete as of December 25, 2015.

The Company’s overall overhead cost structure has benefited from the restructuring activities as described in the Results of Operations section below through the reduction of costs within the corporate overhead functions as well as overhead costs within the business segments themselves.  A portion of these costs savings has been offset by the charges incurred in the years ended December 30, 2016 and December 25, 2015.

Acquisitions

We continuously monitor acquisition and investment opportunities that will expand our portfolio of services, provide local resources internationally to serve our customers, and add value to the projects undertaken for clients.  On September 6, 2016, we acquired a controlling interest in one of our joint ventures for consideration of $6.3 million, $2.1 million net of cash acquired, resulting in a gain of $15.0 million on the fair value remeasurement of the original equity method investment recorded in equity in earnings of joint ventures and affiliated companies and $31.3 million of goodwill.

On April 4, 2014, we acquired certain agreed upon assets and liabilities of TERA Environmental Consultants (“TERA”) for consideration of $119.6 million.  TERA was an employee-owned environmental consulting firm headquartered in Canada specializing in providing environmental assessment, planning, siting, permitting, licensing, and related services for the pipeline, electrical transmission, and oil and gas industries.

Summary of Operations

In the first quarter of 2017, we implemented a new organizational structure to more fully align global operations with our client-centric strategy, resulting in three sectors: National Governments, Private, and State & Local Governments.  Each of these sectors has been identified in 2017 as a reportable operating segment.  Additionally, the termination on January 24, 2017 of the Australian fixed-price Power EPC contract in the first quarter of 2017 resulted in the substantial completion and discontinuation of our former Power EPC business, which was previously a stand-alone reportable operating segment.  As a result, in 2017 the financial position and results of operations from this former segment are reflected within our consolidated financial statements as amounts attributable to discontinued operations and are excluded from the amounts attributable to continuing operations.  Refer to Note 18 – Discontinued Operations of the Notes to Consolidated Financial Statements in Item 15 of this Exhibit 99.1 of our Current Report on Form 8-K for additional details regarding the results of operation and financial position of our discontinued operations.

Costs for corporate general and administrative expenses, restructuring costs and amortization expense related to intangible assets have been allocated to each segment based on the estimated benefits provided by corporate functions.  This allocation was primarily based upon metrics that reflect the proportionate volume of project-related activity and employee labor costs within each segment.  Prior year amounts have been revised to conform to the current presentation.

Results of Operations for the Year Ended December 30, 2016 Compared to December 25, 2015

On a consolidated basis, our gross revenue increased by $45.9 million, or 1%, for the year ended December 30, 2016 as compared to the year ended December 25, 2015.  Our consolidated operating income decreased $78.0 million, or 61%, for the year ended December 30, 2016 as compared to the year ended December 25, 2015.  The following table summarizes our results of operations by segment for the year ended December 30, 2016 as compared to the year ended December 25, 2015:

	Years Ended
	December 30, 2016		December 25, 2015		Change
($ in thousands)	Gross Revenue	Operating Income (Loss)	Gross Revenue	Operating Income (Loss)	Gross Revenue	Operating Income (Loss)
National Governments	$1,960,439	$5,641	$1,378,478	$11,945	$581,961	$(6,304)
Private	1,309,876	51,062	1,661,163	100,863	(351,287)	(49,801)
State & Local Governments	1,925,352	(6,741)	2,110,140	15,144	(184,788)	(21,885)
Total	$5,195,667	$49,962	$5,149,781	$127,952	$45,886	$(77,990)

National Governments

Our National Governments sector had a $582.0 million, or 42%, increase in revenue for the year ended December 30, 2016 as compared to the year ended December 25, 2015.  Revenue increased by approximately $475.3 million due to a large nuclear project in a consolidated Canadian joint venture which began operations in late 2015.  Of this increase, approximately $51.7 million was a result of the nuclear project eliminating a previously existing one-month reporting lag during the third quarter of 2016, which had been required to achieve a timely consolidation.  Additionally, there was an increase in revenue of approximately $29.0 million related to a large nuclear remediation project in the U.S. which ramped up in the fourth quarter of 2016.  The remaining increase in revenue was driven by higher volumes of environmental activity within the U.S federal business sector and overall higher volumes of nuclear projects.  These increases in revenue were partially offset by approximately $16.9 million related to reduced activity on a large program management project in the Middle East within the urban environments and sports industry.

National Governments operating income decreased by $6.3 million, or 53%, for the year ended December 30, 2016 as compared to the year ended December 25, 2015.  The decrease in operating income was primarily driven by the $10.8 million decrease in equity in earnings of joint ventures and affiliated companies as a result of the winding down of a domestic nuclear remediation program management project executed through an unconsolidated joint venture as well as the reduced activity on the large program management project in the Middle East within the urban environments and sports industry as discussed above.  The decrease was partially offset by improvements in overhead costs as a result of efficiencies gained from the various restructuring plans, decreased business development costs, and increased earnings related to the consolidated Canadian joint venture.

Private

Private sector revenue decreased $351.3 million, or 21%, for the year ended December 30, 2016 as compared to the year ended December 25, 2015.  The decline in revenue was predominantly caused by continued commodity pricing pressures within the oil and gas industry, resulting in reduced volume and client concessions on direct hire construction, operations and maintenance, program management and professional services projects primarily within the U.S., United Arab Emirates and Mexico.  Additionally, revenue decreased $82.9 million due to the substantial completion of a large construction project in Alaska in the second quarter of 2016, which was not replaced with a similar project due to the continued pricing pressures within the oil and gas industry.  Within our industrial and advanced technology business, gross revenue decreased by approximately $26.2 million due to scope reductions and lower activity in 2016 on several large, domestic operations and maintenance projects, which was partially offset by increased volume of consulting services.

Private operating income decreased $49.8 million, or 49%, for the year ended December 30, 2016 as compared to the year ended December 25, 2015.  The decrease in operating income was primarily related to the reduction in project volumes and client concessions due to the pressures in the oil and gas industry as well as the scope reductions and lower activity on several large, domestic operations and maintenance projects within the industrial and advanced technology business as discussed above.    The decreased results from operations were partially offset by reduced selling, general and administrative costs for the year ended December 30, 2016 as compared to the year ended December 25, 2015 due to efficiencies gained from the various restructuring plans and continuing efforts to reduce overhead as well as reduced business development costs consistent with reduced opportunities in the depressed oil and gas industry as well as additional earnings from the increased volume of consulting services within the industrial and advanced technology business.

State & Local Governments

Our State & Local Governments sector’s revenue decreased $184.8 million, or 9%, in the year ended December 30, 2016 as compared to the year ended December 25, 2015.  The decrease was primarily caused by lower revenue on a fixed-price transportation contract to design and construct roadway improvements on an expressway in the southwestern United States and decreased activity on two design-build-operate contracts for water treatment facilities in the western United States as the projects approach completion.  Additionally, revenue declined as a result of reserving approximately $6.3 million against outstanding accounts receivable on a firm-fixed price roadway project in Latin America during the year ended December 30, 2016 as well as the negative effects of a weaker British Pound related to our transportation consulting business in the United Kingdom.

State & Local Governments income from operations decreased $21.9 million for the year ended December 30, 2016 as compared to the year ended December 25, 2015.  The decrease was predominantly caused by cost growth resulting in changes in estimated costs to complete a fixed-price transportation contract to design and construct roadway improvements on an expressway in the southwestern United States of $121.3 million in the year ended December 30, 2016 as compared to the $93.6 million cost growth in the year ended December 25, 2015.  Refer to Note 2 – Changes in Project-Related Estimates of the Notes to Consolidated Financial Statements in Item 15 of this Exhibit 99.1 of our Current Report on Form 8‑K for additional detail.  While management believes that it has recorded an appropriate provision to complete this project, we may incur additional costs and losses if our cost estimation processes identify new costs not previously included in our total estimated loss.  These possible cost increases include extensions of the schedule to complete the job, lower than expected productivity levels, and performance issues with our subcontractors.  These potential changes in estimates could be materially adverse to the Company’s results of operations, cash flow or liquidity.  Income from operations also decreased as a result of reduced activity on two design-build-operate contracts for water treatment facilities in the western United States, the negative effects of the weaker British Pound related to our transportation consulting business in the United Kingdom, and the $6.3 million reserve against outstanding accounts receivable on the firm-fixed price roadway project in Latin America in 2016 as discussed above.  These declines in income from operations were partially offset as a result of an acquisition of the controlling interest in one of our joint ventures which primarily operates in the water and urban environment and sports businesses, resulting in a fair value remeasurement gain of $15.0 million of the original equity method investment, of which $12.3 million was included within State & Local Governments’ equity in earnings of joint ventures and affiliated companies.

Results of Operations for the Year Ended December 25, 2015 Compared to December 31, 2014

On a consolidated basis, our gross revenue decreased by $66.7 million, or 1%, for the year ended December 25, 2015 as compared to the year ended December 31, 2014.  Our consolidated operating income increased $72.6 million for the year ended December 25, 2015 as compared to the year ended December 31, 2014.  The following table summarizes our results of operation by segment for the year ended December 25, 2015 as compared to the year ended December 31, 2014:

	Years Ended
	December 25, 2015		December 31, 2014		Change
($ in thousands)	Gross Revenue	Operating Income (Loss)	Gross Revenue	Operating Income (Loss)	Gross Revenue	Operating Income (Loss)
National Governments	$1,378,478	$11,945	$1,369,805	$13,745	$8,673	$(1,800)
Private	1,661,163	100,863	1,747,027	15,820	(85,864)	85,043
State & Local Governments	2,110,140	15,144	2,099,692	25,781	10,448	(10,637)
Total	$5,149,781	$127,952	$5,216,524	$55,346	$(66,743)	$72,606

National Governments

National Governments had an $8.7 million, or 1%, increase in gross revenue for the year ended December 25, 2015 as compared to the year ended December 31, 2014.  Revenue increased by approximately $108.0 million due to the ramping up of a large nuclear project in a consolidated Canadian joint venture which began operations in late 2015.  This increase in revenue was partially offset by a $57.1 million decrease in volumes on a domestic design-build facility renovation project as the project approached substantial completion in 2015.  Additionally, National Governments revenue was negatively impacted by reduced project volume in our urban environments and sports business primarily due to reduced deliverables required during 2015 as compared to 2014 on a large program management project in the Middle East as well as project delays on a federal contract in the western United States in 2015.

National Governments operating income decreased $1.8 million, or 13%, for the year ended December 25, 2015 as compared to the year ended December 31, 2014.  Operating income decreased primarily as a result of the decrease in project volumes on the domestic design-build facility renovation project, the large program management project in the Middle East within the urban environments and sports business, and the project delays on a federal contract in the western United States as discussed above.  These decreases in operating income were partially offset by reduced costs from restructuring efficiencies in 2015, as well as lower business development spending.

Private

Our Private sector gross revenue decreased $85.9 million, or 5%, for the year ended December 25, 2015 as compared to the year ended December 31, 2014.  Primarily as a result of sustained pricing pressures within the oil and gas industry, gross revenue declined due to reduced volume and client concessions on consulting, professional services, and operations and maintenance contracts largely within the U.S., Canada, and the Middle East.  Additionally, gross revenue decreased due to the substantial completion of several U.S. and Asia-Pacific consulting projects within the industrial and advanced technology business which were not replaced with similar large scale projects in 2015.  These reductions in gross revenue were partially offset by significant increased construction activity on a gas construction contract in Alaska.

For the year ended December 25, 2015 as compared to the year ended December 31, 2014, our Private sector’s operating income increased $85.0 million.  Operations improved primarily due to cost efficiencies from restructuring activities, reduced business development costs consistent with reduced opportunities in the depressed oil and gas industry, and higher margin operations and maintenance projects within the electronics industry.  Additionally, during the year ended December 31, 2014, our industrial and advanced technology business had an operating charge of approximately $17.8 million related to increased estimated costs to complete a communications installation project in our Europe region as well as a $27.8 million goodwill and intangibles impairment charge.

These increases in operating income were partially offset by the reduced volume in our oil and gas business and our industrial and advanced technology business as discussed above as well as a $5.3 million unfavorable claim settlement during the year ended December 25, 2015.

TERA, which was acquired in the second quarter of 2014 and primarily provides environmental services to private sector businesses, contributed approximately $69.2 million of revenue and $9.2 million of operating income for the year ended December 25, 2015 and approximately $84.6 million of revenue and $10.6 million of operating income for the year ended December 31, 2014.  The decrease in TERA revenues and earnings were a result of lower capital spending on environmental projects for oil and gas clients in Canada.

State & Local Governments

Our State & Local Governments sector’s gross revenue increased $10.4 million for the year ended December 25, 2015 as compared to the year ended December 31, 2014 primarily due to increased construction activity in 2015 on a fixed-price transportation contract to design and construct roadway improvements on an expressway in the southwestern United States, increased activity on a design-build-operate contract for a water treatment facility in the western United States, and strong organic growth on various consulting projects in Europe.  These increases were partially offset by the substantial completion of two large domestic water contracts in 2015 and reduced revenue generated by our operations in Canada and Europe due to foreign currency fluctuations caused by the strengthening of the U.S. dollar.

State & Local Governments operating income decreased $10.6 million for the year ended December 25, 2015 as compared to the year ended December 31, 2014.  The decrease in operating income was primarily caused by an estimated additional cost growth resulting in changes in estimated costs of $93.6 million to complete a fixed-price transportation contract to design and construct roadway improvements on an expressway in the southwestern United States in the year ended December 25, 2015 as compared to the $38.7 million cost growth in the year ended December 31, 2014.  Refer to Note 2 – Changes in Project-Related Estimates of the Notes to Consolidated Financial Statements in Item 15 of this Exhibit 99.1 of our Current Report on Form 8‑K for additional detail.  The decrease in operating income was partially offset by cost improvements from restructuring initiatives and approximately $23.0 million of additional operating income from strong organic growth in the European consulting business.

Income Taxes

The income tax (benefit) provisions related to continuing operations for the years ended December 30, 2016, December 25, 2015 and December 31, 2014 are as follows:

	Income Tax	Effective
($ in millions)	Provision (Benefit)	Tax Rate
2016	$(87.1)	(280.8)%
2015	$28.8	26.2%
2014	$47.0	136.0%

After adjusting for the impact of loss attributable to noncontrolling interests, the effective tax rate related to continuing operations on the profit attributable to CH2M for the year ended December 30, 2016 was a benefit of 280.8% compared to an expense of 26.2% for the same period in the prior year.  The effective tax rate in 2016 resulted primarily due to the favorable impacts associated with the release of the valuation allowances resulting from the Halcrow Group Limited restructure of the Halcrow Pension Scheme, as discussed below, the release of the valuation allowances resulting from foreign net operating losses due to the implementation of a new transfer pricing strategy and the remeasurement related to an acquisition of a controlling interest.  Our effective tax rate continues to be negatively impacted by the effects of state income taxes, non-deductible foreign net operating losses, the disallowed portion of executive compensation and the disallowed portions of meals and entertainment expenses.

CH2M is required to record all deferred tax assets or liabilities for temporary differences, net operating loss carryforwards, and tax credit carryforwards.  A deferred tax asset valuation allowance is established when it is more likely than not that all or some portion of the deferred tax assets will not be realized in future periods.  As of December 30, 2016 and December 25, 2015, we reported a valuation allowance of $48.0 million and $210.4 million, respectively, related primarily to the reserve of certain foreign net loss carryforwards and the foreign tax credit carryforward.  The drop in valuation allowance is primarily related to the restructure of the Halcrow Pension Scheme, as discussed below, and the implementation of the new transfer pricing strategy.

Halcrow Group Limited (“HGL”) has substantial deferred tax assets, primarily related to the Halcrow Pension Scheme (“HPS).  These deferred tax assets represented future deductions available to HGL.  When HGL was acquired in 2011, it was determined a full valuation allowance was required on these assets as there was uncertainty regarding the ability to realize these assets in the future.  On October 4, 2016 Halcrow Group Limited (“HGL”) completed a transaction to restructure the Halcrow Pension Scheme.  As a result of the transaction, we reduced our overall pension liability and related future funding obligations.  For additional information regarding the Halcrow Pension Scheme and changes to the defined benefit plan effective October 4, 2016, refer to Note 16 – Employee Retirement Plans of the Notes to Consolidated Financial Statements in Item 15 of this Exhibit 99.1 of our Current Report on Form 8‑K for additional details.  Consequently, we feel that the deferred tax assets of HGL will now more likely than not be realized and therefore the valuation allowance has been removed.  This generated a benefit of approximately $65.0 million for the year ended December 30, 2016.

Discontinued Operations

In connection with our 2014 Restructuring Plan, we elected to exit the fixed-price Power EPC business, which was a stand-alone operating segment.  We intended to complete our remaining contracted fixed-price Power EPC contracts, the largest of which was a project in Australia through a consolidated joint venture partnership with an Australian construction contractor and a major U.S.-based gas power technology manufacturer (the “Consortium”) to engineer, procure, construct and start-up a combined cycle power plant that will supply power to a large liquefied natural gas facility in Australia.  However, on January 24, 2017, the Consortium terminated its contract with its client, JKC Australia LNG Pty (the “Contractor”) on the grounds that the Contractor had by its actions repudiated the contract.  As a result of the termination of the contract, we substantially completed all of our operations in the fixed-price Power EPC business, and, therefore, have presented the results of operations, financial position, cash flows and disclosures related to the fixed-price Power EPC business as discontinued operations in our consolidated financial statements.  Refer to Note 18 – Discontinued Operations of the Notes to Consolidated Financial Statements in Item 15 of this Exhibit 99.1 of our Current Report on Form 8‑K for additional detail regarding the results of operation and the financial position for the fixed-price Power EPC business.

The majority of the financial information presented in our discontinued operations in the consolidated financial statements for the three years ended December 30, 2016, December 25, 2015, and December 31, 2014 relate to the Australian fixed-price Power EPC contract the Consortium terminated with the Contractor on January 24, 2017.  The Contractor has claimed that the Consortium’s termination was not valid.  The Consortium, which includes the consolidated Australian joint venture partnership, expects to file arbitration claims against the Contractor during the first half of 2017, and anticipates that the Contractor will file counter claims.  We expect a lengthy, multi-year arbitration process and at this time we are unable to predict the timing of resolution or the outcome of disputes.  While we continue to assess the possible impacts to our financial statements, the ultimate outcome of the dispute will depend upon contested issues of fact and law.

Due to a variety of issues, the joint venture partnership had experienced increases in its estimated costs to complete the project which resulted in losses of $280.0 million in 2014, of which our portion of the loss was $140.0 million, and $301.5 million in 2016, of which our portion of the loss was $154.1 million.  These contract losses were accrued and recognized in the periods when known and estimable. As a result of the contract termination, we evaluated the potential future costs as of December 30, 2016 in accordance with the accounting standards applicable to contingent liabilities.  The joint venture has incurred costs totaling approximately $20.0 million in 2017 to demobilize from the site and expects to continue to incur significant legal and other costs until the dispute is resolved.  The Consortium is also in the process of determining the required costs to close out and terminate its current subcontractor obligations.  These costs, which we expect will be incurred in 2017, have been accrued within our provision for loss accrual in our consolidated financial statements as of December 30, 2016 based upon our best estimate from the information currently available.  It is possible that certain subcontractors could file claims against the Consortium as a result of our termination of their subcontract which could be material to our consolidated financial statements.  Additionally, the joint venture’s performance on the project is secured by certain bonds totaling approximately $50.0 million which could potentially be called by our client at some time in the future.  If we are ultimately unsuccessful in our claim that the contract was repudiated by our client, the Consortium could be liable for the completion of the project by a separate contractor and other related damages.  These additional costs could be materially adverse to our results of operations, cash flow and financial condition in the future.

Liquidity and Capital Resources

Our primary sources of liquidity are cash flows from operations and borrowings under our secured revolving line of credit. Our primary uses of cash are working capital, acquisitions, capital expenditures and purchases of stock in our internal market.  Changes in our working capital requirements can vary significantly from period to period based primarily on the mix of our projects underway and the percentage of work completed during the period.  We maintain a domestic cash management system which provides for cash sufficient to satisfy financial obligations as they are submitted for payment and any excess cash in domestic bank accounts is applied against any outstanding debt held under our credit facility described below.  We maintain entities to do business in countries around the world and as a result hold cash in international bank accounts to fund the working capital requirements of those operations.  At December 30, 2016 and December 25, 2015, cash totaling $108.7 million and $152.0 million, respectively, was held in foreign bank accounts, which included $9.7 million and $48.0 million as of December 30, 2016 and December 25, 2015, respectively, related to an Australian fixed-price Power EPC joint venture, which is presented within current assets of discontinued operations in our consolidated financial statements.

In addition, as is common within our industry, we partner with other engineering and construction firms on specific projects to leverage the skills of the respective partners and decrease our risk of loss.  Often projects of this nature require significant cash contributions and the joint ventures created may retain cash earned while the project is being completed.  Cash and cash equivalents on our consolidated balance sheets include cash held within these consolidated joint venture entities which is used for operating activities of those joint ventures.  As of December 30, 2016 and December 25, 2015, cash and cash equivalents held in our consolidated joint ventures and reflected on the consolidated balance sheets totaled $46.6 million and $95.4 million, respectively, which included $9.7 million and $48.0 million as of December 30, 2016 and December 25, 2015, respectively, related to an Australian fixed-price Power EPC joint venture, which is presented within current assets of discontinued operations in our consolidated financial statements.

During the year ended December 30, 2016, cash used in operations was $245.5 million, which was a decrease of $348.7 million as compared to cash provided by operations of $103.2 million in the year ended December 25, 2015.  The decrease in cash flows from operations primarily resulted from a decrease in earnings of $216.4 million, as discussed above, as well as negative changes in working capital of $117.5 million and a $46.4 million increase in cash used in operating activities from discontinued operations.  Additionally, we made contributions of $154.0 million to our defined benefit plans in the year ended December 30, 2016, which was an increase of $116.9 million as compared to the year ended December 25, 2015 primarily due to the $104.0 million payment made in connection with the restructuring of the HPS defined benefit plan, as discussed above.

For the year ended December 30, 2016, changes in working capital improved primarily due to an increase in collections on our receivables and unbilled revenue totaling $183.8 million.  This was offset by higher volumes of payments on accounts payable and accrued subcontractor costs of $80.1 million, primarily caused by the payment of subcontractor costs on our fixed-price contract to design and construct roadway improvements on an expressway in the southwestern United States.  Additionally, cash used to fund accrued payroll and employee related liabilities increased by $49.7 million due to the timing of our payroll cycles, reducing our cash generated by operations.  We also made payments of $38.2 million for restructuring costs related to the 2016 Restructuring Plan and 2014 Restructuring Plan.  Cash used in operating activities from discontinued operations increased by $46.4 million primarily due to an increase of payments to sub-contractors on our Australian fixed-price Power EPC project.

Cash used in investing activities was $112.3 million for the year ended December 30, 2016 as compared to cash provided by investing activities of $8.6 million for the year ended December 25, 2015.  A significant factor contributing to cash used in investing activities was the $72.1 million increase in capital expenditures in the year ended December 30, 2016 as compared to the year ended December 25, 2015.  This was due primarily to the construction of employee housing units for oilfield workers in Alaska to support our oil and gas operations.  Additionally, due to the sale of previously owned land during 2015, proceeds from the sale of operating assets decreased by $37.9 million for the year ended December 30, 2016 as compared to the year ended December 25, 2015.  Cash used in investing activities also increased $18.0 million due to $15.9 million of deferred acquisitions payments made during the year ended December 30, 2016 related to acquisitions completed in prior years as well as a $2.1 million acquisition payment, net of cash acquired, of controlling interest in one of our joint ventures.  There were no acquisition related payments made during the year ended December 25, 2015.  Furthermore, we periodically make working capital advances to certain of our unconsolidated joint ventures; these advances are repaid to us from the joint ventures in the normal course of the joint venture activities.  During the year ended December 30, 2016, we received working capital repayments from our unconsolidated joint ventures of $17.5 million as compared to $31.4 million for the year ended December 25, 2015.  These repayments are offset by additional investments made in our unconsolidated joint ventures, which were $15.8 million and $30.4 million for the year ended December 30, 2016 and December 25, 2015, respectively.

Cash provided by financing activities was $276.2 million in the year ended December 30, 2016 as compared to cash used in financing activities of $42.4 million for the year ended December 25, 2015.  The change in financing cash flows was primarily caused by the net borrowings on long-term debt of $193.7 million for the year ended December 30, 2016 as compared to the net payments of $211.5 million for the year ended December 25, 2015, which were largely driven from the negative operating and investing cash flows discussed above.  The Company also received $99.8 million in net proceeds from the second preferred stock issuance in the second quarter of 2016 as compared to $191.2 million in proceeds received in the second quarter of 2015.  Cash provided by financing activities was offset by an $8.5 million increase in cash used for repurchases of common stock during the year ended December 30, 2016 as compared to the year ended December 25, 2015.  Additionally, net cash provided by financing activities from discontinued operations increased $15.8 million in the year ended December 30, 2016 as compared to the year ended December 25, 2015 due to increased contributions by the noncontrolling interest partner in the Australian fixed-price Power EPC joint venture which is presented as discontinued operations in our consolidated financial statements.

On September 30, 2016, we entered into a Third Amendment to our Amended and Restated Credit Agreement (“Amended Credit Agreement”), to provide us with additional financial and operational flexibility, particularly by modifying the definition of consolidated adjusted EBITDA to allow for the exclusion of expected cash restructuring charges and cash payments on the project losses attributable to ongoing fixed-price contacts for purposes of determining the consolidated leverage ratio, which remained at 3.00x for 2016 and beyond. In addition, the Amended Credit Agreement lowered our maximum available revolving credit facility to $925.0 million from $1.1 billion.  The credit facility matures on March 28, 2019 and includes a subfacility for the issuance of standby letters of credit in a face amount up to $500.0 million, a subfacility up to $300.0 million for multicurrency borrowings, and a subfacility of up to $50.0 million for swingline loans.  Under the terms of the Amended Credit Agreement, we may be able to invite existing and new lenders to increase the amount available to be borrowed by up to $200.0 million. Other technical and operating changes to the Amended Credit Agreement specifically achieved the following:

•	Increased the margins used to determine the interest rates of revolving loans under the Amended Credit Agreement and the commitment fees payable by CH2M;
•

Limited the amount CH2M may spend to repurchase its common stock in connection with its employee stock ownership program up to $75.0 million during the three quarter period ending March 31, 2017 and, thereafter, up to $100.0 million during a rolling four quarter period less the amount of any legally required repurchases of common stock held in benefit plans;

•

Limited CH2M’s ability to pay cash dividends on preferred stock until no more than 10% of our consolidated adjusted EBITDA consists of the cash and non-cash charges related to restructuring charges and project costs and losses in any rolling four quarter period and subject to minimum pro forma leverage ratio;

•	Disallows the use of proceeds from asset sales to repurchase common or preferred stock; and,
•	Granted security interests to the lenders in substantially all of the assets of CH2M and CH2M’s subsidiaries, subject to certain carve-outs.

At December 30, 2016, we had $487.0 million in outstanding borrowings on the credit facility, compared to $292.8 million at December 25, 2015.  The average rate of interest charged on that balance was 3.73% as of December 30, 2016.  At December 30, 2016, company-wide issued and outstanding letters of credit, and bank guarantee facilities of $134.2 million were outstanding, compared to $145.5 million at December 25, 2015.  Our borrowing capacity under the credit facility is limited by a maximum consolidated leverage ratio, which is based on a multiple of an adjusted earnings before interest, taxes, depreciation and amortization calculation, and other outstanding obligations of the Company.  As of December 30, 2016, the remaining unused borrowing capacity under the credit facility was approximately $107.4 million.

On November 23, 2016, December 28, 2016 and January 10, 2017, we received from the lenders under the Amended Credit Agreement consents permitting our delayed compliance with respect to the certifications to the lenders relating to our unaudited consolidated financial statements as of and for the quarters ended June 26, 2015, September 25, 2015 and December 25, 2015 and confirming that a determination that a material weakness exists in our internal controls over financial accounting would not constitute a default under the terms of the Amended Credit Agreement.  The consents ensured that no event of default existed under the Amended Credit Agreement as a result of the restatement, and we could request the issuance of new loan advances and letters of credit under the Amended Credit Agreement in accordance with its terms.

As of December 30, 2016, we were in compliance with the covenants required by the Amended Credit Agreement.  Management continually assesses it potential future compliance with the Amended Credit Agreement covenants based upon estimates of future earnings and cash flows.  If there is an expected possibility of non-compliance, we will discuss possibilities with the Company’s lenders or utilize other means of capitalizing the Company to remedy any non-compliance.  The expected cash outflows required to fund the project losses discussed in Note 2 – Changes in Project-Related Estimates and Note 18 – Discontinued Operations of the Notes to Consolidated Financial Statements in Item 15 of this Exhibit 99.1 of our Current Report on Form 8‑K and the related impact on earnings will put a financial strain on the Company that may require an amendment or other remedies to be pursued by management if certain earnings estimates or cash flow improvement initiatives are not achieved.  We may from time to time refinance amounts outstanding under our Amended Credit Agreement with other loans, debt securities or other debt.  The timing of any such refinancing will depend on many factors, including market conditions and contractual restrictions.  In the context of our current debt structure and projected cash needs, there can be no assurance that the capacity under our Amended Credit Agreement will be adequate to fund future operations, to restructure operations, or to allow the Company to repurchase stock in our internal market in any significant amount or at all.

Additionally, the Certificate of Designation for the Series A Preferred Stock prohibits the repurchase by the Company of shares of our common stock in excess of negotiated pre-approved amounts in 2015 and 2016, and in excess of amounts determined by a negotiated formula in 2017 and beyond.  In 2017, the Certificate of Designation for the Series A Preferred Stock prohibits the repurchase by the Company of shares of our common stock in excess of negotiated pre-approved amounts determined by a formula based upon our “Free Cash Flow” or our cash flow from operations, minus capital expenditures, for fiscal year 2016.  Our Free Cash Flow was negative for the year ended December 30, 2016, and as a result, other than specified exemptions, the Company is prohibited from repurchasing shares of common stock in the internal market, except as legally required, unless it is able to obtain the consent of the holders of at least a majority of the Series A Preferred Stock.  On January 17, 2017, the Company received from the Series A Preferred Stock holder, an acknowledgment and consent permitting the Company to spend up to $25.0 million, in the aggregate, to repurchase shares of common stock in the first trade of 2017.  No assurance can be given that in the future the Company will be able to obtain an acknowledgment and consent from the Series A Preferred Stockholder permitting the Company to repurchase common stock in the internal market.

Based on fourth quarter results of operations and our current business outlook, we believe that our sources of liquidity, including bank facility credit capacity and issuances of debt, equity or other securities, will satisfy our working capital needs, capital expenditures, investment requirements, contractual obligations, commitments, principal and interest payments on our debt and other liquidity requirements for the next 12 months.  However, we cannot be certain that we will generate improved cash flows or that we will be able to obtain additional financing or investment on satisfactory terms.  In addition, our liquidity is constrained due to 2016 results of operations and in the event our liquidity is insufficient, we may be required to curtail spending and implement additional cost saving measures and restructuring actions or enter into new financing arrangements.

Off‑Balance Sheet Arrangements

We have interests in multiple joint ventures, some of which are unconsolidated variable interest entities, to facilitate the completion of contracts that are jointly performed with our joint venture partners.  These joint ventures are formed to leverage the skills of the respective partners and include consulting, construction, design, project management and operations and maintenance contracts.  Our risk of loss on joint ventures is similar to what the risk of loss would be if the project was self‑performed, other than the fact that the risk is shared with our partners.  See further discussion in Note 4—Variable Interest Entities and Equity Method Investments of the Notes to the Consolidated Financial Statements in Item 15, of this Exhibit 99.1 of our Current Report on Form 8‑K.

There were no substantial changes to other off‑balance sheet arrangements or contractual commitments during the year ended December 30, 2016.

Aggregate Commercial Commitments

We maintain a variety of commercial commitments that are generally made available to provide support for various provisions in engineering and construction contracts.  Letters of credit are provided to clients in the ordinary course of the contracting business in lieu of retention or for performance and completion guarantees on engineering and construction contracts.    We post bid bonds and performance and payment bonds, which are contractual agreements issued by a surety, for the purpose of guaranteeing our performance on contracts and to protect owners and are subject to full or partial forfeiture for failure to perform obligations arising from a successful bid.  We also carry substantial premium paid, traditional insurance for our business risks including professional liability and general casualty insurance and other coverage which is customary in our industry.

We believe that we will be able to continue to have access to professional liability and general casualty insurance, as well as bonds, with sufficient coverage limits, and on acceptable financial terms necessary to support our business.  The cost of such coverage has remained stable during 2016, but there are no guarantees that the cost of such coverage will remain stable in future periods.

Our risk management personnel continuously monitor the developments in the insurance market.  The financial stability of the insurance and surety providers is one of the major factors that we take into account when buying our insurance coverage.  Currently our insurance and bonds are purchased from several of the world’s leading and financially stable providers often in layered insurance or co‑surety arrangements.  The built‑in redundancy of such arrangements usually enables us to call upon existing insurance and surety suppliers to fill gaps that may arise if other such suppliers become financially unstable.

Contractual obligations outstanding as of December 30, 2016 are summarized below:

	Amount of Commitment Expiration Per Period
	Less than				Total Amount
($ in millions)	1 Year	1‑3 Years	4‑5 Years	Over 5 Years	Committed
Letters of credit	$47.8	$44.1	$6.2	$27.7	$125.8
Bank guarantees	7.7	0.6	0.1	—	8.4
Long-term debt	2.2	493.5	2.2	—	497.9
Interest payments[1]	18.5	36.7	18.2	—	73.4
Operating lease obligations	82.2	135.0	92.5	230.8	540.5
Surety and bid bonds	765.2	35.4	0.1	—	800.7
Total	$923.6	$745.3	$119.3	$258.5	$2,046.7

1The interest payments on the revolving credit facility are based on the borrowings outstanding as of December 30, 2016 at the expected interest rate over the period outstanding.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles.  The preparation of these financial statements requires us to make estimates and judgments that affect both the results of operations as well as the carrying values of our assets and liabilities.  Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain.  We base estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities as of the date of the financial statements that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

Although our significant accounting policies are described in the Notes to Consolidated Financial Statements in Item 15 of this Exhibit 99.1 of our Current Report on Form 8‑K, the accounting policies that we believe are most critical to the understanding of our financial condition and results of operations and require complex management judgment are summarized below:

Revenue Recognition

We earn revenue from different types of services performed under various types of contracts, including cost-plus, fixed-price and time-and-materials.  We evaluate contractual arrangements to determine how to recognize revenue. We primarily perform engineering and construction related services and recognize revenue for these contracts on the percentage-of-completion method where progress towards completion is measured by relating the actual cost of work performed to date to the current estimated total cost of the respective contract.  In making such estimates, judgments are required to evaluate potential variances in schedule, the cost of materials and labor, productivity, subcontractor costs, liability claims, contract disputes, and achievement of contract performance standards.  We record the cumulative effect of changes in contract revenue and cost at completion in the period in which the changed estimates are determined to be reliably estimable.

Below is a description of the four basic types of contracts from which we may earn revenue:

Cost Plus Contracts.  Cost plus contracts can be cost plus a fixed fee or rate, or cost plus an award fee.  Under these types of contracts, we charge our clients for our costs, including both direct and indirect costs, plus a fixed fee or an award fee.  We generally recognize revenue based on the labor and non-labor costs we incur, plus the portion of the fixed fee or award fee we have earned to date.

Included in the total contract value for cost-plus fee arrangements is the portion of the fee for which receipt is determined to be probable.  Award fees are influenced by the achievement of contract milestones, cost savings and other factors.

Fixed-Price Contracts.  Under fixed-price contracts, our clients pay us an agreed amount negotiated in advance for a specified scope of work. For engineering and construction contracts, we recognize revenue on fixed-price contracts using the percentage-of-completion method where direct costs incurred to date are compared to total projected direct costs at contract completion.  Prior to completion, our recognized profit margins on any fixed-price contract depend on the accuracy of our estimates and will increase to the extent that our actual costs are below the original estimated amounts.  Conversely, if our costs exceed these estimates, our profit margins will decrease, and we may realize a loss on a project.  The significance of these estimates varies with the complexity of the underlying project, with our large, fixed-price EPC projects being most significant.

Time and Materials Contracts.  Under our time-and-materials contracts, we negotiate hourly billing rates and charge our clients based on the actual time that we expend on a project. In addition, clients reimburse us for our actual out of pocket costs of materials and other direct expenditures that we incur in connection with our performance under the contract. Our profit margins on time-and-materials contracts fluctuate based on actual labor and overhead costs that we directly charge or allocate to contracts compared with the negotiated billing rate and markup on other direct costs. Some of our time-and-materials contracts are subject to maximum contract values, and accordingly, revenue under these contracts is recognized under the percentage-of-completion method where costs incurred to date are compared to total projected costs at contract completion. Revenue on contracts that is not subject to maximum contract values is recognized based on the actual number of hours we spend on the projects plus any actual out of pocket costs of materials and other direct expenditures that we incur on the projects.

Operations and Maintenance Contracts.  A portion of our contracts are operations and maintenance type contracts.  Revenue is recognized on operations and maintenance contracts on a straight-line basis over the life of the contract once we have an arrangement, service has begun, the price is fixed or determinable and collectability is reasonably assured.

For all contract types noted above, change orders are included in total estimated contract revenue when it is probable that the change order will result in an addition to contract value and when the change order can be estimated.  Management evaluates when a change order is probable based upon its experience in negotiating change orders, the customer’s written approval of such changes or separate documentation of change order costs that are identifiable.  Additional contract revenue related to claims is included in total estimated contract revenue when the amount can be reliably estimated, which is typically evidenced by a contract or other evidence providing a legal basis for the claim.

Losses on construction and engineering contracts in process are recognized in their entirety when the loss becomes evident and the amount of loss can be reasonably estimated.

Income Taxes

In determining net income for financial statement purposes, we must make estimates and judgments in the calculation of tax assets and liabilities and in the determination of the recoverability of the deferred tax assets.  We account for income taxes utilizing an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax effects of events that have been recognized in the financial statements or tax returns.  In estimating future tax consequences, we generally consider all expected future events other than enactment of changes in the tax laws or rates.  Deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their reported amounts using enacted tax rates in effect for the year in which differences are expected to reverse. We must assess the likelihood that we will be able to recover our deferred tax assets.  A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will not be realized.  Annually, we determine the amount of undistributed foreign earnings invested indefinitely in our foreign operations.  Deferred taxes are not provided on those earnings.

In addition, the calculation of our income tax provision and tax assets and liabilities involves uncertainties in the application of complex tax regulations.  For income tax benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.  We record reserves for uncertain tax positions that do not meet these criteria

Goodwill

Goodwill represents the excess of costs over fair value of the assets of businesses we have acquired.  Goodwill acquired in a purchase business combination is not amortized, but instead, is tested for impairment at least annually in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, Intangibles-Goodwill and Other (“ASC 350”), as amended.  Our annual goodwill impairment test is conducted as of the first day of the fourth quarter of each year, however, upon the occurrence of certain triggering events, we are also required to test for impairment at dates other than the annual impairment testing date.  In performing the impairment test, we evaluate our goodwill at the reporting unit level.  Under the guidance of ASC 350, we have the option to assess either quantitative or qualitative factors to determine whether it is more likely than not that the fair values of our reporting units are less than their carrying amounts.  If after assessing the totality of events or circumstances, we determine that it is not more likely than not that the fair values of our reporting units are less than their carrying amounts, then the next step of the impairment test is unnecessary.  If we conclude otherwise, then we are required to test goodwill for impairment under the two-step process.  The two-step process involves comparing the estimated fair value of each reporting unit to the unit’s carrying value, including goodwill.  If the carrying value of a reporting unit does not exceed its fair value, the goodwill of the reporting unit is not considered impaired; therefore, the second step of the impairment test is unnecessary.  If the carrying amount of a reporting unit exceeds its estimated fair value, we would then perform a second step to measure the amount of goodwill impairment loss to be recorded.

We determine the fair value of our reporting units using a combination of the income approach, the market approach, and the cost approach.  The income approach calculates the present value of future cash flows based on assumptions and estimates derived from a review of our expected revenue growth rates, profit margins, business plans, cost of capital and tax rates for the reporting units.  Our market based valuation method estimates the fair value of our reporting units by the application of a multiple to our estimate of a cash flow metric for each business unit.  The cost approach estimates the fair value of a reporting unit as the net replacement cost using current market quotes.

Pension and Postretirement Employee Benefits

The unfunded or overfunded projected benefit obligation of our defined benefit pension plans and other postretirement benefits are recorded in our consolidated financial statements using actuarial valuations that are based on many assumptions.  These assumptions primarily include discount rates, rates of compensation increases for participants, mortality rates, and long‑term rates of return on plan assets.  We use judgment in selecting these assumptions each year because we have to consider not only the current economic environment in each host country, but also future market trends, changes in interest rates and equity market performance.  Our plan liabilities are most sensitive to changes in the discount rates, which if reduced by 25 basis points, plan liabilities for the U.S. and non‑U.S. plans would increase by approximately $8.0 million and $35.0 million, respectively.  For the year ended December 30, 2016, the combined U.S. and non-U.S. pension plan benefit obligation decreased by $293.5 million primarily due to the transaction by HGL which restructured benefits for those members transferring to HPS2 as well as settled the obligation related to the members who remained in the HPS, as previously discussed, and changes in the foreign currency translation.  These reductions in the pension plan benefit obligations were partially offset by changes in actuarial assumptions primarily caused by decreased discount rates for both the U.S and non-U.S. pension plans.  As a result of the restructured benefit transaction and actuarial assumption changes, accumulated other comprehensive income within consolidated equity increased by $92.9 million.  Changes in these assumptions have an immaterial impact on our net periodic pension costs as most of our defined benefit arrangements have been closed to new entrants and ceased future accruals.  Under current accounting guidance, any increase in expense resulting from changes in assumptions is recognized over time.

Recent Accounting Standards

Refer to Recent Accounting Standards in Note 1- Summary of Business and Significant Accounting Policies within our Notes to Consolidated Financial Statements in Item 15 of this Exhibit 99.1 of our Current Report on Form 8‑K.

Commitments and Contingencies

Refer to Note 19 – Commitments and Contingencies within our Notes to Consolidated Financial Statements in Item 15 of this Exhibit 99.1 of our Current Report on Form 8‑K.

PART IV

Item 15.  Exhibits and Financial Statement Schedules

The following consolidated financial statements are included in this Exhibit 99.1 of our Current Report on Form 8-K:

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

CH2M HILL Companies, Ltd.:

We have audited the accompanying consolidated balance sheets of CH2M HILL Companies, Ltd. and subsidiaries (the Company) as of December 30, 2016 and December 25, 2015, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 30, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CH2M HILL Companies, Ltd. and its subsidiaries as of December 30, 2016 and December 25, 2015, and the results of their operations and their cash flows for each of the years in the three year period ended December 30, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado

March 7, 2017

except for the effects of changes in reportable operating segments, as discussed in Notes 1, 8 and 17, and discontinued operations, as discussed in Notes 1, 2, 4, 5, 8, 12, 13, 17, 18 and 20, as to which the date is September 19, 2017

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

Consolidated Balance Sheet

(Dollars in thousands)

	December 30,	December 25,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$121,365	$148,979
Receivables, net—
Client accounts	602,363	717,337
Unbilled revenue	529,779	600,988
Other	11,469	17,209
Income tax receivable	18,375	19,800
Prepaid expenses and other current assets	92,097	91,585
Current assets of discontinued operations	14,449	75,293
Total current assets	1,389,897	1,671,191
Investments in unconsolidated affiliates	66,329	84,296
Property, plant and equipment, net	246,596	199,465
Goodwill	477,752	510,985
Intangible assets, net	38,024	59,011
Deferred income taxes	363,251	255,385
Employee benefit plan assets and other	86,777	76,765
Long-term assets of discontinued operations	1,836	4,201
Total assets	$2,670,462	$2,861,299
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,242	$2,069
Accounts payable and accrued subcontractor costs	394,934	453,797
Billings in excess of revenue	227,501	265,000
Accrued payroll and employee related liabilities	272,458	328,585
Other accrued liabilities	210,121	244,918
Current liabilities of discontinued operations	208,105	181,956
Total current liabilities	1,315,361	1,476,325
Long-term employee related liabilities	308,118	599,033
Long-term debt	495,632	299,593
Other long-term liabilities	105,813	109,017
Total liabilities	2,224,924	2,483,968
Commitments and contingencies (Note 19)
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized of which 10,000,000 are designated as Series A; 4,821,600 and 3,214,400 issued and outstanding at December 30, 2016 and as of December 25, 2015, respectively	48	32
Common stock, $0.01 par value, 100,000,000 shares authorized; 25,148,399 and 26,282,913 issued and outstanding at December 30, 2016 and December 25, 2015, respectively	251	263
Additional paid‑in capital	169,573	125,381
Retained earnings	586,252	561,213
Accumulated other comprehensive loss	(209,408)	(274,704)
Total CH2M common stockholders’ equity	546,716	412,185
Noncontrolling interests - continuing operations	(8,643)	11,942
Noncontrolling interests - discontinued operations	(92,535)	(46,796)
Total stockholders' equity	445,538	377,331
Total liabilities and stockholders’ equity	$2,670,462	$2,861,299

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands except per share amounts)

	For the years ended
	December 30,	December 25,	December 31,
	2016	2015	2014
Gross revenue	$5,195,667	$5,149,781	$5,216,524
Equity in earnings of joint ventures and affiliated companies	51,957	46,765	54,918
Operating expenses:
Direct cost of services	(4,288,408)	(4,144,293)	(4,112,330)
Selling, general and administrative	(909,254)	(924,301)	(1,076,000)
Impairment losses on goodwill and intangibles	—	—	(27,766)
Operating income	49,962	127,952	55,346
Other income (expense):
Interest income	544	211	704
Interest expense	(16,183)	(14,551)	(14,926)
Income from continuing operations before provision for income taxes	34,323	113,612	41,124
Benefit (provision) for income taxes from continuing operations	87,148	(28,762)	(46,958)
Net income (loss) from continuing operations	121,471	84,850	(5,834)
Net (loss) income from discontinued operations	(245,725)	7,267	(312,768)
Net (loss) income	(124,254)	92,117	(318,602)
Less: income attributable to noncontrolling interests from continuing operations	(4,611)	(3,830)	(6,606)
Less: loss (income) attributable to noncontrolling interests from discontinued operations	143,903	(7,884)	143,671
Net income (loss) attributable to CH2M	$15,038	$80,403	$(181,537)

Net income (loss) attributable to CH2M per common share[1]:
Basic net income (loss) from continuing operations per common share	$0.26	$2.64	$(0.44)
Basic net loss from discontinued operations per common share	(0.23)	(0.02)	(5.98)
Basic net income (loss) per common share	$0.03	$2.62	$(6.42)

Diluted net income (loss) from continuing operations per common share	$0.26	$2.63	$(0.44)
Diluted net loss from discontinued operations per common share	(0.23)	(0.02)	(5.98)
Diluted net income (loss) per common share	$0.03	$2.61	$(6.42)

Basic weighted average number of common shares	25,648,091	27,119,498	28,256,864
Diluted weighted average number of common shares	25,732,114	27,181,179	28,256,864

1 Represents net (loss) income attributable to CH2M less (i) income allocated to preferred stockholders of $152 for the year ended December 30, 2016 and $4,279 for the year ended December 25, 2015, respectively, and (ii) accrued dividends attributable to preferred stockholders of $14,006 and $5,088 for the years ended December 30, 2016 and December 25, 2015, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(Dollars in thousands)

	December 30,	December 25,	December 31,
	2016	2015	2014
Net (loss) income	$(124,254)	$92,117	$(318,602)
Other comprehensive income (loss):
Foreign currency translation adjustments	(27,141)	(32,181)	(23,903)
Benefit plan adjustments, net of tax	92,437	29,834	(109,279)
Unrealized loss on available-for-sale securities:
Loss on available-for-sale securities and other, net of tax	—	—	(27)
Less: reclassification adjustment for gains included in net income, net of tax	—	—	(185)
Other comprehensive income (loss)	65,296	(2,347)	(133,394)
Comprehensive (loss) income	(58,958)	89,770	(451,996)
Less: income attributable to noncontrolling interests from continuing operations	17,501	3,830	6,606
Less: (loss) income attributable to noncontrolling interests from discontinued operations	(143,903)	7,884	(143,671)
Comprehensive income (loss) attributable to CH2M	$67,444	$78,056	$(314,931)

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(Dollars in thousands)

							Accumulated
					Additional		Other		Total
	Preferred Stock		Common Stock		Paid-In	Retained	Comprehensive	Noncontrolling	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Loss	Interest[1]	Equity
Balance at December 31, 2013	—	$—	28,782,277	$288	$—	$763,095	$(138,963)	$18,164	$642,584
Net loss attributable to CH2M	—	—	—	—	—	(181,537)	—	—	(181,537)
Income attributable to noncontrolling interests from continuing operations	—	—	—	—	—	—	—	6,606	6,606
Loss attributable to noncontrolling interests from discontinued operations	—	—	—	—	—	—	—	(143,671)	(143,671)
Other comprehensive (loss) income:
Foreign currency translation adjustments	—	—	—	—	—	—	(23,903)	—	(23,903)
Benefit plan adjustments, net of tax	—	—	—	—	—	—	(109,279)	—	(109,279)
Unrealized loss on equity investments, net of tax	—	—	—	—	—	—	(27)	—	(27)
Reclassification adjustment for gains included in net income, net of tax	—	—	—	—	—	—	(185)	—	(185)
Distributions to affiliates, net - continuing operations	—	—	—	—	—	—	—	(6,289)	(6,289)
Shares issued in connection with stock based compensation and employee benefit plans	—	—	934,514	9	48,949	—	—	—	48,958
Shares issued in connection with purchase of TERA	—	—	170,088	2	10,829	—	—	—	10,831
Shares purchased and retired	—	—	(2,563,309)	(26)	(59,778)	(96,716)	—	—	(156,520)
Balance at December 31, 2014	—	$—	27,323,570	$273	$—	$484,842	$(272,357)	$(125,190)	$87,568
Net income attributable to CH2M	—	—	—	—	—	80,403	—	—	80,403
Income attributable to noncontrolling interests from continuing operations	—	—	—	—	—	—	—	3,830	3,830
Income attributable to noncontrolling interests from discontinued operations	—	—	—	—	—	—	—	7,884	7,884
Other comprehensive (loss) income:
Foreign currency translation adjustments	—	—	—	—	—	—	(32,181)	—	(32,181)
Benefit plan adjustments, net of tax	—	—	—	—	—	—	29,834	—	29,834
Distributions to affiliates, net - continuing operations	—	—	—	—	—	—	—	(3,732)	(3,732)
Investments in affiliates, net - discontinued operations	—	—	—	—	—	—	—	82,354	82,354
Shares issued in connection with stock based compensation and employee benefit plans	—	—	607,846	6	32,968	—	—	—	32,974
Series A Preferred Stock issued for cash	3,214,400	32	—	—	191,645	—	—	—	191,677
Shares purchased and retired	—	—	(1,648,503)	(16)	(99,232)	(4,032)	—	—	(103,280)
Balance at December 25, 2015	3,214,400	32	26,282,913	263	125,381	561,213	(274,704)	(34,854)	377,331
Cumulative retained earnings adjustment due to ASU 2016-09						11,078			11,078
Balance at December 26, 2015	3,214,400	32	26,282,913	263	125,381	572,291	(274,704)	(34,854)	388,409
Net income attributable to CH2M	—	—	—	—	—	15,038	—	—	15,038
Income attributable to noncontrolling interests from continuing operations	—	—	—	—	—	—	—	4,611	4,611
Loss attributable to noncontrolling interests from discontinued operations	—	—	—	—	—	—	—	(143,903)	(143,903)
Other comprehensive (loss) income:
Foreign currency translation adjustments	—	—	—	—	—	—	(27,141)	—	(27,141)
Benefit plan adjustments, net of tax	—	—	—	—	—	—	79,547	—	79,547
Shares issued to noncontrolling interest in Halcrow Group Limited	—	—	—	—	11,838	—	12,890	(24,688)	40
Acquisition of controlling interest in joint venture	—	—	—	—	—	—		6,058	6,058
Distributions to affiliates, net - continuing operations	—	—	—	—	—	—	—	(6,566)	(6,566)
Investments in affiliates, net - discontinued operations	—	—	—	—	—	—	—	98,164	98,164
Shares issued in connection with stock based compensation and employee benefit plans	—	—	581,502	6	36,289	—	—	—	36,295
Series A Preferred Stock issued for cash	1,607,200	16	—	—	100,861	(1,077)	—	—	99,800
Shares purchased and retired	—	—	(1,716,016)	(18)	(104,796)	—	—	—	(104,814)
Balance at December 30, 2016	4,821,600	$48	25,148,399	$251	$169,573	$586,252	$(209,408)	$(101,178)	$445,538

1 Noncontrolling interest balances as of December 30, 2016, December 25, 2015, December 31, 2014 and December 31, 2013 represent the combined balance of the noncontrolling interests – continuing operations and  noncontrolling interests – discontinued operations.

The accompanying notes are an integral part of these consolidated financial statements.

CH2M HILL COMPANIES, LTD. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For The Years Ended
	December 30,	December 25,	December 31,
	2016	2015	2014
Cash flows from operating activities:
Net (loss) income	$(124,254)	$92,117	$(318,602)
Adjustments to reconcile net income to net cash provided by (used in) continuing operating activities:
Net loss (income) from discontinued operations	245,725	(7,267)	312,768
Depreciation and amortization	60,945	70,217	89,341
Stock‑based employee compensation	36,295	32,975	48,958
Loss (gain) on disposal of property, plant and equipment	4,003	(3,823)	(660)
Loss on goodwill and intangible impairment	—	—	27,766
Allowance for uncollectible accounts	5,864	2,013	2,582
Deferred income taxes	(112,471)	(5,274)	(62,500)
Undistributed earnings from unconsolidated affiliates	(51,957)	(46,765)	(54,918)
Distributions of income from unconsolidated affiliates	50,302	53,313	52,909
Contributions to defined benefit pension plans	(153,993)	(37,100)	(38,327)
Gain on pension curtailment and settlements	(5,802)	—	—
Excess tax benefits (costs) from stock‑based compensation	3,918	(6,980)	7,628
Changes in assets and liabilities, net of businesses acquired:
Receivables and unbilled revenue	183,766	(5,799)	(83,897)
Prepaid expenses and other	(13,324)	(9,271)	(4,936)
Accounts payable and accrued subcontractor costs	(80,068)	6,685	6,164
Billings in excess of revenues	(32,788)	(1,518)	(150,106)
Accrued payroll and employee related liabilities	(49,654)	50,851	(34,945)
Other accrued liabilities	(13,490)	35,388	37,970
Current income taxes	(1,475)	9,880	(16,238)
Long‑term employee related liabilities and other	(2,526)	21,691	32,663
Net cash (used in) provided by operating activities from continuing operations	(50,984)	251,333	(146,380)
Net cash (used in) provided by operating activities from discontinued operations	(194,531)	(148,178)	213,308
Net cash (used in) provided by operating activities	(245,515)	103,155	66,928
Cash flows from investing activities:
Capital expenditures	(98,899)	(26,825)	(74,863)
Acquisition related payments	(18,004)	—	(87,607)
Investments in unconsolidated affiliates	(15,797)	(30,392)	(16,477)
Distributions of capital from unconsolidated affiliates	17,496	31,420	14,280
Proceeds from sale of operating assets	3,067	40,952	1,875
Other investing activities	—	—	864
Net cash (used in) provided by investing activities from continuing operations	(112,137)	15,155	(161,928)
Net cash used in investing activities from discontinued operations	(169)	(6,598)	—
Net cash (used in) provided by investing activities	(112,306)	8,557	(161,928)
Cash flows from financing activities:
Borrowings on long‑term debt	2,342,358	2,350,385	1,882,655
Payments on long‑term debt	(2,148,633)	(2,561,919)	(1,760,670)
Repurchases and retirements of common stock	(104,814)	(96,301)	(164,343)
Proceeds from issuance of preferred stock	99,800	191,677	—
Payments related to net settlement of stock based compensation	(4,117)	(4,840)	(6,502)
Net distributions to noncontrolling interests for continuing operations	(6,526)	(3,732)	(6,289)
Net cash provided by (used in) financing activities from continuing operations	178,068	(124,730)	(55,149)
Net cash provided by financing activities from discontinued operations	98,164	82,354	—
Net cash provided by (used in) financing activities	276,232	(42,376)	(55,149)
Effect of exchange rate changes on cash	15,597	(3,792)	(12,635)
(Decrease) increase in cash and cash equivalents	(65,992)	65,544	(162,784)

Cash and cash equivalents from continuing operations, beginning of period	$148,979	$117,089	$228,239
Cash and cash equivalents from discontinued operations, beginning of period	48,042	14,388	66,022
Cash and cash equivalents, beginning of period	$197,021	$131,477	$294,261

Cash and cash equivalents from continuing operations, end of period	$121,365	$148,979	$117,089
Cash and cash equivalents from discontinued operations, end of period	9,664	48,042	14,388
Cash and cash equivalents, end of period	$131,029	$197,021	$131,477
Supplemental disclosures:
Cash paid for interest	$15,279	$14,375	$15,169
Cash paid for income taxes	$10,890	$24,391	$30,070

The accompanying notes are an integral part of these consolidated financial statements.

(1) Summary of Business and Significant Accounting Policies

Summary of Business

CH2M HILL Companies, Ltd. and subsidiaries (“We”, “Our”, “CH2M” or the “Company”) is a large employee‑controlled professional engineering services firm, founded in 1946, providing engineering, construction, consulting, design, design‑build, procurement, engineering‑procurement‑construction (“EPC”), operations and maintenance, program management and technical services to U.S. federal, state, municipal and local government agencies, national governments, as well as private industry and utilities, around the world.  A substantial portion of our professional fees are derived from projects that are funded directly or indirectly by government entities.

Retrospective Revisions for Reportable Operating Segments and Discontinued Operations

These financial statements retrospectively revise and reclass certain previously reported financial information included in our Annual Report on Form 10-K for the year ended December 30, 2016, which was filed with the Securities and Exchange Commission on March 7, 2017 (“Original Filing”), to reflect the subsequent changes in reportable operating segments resulting from the implementation of a new organizational structure and the presentation of our fixed-price Power EPC business as discontinued operations.  Other than to reflect the subsequent changes in reportable operating segments and the presentation of our fixed-price Power EPC business as discontinued operations as described above, we have not otherwise amended or restated our audited consolidated financial statements, which were included in our Original Filing.

Basic Presentation and Principles of Consolidation

The consolidated financial statements (referred to herein as “financial statements”) are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  The consolidated financial statements include the accounts of CH2M and all of its wholly owned subsidiaries after elimination of all intercompany accounts and transactions.  Partially owned affiliates and joint ventures are evaluated for consolidation.  The consolidated financial statements include the accounts of all joint ventures in which the Company is the primary beneficiary.

The equity method of accounting is used for investments in companies which we do not control.  Our consolidated net income includes our proportionate share of the net income or loss of these companies.  The cost method of accounting is used for our investments in companies that we do not control and for which we do not have the ability to exercise significant influence over operating and financial policies.  These investments are recorded at cost.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions.  These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented.  Actual results could differ from our estimates.

Capital Structure

Our Company has authorized 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of Class A preferred stock, par value $0.01 per share.  The bylaws and articles of incorporation provide for the imposition of certain restrictions on the stock including, but not limited to, the right but not the obligation to repurchase shares upon termination of employment or affiliation, the right of first refusal and ownership limits.

Change in Fiscal Year End

On March 30, 2015, in order to accommodate our financial accounting systems and the timely gathering and reporting of financial information, we changed our reporting period from a calendar year ending on December 31 of each year to a fiscal year ending on the last Friday of December of each year, which in certain years results in a 53-week fiscal year.  Our fiscal quarters also end on the last Friday of March, June, and September. This change has been retroactively applied as if it was adopted as of January 1, 2015.  The change in fiscal year-end did not have a material effect on the comparability of the periods presented.

Foreign Currency Translation

All assets and liabilities of our foreign subsidiaries are translated into U.S. dollars as of each balance sheet date.  Translation gains and losses related to permanent investments in foreign subsidiaries are reflected in stockholders’ equity as part of accumulated other comprehensive loss.  Revenues and expenses are translated at the average exchange rate for the period and included in the consolidated statements of operations.  Foreign currency transaction gains and losses are recognized as incurred in the consolidated statements of operations.

Revenue Recognition

We earn revenue from different types of services performed under various types of contracts, including cost-plus, fixed-price and time-and-materials.  We evaluate contractual arrangements to determine how to recognize revenue. We primarily perform engineering and construction related services and recognize revenue for these contracts on the percentage-of-completion method where progress towards completion is measured by relating the actual cost of work performed to date to the current estimated total cost of the respective contract.  In making such estimates, judgments are required to evaluate potential variances in schedule, the cost of materials and labor, productivity, subcontractor costs, liability claims, contract disputes, and achievement of contract performance standards.  We record the cumulative effect of changes in contract revenue and cost at completion in the period in which the changed estimates are determined to be reliably estimable.

Below is a description of the four basic types of contracts from which we may earn revenue:

Cost‑Plus Contracts.  Cost‑plus contracts can be cost plus a fixed fee or rate, or cost plus an award fee.  Under these types of contracts, we charge our clients for our costs, including both direct and indirect costs, plus a fixed fee or an award fee.  We generally recognize revenue based on the labor and non-labor costs we incur, plus the portion of the fixed fee or award fee we have earned to date.

Included in the total contract value for cost-plus fee arrangements is the portion of the fee for which receipt is determined to be probable.  Award fees are influenced by the achievement of contract milestones, cost savings and other factors.

Fixed Price Contracts.  Under fixed-price contracts, our clients pay us an agreed amount negotiated in advance for a specified scope of work. For engineering and construction contracts, we recognize revenue on fixed-price contracts using the percentage-of-completion method where direct costs incurred to date are compared to total projected direct costs at contract completion.  Prior to completion, our recognized profit margins on any fixed-price contract depend on the accuracy of our estimates and will increase to the extent that our actual costs are below the original estimated amounts.  Conversely, if our costs exceed these estimates, our profit margins will decrease, and we may realize a loss on a project.  The significance of these estimates varies with the complexity of the underlying project, with our large, fixed-price EPC projects being most significant.

Time‑and‑Materials Contracts.  Under our time-and-materials contracts, we negotiate hourly billing rates and charge our clients based on the actual time that we expend on a project. In addition, clients reimburse us for our actual out of pocket costs of materials and other direct expenditures that we incur in connection with our performance under the contract. Our profit margins on time-and-materials contracts fluctuate based on actual labor and overhead costs that we directly charge or allocate to contracts compared with the negotiated billing rate and markup on other direct costs. Some of our time-and-materials contracts are subject to maximum contract values, and accordingly, revenue under these contracts is recognized under the percentage-of-completion method where costs incurred to date are compared to total projected costs at contract completion. Revenue on contracts that is not subject to maximum contract values is recognized based on the actual number of hours we spend on the projects plus any actual out of pocket costs of materials and other direct expenditures that we incur on the projects.

Operations and Maintenance Contracts.  A portion of our contracts are operations and maintenance type contracts.  Revenue is recognized on operations and maintenance contracts on a straight-line basis over the life of the contract once we have an arrangement, service has begun, the price is fixed or determinable and collectability is reasonably assured.

For all contract types noted above, change orders are included in total estimated contract revenue when it is probable that the change order will result in an addition to contract value and when the change order can be estimated.  Management evaluates when a change order is probable based upon its experience in negotiating change orders, the customer’s written approval of such changes or separate documentation of change order costs that are identifiable.  Additional contract revenue related to claims is included in total estimated contract revenue when the amount can be reliably estimated, which is typically evidenced by a contract or other evidence providing a legal basis for the claim.

Losses on construction and engineering contracts in process are recognized in their entirety when the loss becomes evident and the amount of loss can be reasonably estimated.

Unbilled Revenue and Billings in Excess of Revenue

Unbilled revenue represents the excess of contract revenue recognized over billings to date on contracts in process.  These amounts become billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project.

Billings in excess of revenue represent the excess of billings to our clients to date, per the contract terms, over work performed and revenue recognized on contracts in process using the percentage-of-completion method.

Allowance for Uncollectible Accounts Receivable

We reduce accounts receivable by estimating an allowance for amounts that may become uncollectible in the future.  Management determines the estimated allowance for uncollectible amounts based on their judgments in evaluating the aging of the receivables and the financial condition of our clients, which may be dependent on the type of client and the client’s current financial condition.

Fair Value Measurements

Fair value represents the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Assets and liabilities are valued based upon observable and non-observable inputs.  Valuations using Level 1 inputs are based on unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.  Level 2 inputs utilize significant other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly; and valuations using Level 3 inputs are based on significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment.  There were no significant transfers between levels during any period presented.

Restructuring and Related Charges

An exit activity includes but is not limited to a restructuring, such as a sale or termination of a line of business, the closure of business activities in a particular location, the relocation of business activities from one location to another, changes in management structure, and a fundamental reorganization that affects the nature and focus of operations.  The Company recognizes a current and long-term liability, within other accrued liabilities and other long term liabilities, respectively, and the related expense, within general and administration expense, for restructuring costs when the liability is incurred and can be measured.  Restructuring accruals are based upon management estimates at the time they are recorded and can change depending upon changes in facts and circumstances subsequent to the date the original liability was recorded.  Nonretirement postemployment benefits offered as special termination benefits to employees, such as a voluntary early retirement program, are recognized as a liability and a loss when the employee accepts the offer and the amount can be reasonably estimated.

Income Taxes

We account for income taxes utilizing an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax effects of events that have been recognized in the financial statements or tax returns.  In estimating future tax consequences, we generally consider all expected future events other than enactment of changes in the tax laws or rates.  Deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their reported amounts using enacted tax rates in effect for the year in which differences are expected to reverse.  A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will not be realized.  Annually, we determine the amount of undistributed foreign earnings invested indefinitely in our foreign operations.  Deferred taxes are not provided on those earnings.  In addition, the calculation of tax assets and liabilities involves uncertainties in the application of complex tax regulations.  For income tax benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.  We record reserves for uncertain tax positions that do not meet these criteria.

Cash and Cash Equivalents

Highly liquid investments with original short‑term maturities of less than three months are considered cash equivalents in the consolidated balance sheets and statements of cash flows.  We maintain a domestic cash management system which provides for cash sufficient to satisfy financial obligations as they are submitted for payment and any excess cash in domestic bank accounts is applied against any outstanding debt held under our credit facility described below.  If there is no balance outstanding on the credit facility, we invest cash in excess of this amount in money market funds.  In addition, cash and cash equivalents on our consolidated balance sheets include cash held within our consolidated joint venture entities which is used for operating activities of those joint ventures.  As of December 30, 2016 and December 25, 2015, cash and cash equivalents held in our consolidated joint ventures and reflected on the consolidated balance sheets totaled $46.6 million and $95.4 million, respectively.

Property, Plant and Equipment

All additions, including improvements to existing facilities, are recorded at cost.  Maintenance and repairs are charged to expense as incurred.  When assets are retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation are removed from the accounts.  Any gain or loss on retirements is reflected in operating income in the year of disposition.

Depreciation for owned property is based on the estimated useful lives of the assets using the straight‑line method for financial statement purposes.  Useful lives for buildings and land improvements range from twelve to twenty years.  Furniture and fixtures, computers and office equipment, and field equipment are depreciated over their useful lives from three to ten years.  Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the associated lease.

Goodwill

Goodwill represents the excess of costs over fair value of the assets of businesses we have acquired.  Goodwill acquired in a purchase business combination is not amortized, but instead, is tested for impairment at least annually.  Our annual goodwill impairment test is conducted as of the first day of the fourth quarter of each year, however, upon the occurrence of certain triggering events, we are also required to test for impairment at dates other than the annual impairment testing date.  In performing the impairment test, we evaluate our goodwill at the reporting unit level.  We have the option to assess either quantitative or qualitative factors to determine whether it is more likely than not that the fair values of our reporting units are less than their carrying amounts.  If after assessing the totality of events or circumstances, we determine that it is not more likely than not that the fair values of our reporting units are less than their carrying amounts, then the next step of the impairment test is unnecessary.  If we conclude otherwise, then we are required to test goodwill for impairment under the two-step process.  The two-step process involves comparing the estimated fair value of each reporting unit to the unit’s carrying value, including goodwill.  If the carrying value of a reporting unit does not exceed its fair value, the goodwill of the reporting unit is not considered impaired; therefore, the second step of the impairment test is unnecessary.  If the carrying amount of a reporting unit exceeds its estimated fair value, we would then perform a second step to measure the amount of goodwill impairment loss to be recorded.

We determine the fair value of our reporting units using a combination of the income approach, the market approach, and the cost approach.  The income approach calculates the present value of future cash flows based on assumptions and estimates derived from a review of our expected revenue growth rates, profit margins, business plans, cost of capital and tax rates for the reporting units.  Our market based valuation method estimates the fair value of our reporting units by the application of a multiple to our estimate of a cash flow metric for each business unit.  The cost approach estimates the fair value of a reporting unit as the net replacement cost using current market quotes.

Intangible Assets

We may acquire other intangible assets in business combinations.  Intangible assets are stated at fair value as of the date they are acquired in a business combination.  We amortize intangible assets with finite lives on a straight-line basis over their expected useful lives, currently up to ten years.  We test our intangible assets for impairment in the period in which a triggering event or change in circumstance indicates that the carrying amount of the intangible asset may not be recoverable.  If the carrying amount of the intangible asset exceeds the fair value, an impairment loss will be recognized in the amount of the excess.  We determine the fair value of the intangible assets using a discounted cash flow approach.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of foreign currency translation adjustments and benefit plan adjustments, as discussed in more detail in Note 16 – Employee Retirement Plans.  These components are included in the consolidated statements of stockholders’ equity and consolidated statements of comprehensive income.  Taxes are not provided on the foreign currency translation gains and losses as deferred taxes are not provided on the unremitted earnings of the foreign subsidiaries to which they relate.

For the year ended December 30, 2016, changes to accumulated other comprehensive loss are as follows:

($ in thousands)	2016
Benefit plans:
Balance at beginning of year	$(225,669)
Benefit plan adjustments	72,402
Noncontrolling interest in Halcrow Group Limited	12,890
Other comprehensive income recognized during the year	7,145
Balance at end of year	$(133,232)
Foreign currency translation:
Balance at beginning of year	$(49,035)
Other comprehensive loss recognized during the year	(27,141)
Balance at end of year	$(76,176)

Other comprehensive income related to our benefit plans includes pretax adjustments of $95.5 million ($72.4 million, net of tax) for the year ended December 30, 2016.  Other comprehensive income is recognized within the selling, general and administrative expense on our consolidated statements of operations.

Derivative instruments

We primarily enter into derivative financial instruments to mitigate exposures to changing foreign currency exchange rates on our earnings and cash flows.  We are primarily subject to this risk on long-term projects whereby the currency being paid by our client differs from the currency in which we incurred our costs, as well as intercompany trade balances among entities with differing currencies.  We do not enter into derivative transactions for speculative or trading purposes.  All derivatives are carried at fair value on the consolidated balance sheets in other receivables or other accrued liabilities as applicable.  The periodic change in the fair value of the derivative instruments related to our business group operations is recognized in earnings within direct costs.  The periodic change in the fair value of the derivative instruments related to our general corporate foreign currency exposure is recognized within selling, general and administrative expense.

Concentrations of Credit Risk

Financial instruments which potentially subject our company to concentrations of credit risk consist principally of cash and cash equivalents, short term investments and trade receivables.  Our cash is primarily held with major banks and financial institutions throughout the world and typically is insured up to a set amount.  Accordingly, we believe the risk of any potential loss on deposits held in these institutions is minimal.  Concentrations of credit risk relative to trade receivables are limited due to our diverse client base, which includes the U.S. federal government, various states and municipalities, foreign government agencies, and a variety of U.S. and foreign corporations operating in a broad range of industries and geographic areas.

Contracts with the U.S. federal government and its prime contractors usually contain standard provisions for permitting the government to modify, curtail or terminate the contract for convenience of the government or such prime contractors if program requirements or budgetary constraints change.  Upon such a termination, we are generally entitled to recover costs incurred, settlement expenses and profit on work completed prior to termination.

Recent Accounting Standards

In January 2017, the FASB issued Accounting Standard Update ("ASU") 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test of Goodwill Impairment.  This ASU was issued with the objective of simplifying the subsequent measurement of goodwill for public business entities and not-for-profit entities by eliminating the second step of the goodwill impairment test.  As a result, an entity would perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value.  The loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.  This ASU will be effective for fiscal years beginning after December 15, 2019, and early adoption is permitted for interim and annual goodwill impairment tests performed on testing dates after January 1, 2017.  We do not believe this ASU will have a material impact on our financial statements, and this change would not have impacted our 2016 annual impairment test conclusions.  We plan to early adopt this ASU, and it will be effective for our annual goodwill impairment test to be conducted as of the first day of the fourth quarter of 2017.

In January 2017, the FASB issued Accounting Standard Update ("ASU") 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business).  This ASU clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses.  This ASU will be effective for fiscal years beginning after December 15, 2017, and should be applied prospectively.  Once effective, we will apply this guidance to determine if certain transactions are acquisitions (or disposals) of assets or businesses, but we do not believe this ASU will materially change how we currently evaluate similar transactions.

In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control.  This standard amends the guidance issued with ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis in order to make it less likely that a single decision maker would individually meet the characteristics to be the primary beneficiary of a Variable Interest Entity ("VIE").  When a decision maker or service provider considers indirect interests held through related parties under common control, they perform two steps.  The second step was amended with this ASU to say that the decision maker should consider interests held by these related parties on a proportionate basis when determining the primary beneficiary of the VIE rather than in their entirety as was called for in the previous guidance.  This ASU will be effective for fiscal years beginning after December 15, 2016, and early adoption is not permitted.  We are currently evaluating the impact of the adoption of this ASU on our financial position and results of operations.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory.  This ASU was issued with the objective to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory.  The new standard will require companies to recognize the income tax consequences of an intra-entity transfer of non-inventory asset when the transfer occurs.  This ASU will be effective for fiscal years beginning after December 15, 2017, and early adoption is permitted.  We are currently evaluating the impact of the adoption of this ASU on our financial position and results of operations.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.  This ASU provides guidance for eight specific changes with respect to how certain cash receipts and cash payments are classified within the statement of cash flows in order to reduce existing diversity in practice.  This ASU will be effective for fiscal years beginning after December 15, 2017, with early adoption permitted, and it should be applied using a retroactive transition method to each period presented.  We are currently evaluating the impacts the adoption of this standard will have on our consolidated statements of cash flows, focusing on the impact our cash flows related to distributions received from equity method investees and contingent consideration payments made subsequent to business combinations.  We anticipate that approximately $15.9 million of the acquisition related payments within our investing cash flows for the year ended December 30, 2016 will be reclassified to financing cash flows as a result of adopting this ASU.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payments Accounting.  The Company elected to early adopt ASU 2016-09 with an effective date of December 26, 2015.  As a result, for the year ended December 30, 2016, the Company recognized the excess tax benefit of $3.9 million within income tax benefit on the consolidated statements of operations, adopted prospectively, and previously unrecognized excess tax benefits of $11.1 million resulted in a cumulative-effect adjustment to retained earnings.  The adoption did not impact the existing classification of awards.  Excess tax costs from stock-based compensation of $7.0 million and excess tax benefits from stock-based compensation of $7.6 million for the years ended December 25, 2015 and December 31, 2014, respectively, were restated into cash flows from operating activities from cash flows from financing activity.  Additionally, adopted retrospectively, the Company reclassified $4.8 million and $6.5 million of employee withholding taxes paid from operating activities into financing activities for the years ended December 30, 2016 and December 25, 2015, respectively.  Following the adoption of the standard, the Company elected to continue estimating the number of awards expected to be forfeited and adjust its estimate on an ongoing basis.

In February 2016, the FASB issued ASU 2016-02, Leases.  This ASU is a comprehensive new leases standard that was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.  The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  We continue to assess the impact of adopting ASU 2016-02, but expect to record a significant amount of right-of-use assets and corresponding liabilities.  Based upon our operating leases as of December 30, 2016, we have a total of $540.6 million undiscounted future minimum lease payments, without consideration of sublease income.

In January 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities.  The amendments issued with this ASU require equity securities (including other ownership interests, such as partnerships, unincorporated joint ventures, and limited liability companies) to be measured at fair value with changes in the fair value recognized through net income.  An entity’s equity investments that are accounted for under the equity method of accounting or result in consolidation of an investee are not included within the scope of this update.  This ASU will be effective for annual reporting periods beginning after December 15, 2017 and interim periods within those annual periods, with early adoption permitted.  We believe this standard’s impact on CH2M will be limited to equity securities currently accounted for under the cost method of accounting, which as of December 30, 2016 are valued at $3.5 million within investments in unconsolidated affiliates on the consolidated balance sheet.  We do not expect the adoption of this standard to have a material impact on our consolidated statements of operations.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes.  The ASU simplifies the presentation of deferred income taxes by requiring that deferred tax liabilities and assets are classified as noncurrent in a classified statement of financial position.  This simplification does not affect the current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount.  This ASU is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods.  We have elected to early adopt this ASU as of December 26, 2015 in order to benefit from the simplification of the deferred income tax balance sheet presentation.  We have applied the change in accounting principle retrospectively resulting in a total long-term deferred tax asset of $255.4 million as of December 25, 2015, which had previously been reported as a current deferred tax asset of $8.7 million and a long-term deferred tax asset of $246.7 million.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.  The ASU requires that management evaluate for each annual and interim reporting period whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued.  If there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern, additional disclosures are required, even if the substantial doubt is alleviated as a result of consideration of management’s plans.  This ASU became effective for our reporting periods beginning after December 15, 2016. The adoption of this standard did not have a material impact on our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers and subsequently modified with various amendments and clarifications.  This ASU is a comprehensive new revenue recognition model that is based on the principle that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services.  The ASU also requires additional quantitative and qualitative disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.  This ASU, as amended, is effective for annual reporting periods beginning after December 15, 2017 and interim periods within those annual periods.  Companies may use either a full retrospective or a modified retrospective approach to adopt this ASU.  CH2M is currently evaluating the impact of this ASU, the subsequently issued amendments, and the transition alternatives on its financial position and results of operations.  We have begun categorizing our various contract revenue streams in order to isolate those that will be significantly impacted.  Once we have completed the assessment of the impacted revenue streams, we can begin estimating the potential impact of the new standard as well as identify necessary controls, processes and information system changes.

(2) Changes in Project-Related Estimates

We have a fixed-price transportation contract to design and construct roadway improvements on an expressway in the southwestern United States.  The project is approximately 75% complete as of December 30, 2016.  In 2014, we experienced unforeseen and unexpected cost growth resulting in charges to operations totaling $38.7 million for the year ended December 31, 2014, which included both the reversal of previously recognized profits as well as the recording of the estimated total loss on the project at completion.  In 2015, additional increases to the cost estimates were identified primarily caused by design changes for a water main relocation, the discovery of extremely hard and abrasive rock during construction, differing site conditions, unidentified and mismarked utilities, client requested changes, labor supply challenges in the construction market, lower than expected labor productivity, and severe adverse weather delays.  These increased cost growth resulted in the recording of additional project losses of $93.6 million in the year ended December 25, 2015.

During the first half of 2016, we estimated further cost growth in the amount of $60.0 million as a result of a review of the covered scope of contracts, survey engineering and design challenges, rework of previously installed work and client-caused delays, including limited daytime access to portions of the site, the sum of which resulted in increased material quantities and work and schedule extensions.  We also had severe weather including record rainfall, and production shortfalls resulting from differing site conditions and engineering rework.  Additionally, during the second half of 2016, we estimated additional cost growth of $61.3 million due to continued survey engineering and design challenges, additional rework, greater than expected subcontractor costs, subcontracting work previously planned to be self-performed, delivery schedule extensions (which increased the overall estimated costs for labor and expenses), greater than expected construction material expenditures, and additional weather delays.

CH2M is seeking resolution of outstanding change orders and claims through a combination of submissions to the Disputes Board under the terms of the contract and direct negotiations with the client.  Change orders and claims totaling approximately $84.0 million have been submitted to the client.  We have received favorable, non-binding recommendations from the Disputes Board on some of the claims.  We have not been able to reach a mutual resolution with the client on these claims or the other change orders submitted.  CH2M will continue to aggressively pursue its entitlements based on claims and change orders, including litigation if it cannot reach resolution with the client.  Accordingly, we cannot currently estimate the timing or amounts of recoveries or costs that may be achieved or incurred through these resolution processes, and as such, we have not included any recoveries from these change orders and claims in our current estimated costs to complete.

While management believes that it has recorded an appropriate provision to complete the project, we may incur additional costs and losses if our cost estimation processes identify new costs not previously included in our total estimated loss.  These possible cost increases include extensions of the schedule to complete the job, lower than expected productivity levels, and performance issues with our subcontractors.  These potential changes in estimates could be materially adverse to the Company’s results of operations, cash flow or liquidity.

All reserves for project related losses for projects related to our continuing operations are included in other accrued liabilities and totaled $71.2 million and $62.7 million as of December 30, 2016 and December 25, 2015, respectively.  Refer to Note 18 – Discontinued Operations for additional details regarding projects and related project reserves reported within discontinued operations.

(3) Preferred Stock Issuance

As of December 30, 2016, the Company had 50,000,000 shares of preferred stock, $0.01 par value, authorized.  On June 22, 2015, the Company designated 10,000,000 shares as Series A Preferred Stock with an original issue price of $62.22 under the Certificate of Designation.  On June 24, 2015, the Company sold and issued an aggregate of 3,214,400 shares of Series A Preferred Stock for an aggregate purchase price of $200.0 million in a private placement to a subsidiary owned by investment funds affiliated with Apollo Global Management, LLC (together with its subsidiaries, “Apollo”).  Total proceeds from the preferred stock offering were $191.7 million, net of issuance costs of $8.3 million.  The sale occurred in connection with the initial closing pursuant to the Subscription Agreement entered into by the Company and Apollo on May 27, 2015 (“Subscription Agreement”).  On April 11, 2016, Apollo purchased an additional 1,607,200 shares of Series A Preferred Stock for an aggregate purchase price of approximately $100.0 million in a second closing subject to the conditions within the Subscription Agreement.  Total proceeds from the preferred stock offering were $99.8 million, net of issuance costs of $0.2 million.

Under our agreement with Apollo, the maximum consolidated leverage ratio is 3.00x for 2016 and beyond, consistent with our Third Amendment to our Amended and Restated Credit Agreement (“Amended Credit Agreement”).  As of December 30, 2016, we were in compliance with this covenant.  Management continually assesses its potential future compliance with the consolidated leverage ratio covenant based on estimates of future earnings and cash flows. If there is an expected possibility on non-compliance, we will discuss possibilities with Apollo to modify the covenant consistent with discussions with the Company’s lenders or utilize other means of capitalizing the Company to anticipate or remedy any non-compliance. The expected cash outflows required to fund the project losses discussed in Note 2 – Changes in Project-Related Estimates and the related impact on earnings will put a financial strain on the Company that may require an amendment or other remedies to be pursued by management if certain earnings estimates or cash flow improvement initiatives are not achieved or if required to facilitate restructuring plans.

Additionally, the Certificate of Designation for the Series A Preferred Stock prohibits the repurchase by the Company of shares of our common stock in excess of negotiated pre-approved amounts in 2015 and 2016, and in excess of amounts determined by a negotiated formula in 2017 and beyond.  In 2017, the Certificate of Designation for the Series A Preferred Stock prohibits the repurchase by the Company of shares of our common stock in excess of negotiated pre-approved amounts determined by a formula based upon our “Free Cash Flow” or our cash flow from operations, minus capital expenditures, for fiscal year 2016.  Our Free Cash Flow was negative for the year ended December 30, 2016, and as a result, other than specified exemptions, the Company is prohibited from repurchasing shares of common stock in the internal market, except as legally required, unless it is able to obtain the consent of the holders of at least a majority of the Series A Preferred Stock.  On January 17, 2017, the Company received from the Series A Preferred Stock holder, an acknowledgment and consent permitting the Company to spend up to $25.0 million, in the aggregate, to repurchase shares of common stock in the first trade of 2017.  No assurance can be given that in the future the Company will be able to obtain an acknowledgment and consent from the Series A Preferred Stockholder permitting the Company to repurchase common stock in the internal market.

Dividends. Dividends on the Series A Preferred Stock are cumulative and accrue quarterly in arrears at the annual rate of 5.0% on the sum of the original issue price of $62.22 per share plus all accumulated and unpaid accruing dividends, regardless of whether or not declared by the Board.  After June 24, 2020 (the “Fifth Anniversary”), the rate at which dividends accrue may increase from 5.0% to 10.0% or 15.0% if there was a failure of the stockholders to approve certain other actions to facilitate an initial public offering as well as a failure to approve a sale of the Company.

Dividends accruing on shares of Series A Preferred Stock prior to the Fifth Anniversary are not paid in cash or in kind but are added to the liquidation preference of the Series A Preferred Stock.  After the Fifth Anniversary, dividends shall continue to accrue on shares of Series A Preferred Stock and will be payable in cash at the election of the Board.  However, if after the Fifth Anniversary if there was a failure of the stockholders to approve certain other actions to facilitate an initial public offering as well as a failure to approve a sale of the Company, dividends accrued on shares of Series A Preferred Stock will be payable in cash or in kind at the election of the holders of a majority of the outstanding shares of Series A Preferred Stock.  Additionally, if the Company declares certain dividends on the common stock, the Company is required to declare and pay a dividend on the outstanding shares of Series A Preferred Stock on a pro rata basis with the common stock, determined on an as-converted basis.

Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other transaction deemed a liquidation event pursuant to the Certificate of Designation for the Series A Preferred Stock (including a sale of the Company), each holder of outstanding shares of Series A Preferred Stock will be entitled to be paid out of the assets of the Company available for distribution to stockholders before any payment may be made to the holders of common stock.  Each holder would receive an amount equal to the number of outstanding Series A Preferred Stock shares held multiplied by $62.22 plus either accrued and unpaid dividends on such shares or, if the liquidation event occurs before the Fifth Anniversary, an amount equal to all dividends that would have been accrued during the period from the date of issuance through the Fifth Anniversary, and any other dividends declared on such shares.  However, if the amount that the holders of Series A Preferred Stock would have received if all outstanding shares of Series A Preferred Stock had been converted into common stock immediately prior to the liquidation event exceeded the amount discussed previously, the holders of Series A Preferred Stock will receive the greater amount.

Conversion.  Each share of Series A Preferred Stock may be converted at any time at the option of the holder into a number of shares of common stock as is determined by dividing the original issue price of $62.22 per share by the conversion price which is initially $62.22. In the event that after the Fifth Anniversary the Board of Directors recommends to the Company’s stockholders a sale of the company, but the Company’s stockholders do not approve the recommended sale, then the conversion price would be reduced to $52.65.  Additionally, if there was a failure of the stockholders to approve certain other actions to facilitate an initial public offering of the Company’s common stock as well as a failure to approve a sale of the Company recommended by the Board of Directors, then the conversion price would be $47.86.  The conversion price is also subject to adjustments on a broad-based, weighted-average basis upon the issuance of shares of common stock or certain equivalent securities at a price per share less than conversion price of $62.22 or as then adjusted to date.

Mandatory conversion of the Series A Preferred Stock to common stock will occur immediately prior to the closing of any firm-commitment, underwritten public offering of the Company in which the aggregate proceeds to the Company exceed $200.0 million, before deduction of underwriters’ discounts and commissions, provided that the common stock is then listed on the New York Stock Exchange, its NYSE MKT or the Nasdaq Stock Market (or any successor exchange) and provided that the Company sells on a primary basis in such offering at least certain required amounts of shares.  All outstanding Series A Preferred Stock, accrued and unpaid dividends accrued on such shares, or, in the event that the public offering occurs before the Fifth Anniversary, dividends that would have accrued during the period from the date of issuance through the Fifth Anniversary, as well as dividends declared and unpaid would be converted at the effective conversion price automatically.  Or, all outstanding shares of Series A Preferred Stock, plus accrued and unpaid dividends, and dividends declared and unpaid will automatically be converted into shares of common stock upon written notice delivered to the Company by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

Voting Rights.  Each holder of outstanding shares of Series A Preferred Stock is entitled to vote with the holders of outstanding shares of common stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company. Each outstanding share of Series A Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which it is convertible.

In addition, the Company may not take certain actions without first having obtained the affirmative vote or waiver of the holders of a majority of the outstanding shares of Series A Preferred Stock.  These actions include, among other items, conducting certain liquidation events, entering into new lines of business, entering into agreements for certain acquisitions, joint ventures or investments involving amounts greater than $100.0 million and entering into agreements for certain firm, fixed-price or lump-sum design-build or EPC contracts.  In addition, among other things the Company is limited in certain additional amounts it may borrow, additional shares of certain securities that it may issue and the amounts of capital stock it can repurchase in excess of negotiated pre-approved amounts, in each case, without further approval from the holders of the Series A Preferred Stock.

Redemption.  The Company may redeem all the shares of Series A Preferred Stock (and not fewer than all shares of Series A Preferred Stock) in one installment commencing at any time on or after June 24, 2018.  The aggregate redemption price for the shares of Series A Preferred Stock will be equal to the greater of (i) certain guaranteed minimum prices of up to an aggregate of $600.0 million, and (ii) the fair value of the shares, as determined by a third-party appraisal, plus accrued and unpaid dividends, and any other dividends declared and unpaid on such shares. The Series A Preferred Stock is not redeemable upon the election of the holders of Series A Preferred Stock.

(4) Variable Interest Entities and Equity Method Investments

We routinely enter into teaming arrangements, in the form of joint ventures, to perform projects for our clients. Such arrangements are customary in the engineering and construction industry and generally are project specific.  The arrangements facilitate the completion of projects that are jointly contracted with our partners.  These arrangements are formed to leverage the skills of the respective partners and include consulting, construction, design, design-build, program management and operations and maintenance contracts.  The assets of a joint venture are restricted for use only for the particular joint venture and are not available for general operations of the Company.  Our risk of loss on these arrangements is usually shared with our partners. The liability of each partner is usually joint and several, which means that each partner may become liable for the entire risk of loss on the project. Furthermore, on some of our projects, CH2M has granted guarantees which may encumber both our contracting subsidiary company and CH2M for the entire risk of loss on the project.

Our financial statements include the accounts of our joint ventures when the joint ventures are variable interest entities (“VIE”) and we are the primary beneficiary or those joint ventures that are not VIEs yet we have a controlling interest. We perform a qualitative assessment to determine whether our company is the primary beneficiary once an entity is identified as a VIE. A qualitative assessment begins with an understanding of the nature of the risks associated with the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and how they were marketed, and the parties involved in the design of the entity. All of the variable interests held by parties involved with the VIE are identified and a determination is made of which activities are most significant to the economic performance of the entity and which variable interest holder has the power to direct those activities. Most of the VIEs with which our Company is involved have relatively few variable interests and are primarily related to our equity investments, subordinated financial support, and subcontracting arrangements. We consolidate those VIEs in which we have both the power to direct the activities of the VIE that most significantly impact the VIEs economic performance and the obligation to absorb losses or the right to receive the benefits from the VIE that could potentially be significant to the VIE.  As of December 30, 2016 and December 25, 2015, total assets of VIEs that were consolidated were $220.3 million and $224.6 million, respectively, including assets of VIEs within discontinued operations of $15.4 million and $71.4 million, respectively, which was primarily related to an Australian fixed-price Power EPC joint venture.  As of December 30, 2016 and December 25, 2015, total liabilities of VIEs were $385.9 million and $289.3 million, respectively, including liabilities of VIEs within discontinued operations of $200.3 million and $164.9 million, respectively, which was primarily related to an Australian fixed-price Power EPC joint venture.   Refer to Note 18 - Discontinued Operations for additional details.  The consolidated assets and liabilities VIEs from continuing operations consist almost entirely of working capital accounts associated with the performance of a National Governments consolidated joint venture consulting project in Canada.  Gross revenue of VIEs that were consolidated was $990.9 million, $533.0 million, and $365.9 million for the years ended December 30, 2016, December 25, 2015 and December 31, 2014, respectively, which included gross revenue of consolidated VIEs presented within net (loss) income from discontinued operations of $45.5 million, $209.6 million, and $115.6 million, respectively.  Refer to Note 18 - Discontinued Operations for additional details.

In determining whether we have a controlling interest in a joint venture that is not a VIE and the requirement to consolidate the accounts of the entity, we consider factors such as ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partnership/members.

We held investments in unconsolidated VIEs and equity method investments of $66.3 million and $84.3 million as of December 30, 2016 and December 25, 2015, respectively.  Our proportionate share of net income or loss as well as gains or losses resulting from changes in fair value of equity method investments due to acquisitions and disposals is included as equity in earnings of joint ventures and affiliated companies in the consolidated statements of operations.  In general, the equity investment in our unconsolidated affiliates is equal to our current equity investment plus our portion of the entities’ undistributed earnings.  We provide certain services, including engineering, construction management and computer and telecommunications support, to these unconsolidated entities.  These services are billed to the joint ventures in accordance with the provisions of the agreements.

Summarized financial information for our unconsolidated VIEs and equity method investments as of and for the years ended is as follows:

	December 30,	December 25,
($ in thousands)	2016	2015
Financial Position:
Current assets	$457,273	$569,224
Noncurrent assets	21,964	22,333
Total assets	$479,237	$591,557
Current liabilities	$303,502	$383,887
Noncurrent liabilities	1,353	1,566
Partners’/Owners’ equity	174,382	206,104
Total liabilities and equity	$479,237	$591,557
CH2M’s share of equity	$66,329	$84,296

	December 30,	December 25,	December 31,
($ in thousands)	2016	2015	2014
Results of Operations:
Revenue	$1,683,389	$2,382,854	$2,514,461
Direct costs	(1,544,856)	(2,177,271)	(2,297,607)
Gross margin	138,533	205,583	216,854
Selling, general and administrative expenses	(44,306)	(55,250)	(39,981)
Operating income	94,227	150,333	176,873
Other loss, net	(5,028)	(4,620)	(3,663)
Net income	$89,199	$145,713	$173,210
CH2M’s share of net income	$51,957	$46,765	$54,918

We have the following significant investments in unconsolidated VIEs and equity method investments companies as of December 30, 2016:

% Ownership
Domestic:
AGVIQ - CH2M HILL Joint Venture III/IIIA	49.0%
CH2M/WG Idaho, LLC	50.5%
Coastal Estuary Services LLC	49.9%
MW/CH2M HILL, a Joint Venture (SNWA)	50.0%
National Security Technologies, LLC	10.0%
OMI Beca Ltd.	50.0%
Savannah River Remediation LLC	15.0%
URS/CH2M OAK RIDGE LLC (UCOR)	45.0%
Washington Closure LLC (River Corridor)	30.0%
Foreign:
A-One+	33.3%
Broadlands Environmental Services	10.0%
CHT JV	50.0%
C2V+	50.0%
Cavendish Dounreay Partnership LTD	30.0%
CH2M HILL - MACE Joint Venture	51.0%
CH2M HILL-KUNWON PMC	54.0%
CHCJV	50.0%
Consorcio Integrador Rio de Janeiro	48.0%
Consórcio Sondotécnica-Cobrape-CH2M	25.0%
CPG Consultants-CH2M NIP JV	50.0%
Halcrow Hyder	50.0%
HWC Treatment Program Alliance Joint Venture	50.0%
SMNM-VECO JV	50.0%
Sydney Water Corporation-Odour Program Mgmt Alliance	50.0%
Transcend Partners, LTD.	40.0%

(5) Property, Plant and Equipment

Property, plant and equipment consists of the following as of:

	December 30,	December 25,
($ in thousands)	2016	2015
Land	$5,021	$5,021
Buildings and land improvements	107,140	65,794
Furniture and fixtures	26,009	25,237
Computers and office equipment	157,542	153,979
Field equipment	130,681	138,721
Leasehold improvements	75,492	65,734
	501,885	454,486
Less: accumulated depreciation	(255,289)	(255,021)
Net property, plant and equipment	$246,596	$199,465

Depreciation expense from continuing operations, which is reflected within selling, general and administrative expense, totaled $42.8 million, $45.1 million, and $43.1 million for the years ended December 30, 2016, December 25, 2015, and December 31, 2014, respectively.

During the year ended December 30, 2016, we constructed employee housing units for oilfield workers in Alaska to support our oil and gas operations resulting in the addition of approximately $42.9 million to buildings and land improvements.

(6) Receivables

Receivables are stated at net realizable values and consist of receivables billed to clients as well as receivables for which revenue has been earned but has not yet been billed. The U.S. federal government and agencies regulated by the U.S. federal government accounted for approximately 10% of our net receivables at December 30, 2016 and December 25, 2015, respectively. No other customer exceeded 10% of total receivables at December 30, 2016 or December 25, 2015.

The change in the allowance for uncollectible accounts consists of the following for the years ended:

	December 30,	December 25,
($ in thousands)	2016	2015
Balance at beginning of year	$7,432	$8,360
Provision charged to expense	5,864	2,013
Accounts written off	(432)	(1,573)
Other	(877)	(1,368)
Balance at end of year	$11,987	$7,432

(7) Acquisitions

On April 4, 2014, we acquired certain agreed upon assets and liabilities of TERA Environmental Consultants (“TERA”) for consideration of $119.6 million.  TERA was an employee-owned environmental consulting firm headquartered in Canada specializing in environmental assessment, planning, siting, permitting, licensing, and related services for the pipeline, electrical transmission, and oil and gas industries.  TERA’s operations are reported in the consolidated financial statements within the Environment and Nuclear business group and generated approximately $16.8 million of revenue and $3.7 million of operating loss for the year ended December 30, 2016, $69.2 million of revenue and $9.2 million of operating income for the year ended December 25, 2015, and approximately $84.6 million of revenue and $10.6 million of operating income for the year ended December 31, 2014.

On September 6, 2016, we acquired a controlling interest in one of our joint ventures for consideration of $6.3 million, $2.1 million net of cash acquired, resulting in a gain of $15.0 million on the fair value remeasurement of the original equity method investment recorded in equity in earnings of joint ventures and affiliated companies and $31.3 million of goodwill.

(8) Goodwill and Intangible Assets

Our annual goodwill impairment test is conducted as of the first day of the fourth quarter of each year.  There were no triggering events during the year ended December 30, 2016 that would require us to initiate a goodwill impairment test at a date other than the annual impairment testing date.  We identified nine reporting units relevant to our annual impairment review performed as of October 1, 2016.  In selecting these reporting units, we considered (i) whether an operating segment or a component of an operating segment is a business, (ii) whether discrete financial information is available, (iii) whether the financial information is regularly reviewed by management of the operating segment, and (iv) how the operations are managed or how an acquired entity is integrated in the business operations.  Based upon this evaluation, we determined that we had the following reporting units as of October 1, 2016:

•	Environmental
•	Government Facilities and Infrastructure
•	Industrial and Advanced Technology
•	Nuclear
•	Oil, Gas and Chemicals
•	Power EPC
•	Transportation
•	Urban Environments and Sports
•	Water

After completing step one of the annual impairment test on October 1, 2016, we determined that the carrying value of each reporting unit did not exceed its respective fair value; therefore, the second step of the impairment test was unnecessary and no impairment charge was recognized.  Additionally, as discussed in Note 17 – Segment Information, during the first quarter of fiscal year 2017, we implemented a new organizational structure to more fully align global operations with the Company’s client-centric strategy, resulting in three sectors: National Governments, Private, and State & Local Governments.  Each of these sectors has been identified in 2017 as a reportable operating segment, which resulted in a change in our operating segments and reporting units.  We allocated goodwill to our new reporting units using a relative fair value approach in the first quarter 2017.  We did not identify an impairment of goodwill related to the change in our operating segments and reporting units.  We will conduct our annual goodwill impairment test as of the first day of the fourth quarter of 2017, or, upon the occurrence of certain triggering events at an earlier date.  Additionally, we completed an assessment of any potential goodwill impairment for all reporting units immediately prior to the change in operating segments and reporting units and determined that no impairment existed.    As a result, no impairment charge was recorded for the year ended December 30, 2016.  No impairment of identifiable intangibles was incurred in the year ended December 30, 2016.

For the year ended December 31, 2014, we recorded a goodwill impairment charge of $64.2 million, of which $36.4 million related to our Power EPC business within discontinued operations and $27.8 million related to our Private sector.  Additionally, for the year ended December 31, 2014 we identified an impairment in our tradename intangibles of $9.1 million related to our Power EPC business within discontinued operations.

The following table presents the changes in goodwill by segment during the years ended December 30, 2016 and December 25, 2015:

($ in thousands)	National Governments	Private	State & Local Governments	Consolidated Total
Balance as of December 31, 2014	$15,041	$152,635	$366,299	$533,975
Foreign currency translation	(631)	(7,478)	(14,881)	(22,990)
Balance as of December 25, 2015	$14,410	$145,157	$351,418	$510,985
Acquisitions	938	4,377	25,951	31,266
Foreign currency translation	(2,595)	(2,621)	(59,283)	(64,499)
Balance as of December 30, 2016	$12,753	$146,913	$318,086	$477,752

The following table presents the changes in intangible assets by segments for the years ended December 30, 2016 and December 25, 2015:

($ in thousands)	National Governments	Private	State & Local Governments	Consolidated Total
Balance as of December 31, 2014	$1,920	$38,554	$50,905	$91,379
Amortization	(752)	(5,609)	(18,714)	(25,075)
Foreign currency translation	(61)	(5,436)	(1,796)	(7,293)
Balance as of December 25, 2015	$1,107	$27,509	$30,395	$59,011
Amortization	(531)	(4,037)	(13,584)	(18,152)
Foreign currency translation	(143)	516	(3,208)	(2,835)
Balance as of December 30, 2016	$433	$23,988	$13,603	$38,024

Intangible assets with finite lives consist of the following:

		Accumulated	Net finite‑lived
($ in thousands)	Cost	Amortization	intangible assets
December 30, 2016
Customer relationships	172,880	(134,856)	38,024
Total finite-lived intangible assets	$172,880	$(134,856)	$38,024
December 25, 2015
Customer relationships	187,580	(128,655)	58,925
Tradename	4,499	(4,413)	86
Total finite-lived intangible assets	$192,079	$(133,068)	$59,011

All intangible assets are being amortized over their expected lives of between two and ten years.  Amortization expense is reflected in selling, general and administrative expense and totaled $18.2 million, $25.1 million and $46.2 million for the years ended December 30, 2016, December 25, 2015 and December 31, 2014, respectively.  All intangible assets are expected to be fully amortized in 2024.

At December 30, 2016, the future estimated amortization expense related to these intangible assets is:

Amortization
($ in thousands)	Expense
2017	$15,543
2018	4,198
2019	3,465
2020	3,465
2021	3,465
Thereafter	7,888
$38,024

(9) Fair Value of Financial Instruments

Cash and cash equivalents, client accounts receivable, unbilled revenue, accounts payable and accrued subcontractor costs and billings in excess of revenue are carried at cost, which approximates fair value due to their short maturities.  Fair value of long‑term debt, including the current portion, is estimated based on Level 2 inputs, except the amount outstanding on the revolving credit facility for which the carrying value approximates fair value.  Fair value is determined by discounting future cash flows using interest rates available for issues with similar terms and average maturities.  The estimated fair values of our financial instruments where carrying values do not approximate fair value are as follows for the years ended December 30, 2016 and December 25, 2015:

	2016		2015
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Equipment financing	$8,152	$7,662	$8,594	$8,056
Note payable by consolidated joint venture	$2,483	$2,284	$—	$—

We primarily enter into derivative financial instruments to mitigate exposures to changing foreign currency exchange rates.  These currency derivative instruments are carried on the balance sheet at fair value and are typically based upon Level 2 inputs including third party quotes. At December 30, 2016 and December 25, 2015, we had forward foreign exchange contracts on world currencies with varying durations, none of which extend beyond one year.  We had $1.2 million of derivative liabilities for the year ended December 30, 2016 and an insignificant amount of derivative assets as of December 25, 2015.

The unrealized and realized gains and losses due to changes in derivative fair values included in selling, general and administrative expense are as follows:

	For The Years Ended
	December 30,	December 25,	December 31,
(in thousands)	2016	2015	2014
Unrealized loss (gain) from changes in derivative fair values	$1,062	$129	$(142)
Realized loss (gain) from changes in derivative fair values	$6,000	$8,009	$(2,740)

(10) Revolving Credit Facility and Long‑Term Debt

On September 30, 2016, we entered into a Third Amendment to our Amended and Restated Credit Agreement (“Amended Credit Agreement”), to provide us with additional financial and operational flexibility, particularly by modifying the definition of consolidated adjusted EBITDA to allow for the exclusion of expected cash restructuring charges and cash payments on the project losses attributable to ongoing fixed-price contacts for purposes of determining the consolidated leverage ratio, which remained at 3.00x for 2016 and beyond.  In addition, the Amended Credit Agreement lowered our maximum available revolving credit facility to $925.0 million from $1.1 billion.  The credit facility matures on March 28, 2019 and includes a subfacility for the issuance of standby letters of credit in a face amount up to $500.0 million, a subfacility up to $300.0 million for multicurrency borrowings, and a subfacility of up to $50.0 million for swingline loans.  Under the terms of the Amended Credit Agreement, we may be able to invite existing and new lenders to increase the amount available to be borrowed by up to $200.0 million. Other technical and operating changes to the Amended Credit Agreement specifically achieved the following:

•	Increased the margins used to determine the interest rates of revolving loans under the Amended Credit Agreement and the commitment fees payable by CH2M;

•

Limited the amount CH2M may spend to repurchase its common stock in connection with its employee stock ownership program up to $75.0 million during the three quarter period ending March 31, 2017 and, thereafter, up to $100.0 million during a rolling four quarter period less the amount of any legally required repurchases of common stock held in benefit plans;

•

Limited CH2M’s ability to pay cash dividends on preferred stock until no more than 10% of our consolidated adjusted EBITDA consists of the cash and non-cash charges related to restructuring charges and project costs and losses in any rolling four quarter period and subject to minimum pro forma leverage ratio;

•	Disallows the use of proceeds from asset sales to repurchase common or preferred stock; and,
•	Granted security interests to the lenders in substantially all of the assets of CH2M and CH2M’s subsidiaries, subject to certain carve-outs.

The Amended Credit Agreement contains customary representations, warranties and conditions to borrowing including customary affirmative and negative covenants, which include covenants that limit or restrict our ability to incur indebtedness and other obligations, grant liens to secure their obligations, make investments, merge or consolidate, and dispose of assets outside the ordinary course of business, in each case subject to customary exceptions for credit facilities of this size and type.

On November 23, 2016, December 28, 2016 and January 10, 2017, we received from the lenders under the Amended Credit Agreement consents permitting our delayed compliance with respect to the certifications to the lenders relating to our unaudited consolidated financial statements as of and for the quarters ended June 26, 2015, September 25, 2015 and December 25, 2015 and confirming that a determination that a material weakness exists in our internal controls over financial accounting would not constitute a default under the terms of the Amended Credit Agreement.  The consents ensured that no event of default existed under the Amended Credit Agreement as a result of the restatement, and we could request the issuance of new loan advances and letters of credit under the Amended Credit Agreement in accordance with its terms.

As of December 30, 2016, we were in compliance with the covenants required by the Amended Credit Agreement.  Management continually assesses its potential future compliance with the Amended Credit Agreement covenants based upon estimates of future earnings and cash flows.  If there is an expected possibility of non-compliance, we will discuss possibilities with the Company’s lenders or utilize other means of capitalizing the Company to anticipate or remedy any non-compliance.  The expected cash outflows required to fund the project losses discussed in Note 2 – Changes in Project-Related Estimates and the related impact on earnings will put a financial strain on the Company that may require an amendment or other remedies to be pursued by management if certain earnings estimates or cash flow improvement initiatives are not achieved or if required to facilitate restructuring plans.

There were $487.0 million and $292.8 million in borrowings outstanding on the credit facility for the years ended December 30, 2016 and December 25, 2015, respectively. The average rate of interest charged on that balance was 3.73% as of December 30, 2016. The company-wide issued and outstanding letters of credit and bank guarantee facilities were $134.2 million and $145.5 million for the years ended December 30, 2016 and December 25, 2015, respectively. The remaining unused borrowing capacity under the credit facility was approximately $107.4 million as of December 30, 2016.

Our nonrecourse and other long‑term debt consist of the following for the years ended:

	December 30,	December 25,
($ in thousands)	2016	2015
Revolving credit facility, average rate of interest of 3.73%	$487,009	$292,783
Equipment financing, due in monthly installments to September 2021, secured by equipment. These notes bear interest ranging from 0.22% to 3.29%	8,152	8,594
Note payable by consolidated joint venture, due July 2019. This note bears interest at 6-month LIBOR plus 2.5%	2,483	—
Other notes payable	230	285
Total debt	$497,874	$301,662
Less: current portion of debt	2,242	2,069
Total long-term portion of debt	$495,632	$299,593

At December 30, 2016, future principal payments on long‑term debt for each year ending are as follows:

($ in thousands)	Principal Payments
2017	$2,242
2018	2,232
2019	491,243
2020	1,598
2021	559
Thereafter	—
Total future principal payments	$497,874

(11) Operating Lease Obligations

We have entered into certain noncancellable leases, which are being accounted for as operating leases. At December 30, 2016, future minimum lease payments, without consideration of sublease income, for each year ending are as follows:

($ in thousands)	Lease Payments
2017	$82,242
2018	73,089
2019	61,931
2020	50,095
2021	42,437
Thereafter	230,802
Total future minimum lease payments	$540,596

Rental expense charged to operations, net of sublease income, was $95.5 million, $118.1 million, and $121.1 million for the years ended December 30, 2016, December 25, 2015 and December 31, 2014, respectively.  Rental expense included amortization of deferred gains, primarily related to the sale-leaseback of our corporate offices, of $1.4 million, $3.9 million and $4.3 million for the years ended December 30, 2016, December 25, 2015 and December 31, 2014, respectively.  Certain of our operating leases contain provisions for a specific rent‑free period and escalation clauses.  We accrue rental expense during the rent‑free period based on total expected rental payments to be made over the life of the related lease.

(12) Income Taxes

Income related to continuing operations before provision for income taxes for the years ended December 30, 2016, December 25, 2015 and December 31, 2014 consists of the following:

($ in thousands)	2016	2015	2014
U.S. (loss) income	$(43,917)	$79,058	$(161,951)
Foreign income	73,629	30,724	196,469
Income before taxes	$29,712	$109,782	$34,518

The provision for income taxes related to continuing operations for the years ended December 30, 2016, December 25, 2015 and December 31, 2014 consists of the following:

($ in thousands)	2016	2015	2014
Current income tax (benefit) expense:
Federal	$19,668	$5,138	$17,660
Foreign	16,975	15,356	14,318
State and local	3,985	8,106	5,797
Total current income tax expense	40,628	28,600	37,775
Deferred income tax (benefit) expense:
Federal	(42,810)	8,212	24,699
Foreign	(76,665)	(7,138)	(11,256)
State	(8,301)	(912)	(4,260)
Total deferred income tax benefit	(127,776)	162	9,183
Total income tax (benefit) expense	$(87,148)	$28,762	$46,958

The reconciliations of income tax related to continuing operations computed at the U.S. federal statutory tax rate to our effective income tax rate for the years ended December 30, 2016, December 25, 2015 and December 31, 2014 are as follows:

($ in thousands)	2016	2015	2014
Pretax income	$29,712	$109,782	$34,518
Federal statutory rate	35%	35%	35%
Expected tax (benefit) expense	10,399	38,424	12,081
Reconciling items:
State income taxes, net of federal benefit	(599)	5,030	(3,901)
Compensation	(5,431)	—	—
Non-deductible goodwill impairment	—	—	8,881
Non-taxable reversal of purchase accounting accrual	—	—	(5,459)
Tax effect of noncontrolling interests	(1,544)	(3,205)	(1,557)
Permanent expenses	14,611	27,138	16,221
Foreign tax rate differential	(13,978)	(10,636)	10,765
Tax credits	880	(8,281)	(19,278)
Change in valuation allowance	(89,689)	3,146	35,008
Change in uncertain tax positions	4,698	(23,434)	5,460
Other	(6,495)	580	(11,263)
(Benefit) provision for income taxes	$(87,148)	$28,762	$46,958

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 30, 2016 and December 25, 2015 are as follows:

($ in thousands)	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$102,917	$121,599
Deferred gain, insurance and other	93,809	62,684
Credit carryovers	76,916	71,458
Accrued employee benefits	174,717	239,677
Total deferred tax assets	448,359	495,418
Valuation allowance	(46,044)	(210,391)
Net deferred tax assets	402,315	285,027
Deferred tax liabilities:
Investments in affiliates	(10,025)	(6,882)
Depreciation and amortization	(29,039)	(22,760)
Net deferred tax liabilities	(39,064)	(29,642)
Net deferred tax assets	$363,251	$255,385

After adjusting for the impact of loss attributable to noncontrolling interests, the effective tax rate related to continuing operations on the profit attributable to CH2M for the year ended December 30, 2016 was a benefit of 280.8% compared to an expense of 26.2% for the same period in the prior year. The effective tax rate in 2016 is lower compared to the same period in the prior years primarily due to the favorable impacts associated with the remeasurement related to an acquisition of a controlling interest, the release of the valuation allowances related to the Halcrow Group Limited pension, as discussed below, and the release of the valuation allowances related to foreign net operating losses due to the implementation of a new transfer pricing policy.  Recent discussions regarding tax reform may result in changes to long-standing tax principles which could adversely affect our effective tax rate or result in higher cash tax liabilities.  These discussions include a reduced corporate tax rate, repatriation of foreign earnings, cash, and cash equivalents, and cross border adjustability.  Our effective tax rate continues to be negatively impacted by the effects of state income taxes, non-deductible foreign net operating losses, and the disallowed portions of meals and entertainment expenses.

CH2M is required to record all deferred tax assets or liabilities for temporary differences, net operating loss carryforwards, and tax credit carryforwards.  A deferred tax asset valuation allowance is established when it is more likely than not that all or some portion of the deferred tax assets will not be realized in future periods.  As of December 30, 2016 and December 25, 2015, we reported a valuation allowance of $46.0 million and $210.4 million, respectively, related primarily to the reserve of certain foreign net loss carryforwards and the foreign tax credit carryforward.  The decrease in valuation allowance is primarily related to the restructure of the Halcrow Pension Scheme, as discussed below, and the implementation of the new transfer pricing policy.  As of December 30, 2016, the Company had U.S. federal net operating loss carryforwards of approximately $243.0 million, state net operating loss carryforwards of $228.0 million, and foreign net operating losses of $102.0 million to reduce future taxable income.  These net operating losses can be carried forward for varying terms between three years and an unlimited carryforward.  There is $69.3 million of foreign tax credit available for carryforward through the years 2018-2026.

Halcrow Group Limited (“HGL”), a subsidiary of CH2M, has substantial deferred tax assets, primarily related to the Halcrow Pension Scheme (“HPS”), a defined benefit plan sponsored by HGL.  These deferred tax assets represented future deductions available to HGL.  When HGL was acquired in 2011, it was determined a full valuation allowance was required on these assets as there was uncertainty regarding the ability to realize these assets in the future.  On October 4, 2016, HGL effected a transaction to restructure the Halcrow Pension Scheme.  As a result of the transaction, our overall pension liability and related future funding obligations were reduced.  For additional information regarding the Halcrow Pension Scheme and changes to the defined benefit plan effective October 4, 2016, refer to Note 16 – Employee Retirement Plans.  Consequently, we believe that the deferred tax assets of HGL will now more likely than not be realized, and therefore, valuation allowance has been removed.  This generated a benefit of approximately $65.0 million in the year ended December 30, 2016.

During the year ended December 30, 2016, the Company elected to early adopt ASU 2016-09 with an effective date of December 26, 2015.  Accordingly, the Company recognized $3.9 million of tax benefit.  This in addition to the previously unrecognized excess tax benefits of $11.1 million, which resulted in a cumulative-effect adjustment to retained earnings.

Undistributed earnings of our foreign subsidiaries totaled approximately $432.3 million at December 30, 2016.  These earnings are considered to be permanently reinvested.  Accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been made.  Determining the tax liability that would arise if these earnings were repatriated is not practical.  At

December 30, 2016, CH2M has recognized a deferred tax liability of $3.1 million within investments in unconsolidated unconsolidated affiliates related to foreign subsidiaries where no permanent reinvestment assertion exists.  Cash held in international accounts at December 30, 2016 and December 25, 2015 was $108.7 million and $152.0 million, respectively.

As of December 30, 2016 and December 25, 2015, we had $8.0 million and $38.5 million, respectively, recorded as a liability for uncertain tax positions and accrued interest.  We recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 30, 2016 and December 25, 2015, we had approximately $2.6 million and $3.0 million, respectively, of accrued interest and penalties related to uncertain tax positions.

A reconciliation of the beginning and ending amount of uncertain tax positions as of December 30, 2016 and December 25, 2015 is as follows (in thousands):

Balance at December 31, 2014	$48,561
Additions for current year tax positions	30,363
Additions for prior year tax positions	2,797
Reductions for prior year tax positions	(1,131)
Reductions as a result of settlement with tax authority	(19,862)
Reductions as a result of lapse of applicable statue of expirations	(1,486)
Balance at December 25, 2015	$59,242
Additions for current year tax positions	23,888
Additions for prior year tax positions	8,248
Reductions for prior year tax positions	(12,111)
Reductions as a result of settlement with tax authority	(2,136)
Reductions as a result of lapse of applicable statue of expirations	(283)
Balance at December 30, 2016	$76,848

If recognized, $38.1 million of the uncertain tax positions would affect the effective tax rate.  We do not anticipate any significant changes to the uncertain tax positions in the next twelve months.

We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions.  In the normal course of business, we are subject to examination by taxing authorities throughout the world, including such major jurisdictions as the U.S., Canada, and the United Kingdom.  With few exceptions, we are no longer subject to U.S. federal, state and local, or non‑U.S. income tax examinations by tax authorities in major tax jurisdictions for years before 2008.

(13) Earnings Per Share

Basic earnings per share (“EPS”) is calculated using the weighted-average number of common shares outstanding during the period and income available to common stockholders, which is calculated by deducting the dividends accumulated for the period on cumulative preferred stock (whether or not earned) and income allocated to preferred stockholders as calculated under the two-class method.  In the event the Company has a net loss, the net loss is not allocated to preferred stockholders as the holders do not have a contractual obligation to share in the Company’s losses. The Company considers all of the Series A Preferred Stock to be participating securities as the holders of the preferred stock are entitled contractually to receive a cumulative dividend.

Diluted EPS under the two-class method is computed by giving effect to all potential shares of common stock including common stock issuable upon conversion of the convertible preferred stock, the related convertible dividends for the aggregate five year contractual obligation, and stock options.  The denominator is calculated by using the weighted-average number of common shares and common stock equivalents outstanding during the period, assuming conversion at the beginning of the period or at the time of issuance if later.  Additionally, when calculating diluted EPS, the Company analyzes the potential dilutive effect of the outstanding preferred stock under the if-converted method, in which it is assumed that the outstanding preferred stock convert to common stock at the beginning of the period. In the event that the if-converted method is more dilutive than the two-class method, the if-converted diluted EPS will be reflected in our financial statements.  Common stock equivalents are only included in the diluted EPS calculation when their effect is dilutive.

The table below presents the reconciliations of basic and diluted EPS for the years ended December 30, 2016, December 25, 2015, and December 31, 2014.  The reconciliation of basic and diluted EPS for the year ended December 31, 2014 has been restated to conform to the two-class method and presentation as shown below:

	December 30,	December 25,	December 31,
($ in thousands, except per share amounts)	2016	2015	2014
Numerator - basic and diluted:
Net income (loss) from continuing operations	$121,471	$84,850	$(5,834)
Net (loss) income from discontinued operations	(245,725)	7,267	(312,768)
Net (loss) income	(124,254)	92,117	(318,602)
Less: income attributable to noncontrolling interests from continuing operations	(4,611)	(3,830)	(6,606)
Less: loss (income) attributable to noncontrolling interests from discontinued operations	143,903	(7,884)	143,671
Net income (loss) attributable to CH2M	15,038	80,403	(181,537)
Less: accrued dividends attributable to preferred stockholders	14,006	5,088	—
Less: income allocated to preferred stockholders - basic	152	4,279	—
Income (loss) available to common stockholders - basic and diluted	$880	$71,036	$(181,537)

Denominators:
Weighted-average common shares outstanding - basic	25,648	27,119	28,257
Dilutive effect of common stock equivalents	84	62	—
Diluted adjusted weighted-average common shares outstanding, assuming conversion of common stock equivalents	25,732	27,181	28,257

Basic net income (loss) from continuing operations per common share	$0.26	$2.64	$(0.44)
Basic net loss from discontinued operations per common share	(0.23)	(0.02)	(5.98)
Basic net income (loss) per common share	$0.03	$2.62	$(6.42)

Diluted net income (loss) from continuing operations per common share	$0.26	$2.63	$(0.44)
Diluted net loss from discontinued operations per common share	(0.23)	(0.02)	(5.98)
Diluted net income (loss) per common share	$0.03	$2.61	$(6.42)

For the years ended December 30, 2016 and December 25, 2015, options to purchase 1.9 million and 0.1 million shares of common stock, respectively, and 5.1 million and 3.3 million shares of preferred stock and accumulated preferred stock dividends, respectively, were excluded from the dilutive EPS calculation because including them would have been antidilutive.

(14) Restructuring and Related Charges

2016 Restructuring Plan.  During the third quarter of 2016, the Company began a process to review the structure and resources within its business segments and formulate a restructuring plan to more fully align global operations with the Company’s client-centric strategy, including a simplified organization structure and streamlined delivery model to achieve higher levels of profitable growth (“2016 Restructuring Plan”). The anticipated restructuring activities include such items as workforce reductions and facilities consolidations.  During the year ended December 30, 2016, we incurred $42.2 million of costs for these restructuring activities related to the 2016 Restructuring Plan, which have been included in selling, general and administration expense on the consolidated statements of operations.  Overall, we expect to incur up to approximately $50.0 million to $70.0 million in total restructuring charges under the 2016 Restructuring Plan, primarily related to employee severance and termination benefits and facilities consolidation costs.  We expect the 2016 Restructuring Plan to be completed in the first half of 2017 and to result in aggregate annual cost savings of approximately $100.0 million.

2014 Restructuring Plan.  In September 2014, the Company commenced certain restructuring activities in order to achieve important business objectives, including reducing overhead costs, improving efficiency, and reducing risk (“2014 Restructuring Plan”).  These restructuring activities, which continued into 2015, included such items as a voluntary retirement program, workforce reductions, facilities consolidations and closures, and evaluation of certain lines of business. For the years ended December 25, 2015 and December 31, 2014, we incurred $60.6 million and $70.4 million, respectively, of costs for these restructuring activities which have been included in selling, general and administration expense on the consolidated statements of operations.. The restructuring activities under the 2014 Restructuring Plan were substantially complete as of December 25, 2015.

Overall, as of December 30, 2016, we have incurred aggregated costs of $173.2 million for restructuring activities related to the 2014 Restructuring Plan and the 2016 Restructuring Plan.

The changes in the provision for the restructuring activities for the year ended December 30, 2016 are as follows:

	2014 Restructuring Plan			2016 Restructuring Plan
($ in thousands)	Employee Severance and Termination Benefits	Facilities Cost	Other	Employee Severance and Termination Benefits	Facilities Cost	Other	Consolidated Total
As of December 31, 2014	$1,060	$15,000	$420	$—	$—	$—	$16,480
Provision	27,796	18,862	13,982	—	—	—	60,640
Cash payments	(20,853)	(8,443)	(13,432)	—	—	—	(42,728)
Other non-cash	—	(2,036)	—	—	—	—	(2,036)
As of December 25, 2015	$8,003	$23,383	$970	$—	$—	$—	$32,356
Provision	—	—	—	25,795	14,271	2,135	42,201
Cash payments	(6,988)	(7,898)	(970)	(19,754)	(519)	(2,105)	(38,234)
Other non-cash	—	(1,490)	—	—	1,338	—	(152)
As of December 30, 2016	$1,015	$13,995	$—	$6,041	$15,090	$30	$36,171

The remaining provisions for employee severance and termination benefits will be paid primarily over the next twelve months, and accruals for facilities costs will be paid over the remaining term of the leases which we have exited and therefore will extend through 2032.

(15) Employee Benefit Plans

Deferred Compensation Plans

Our CH2M Supplemental Executive Retirement and Retention Plan (“SERRP”) has the primary purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act (“ERISA”).  Under this plan, each participant’s account consists of various contributions made to the account by the Company on behalf of the participant.  The plan can be used to provide additional retirement benefits for certain of our senior executives at the Company’s discretion.  For the year ended December 30, 2016, compensation expense was reduced by $1.2 million related to the SERRP as a result of a decline in the return on the participants’ investment.  For the years ended December 25, 2015 and December 31, 2014, respectively, compensation expense was $0.5 million and zero.

In addition to the SERRP, we have a nonqualified deferred compensation plan that provides benefits payable to officers and certain highly compensated employees at specified future dates, or upon retirement, disability or death (“Deferred Compensation Plan”).  The Deferred Compensation Plan allows eligible participants to defer up to a certain amount of base compensation and incentive compensation received, in cash or common stock.  It also allows a more select group of eligible participants, whose 401(k) Plan contributions are limited by the ERISA, to defer additional base and incentive compensation to which we may make a matching contribution.  The plan is also used to provide additional retirement benefits for certain of our senior executives at levels to be determined from time‑to‑time by the Compensation Committee of the Board of Directors.  The Deferred Compensation Plan was amended and restated effective November 13, 2014 to, in general, to adjust the claims procedure and tax withholding processes.

The Deferred Compensation Plan and SERRP are unfunded; therefore, benefits are paid from the general assets of the Company.  The participant’s cash deferrals earn a return based on the participant’s selection of investments in several hypothetical investment options.  All deferrals of common stock must remain invested in common stock and are distributed in common stock.  As of December 30, 2016 and December 25, 2015, amounts due under the Deferred Compensation Plan were $82.9 million and $78.4 million, respectively.

Compensation expense was reduced by $0.7 million and $4.0 million related to the Deferred Compensation Plan for the years ended December 30, 2016 and December 25, 2015, respectively, as a result of a decline in the return on the participants’ investment options.  For the year ended December 31, 2014, compensation expense was $0.3 million.

Stock Option Plans

In 2009, the Board of Directors and stockholders approved the CH2M HILL Companies, Ltd. 2009 Stock Option Plan (“2009 Stock Option Plan”) which reserved 3,000,000 shares of our common stock for issuance upon exercise of stock options granted. Effective May 7, 2012, the 2009 Stock Option Plan was amended and restated to increase the number of reserved shares to 5,500,000. All options outstanding under the previously cancelled plans (“1999 and 2004 Stock Option Plans”), that expired or for any other reason cease to be exercisable, were rolled into the 2009 Stock Option Plan and are available for grant in addition to the 5,500,000 options reserved.

Stock options are granted at an exercise price equal to the fair market value of our common stock at the date of grant. Stock options granted generally become exercisable 25%, 25% and 50% after one, two and three years, respectively, and have a term of five years from the date of grant. The following table summarizes the activity relating to the 2009 Stock Option Plan during 2016:

	Number	Weighted Average
Stock Options:	of Shares	Exercise Price
Outstanding at December 25, 2015	2,205,246	$ 55.92
Granted	888,913	$ 62.75
Exercised	(307,746)	$ 51.51
Forfeited	(193,964)	$ 59.14
Expired	(195,375)	$ 54.06
Outstanding at December 30, 2016	2,397,074	$ 58.90
Exercisable at December 30, 2016	1,001,894	$ 57.52
Available for future grants	1,810,235

The following table summarizes stock options outstanding and stock options vested and exercisable as of December 30, 2016 and December 25, 2015:

	2016	2015
Stock options outstanding:
Aggregate intrinsic value (thousands)	$ 939	$ 26,462
Weighted average contractual term (years)	2.8	2.6
Stock options vested and exercisable:
Aggregate intrinsic value (thousands)	$ 262	$ 13,486
Weighted average contractual term (years)	1.5	1.4

We received $2.3 million, $1.8 million, and $5.0 million from options exercised during the years ended December 30, 2016, December 25, 2015 and December 31, 2014, respectively. Our stock option plan also allows participants to satisfy the exercise price and participant tax withholding obligation by tendering shares of company stock that have been owned by the participants for at least six months. The intrinsic value associated with exercises was $3.4 million, $2.1 million, and $9.9 million during the years ended December 30, 2016, December 25, 2015 and December 31, 2014, respectively.

We measure the fair value of each stock option grant at the date of grant using a Black‑Scholes option pricing model.  The weighted average grant date fair value of options granted during the years ended December 30, 2016 and December 25, 2015 was $11.18 and $8.40, respectively. The following assumptions were used in determining the fair value of options granted during 2016 and 2015:

	2016		2015
Risk-free interest rate	0.97%		1.36%
Expected dividend yield	—%		—%
Expected option life	4.2	Years	4.2	Years
Expected stock price volatility	19.9%		17.3%

We estimate the expected term of options granted based on historical experience of employee exercise behavior. We estimate the volatility of our common stock by using the weighted‑average of historical volatility over the same period as the option term. We use the Treasury Yield Curve rates for the risk‑free interest rate in the option valuation model with maturities similar to the expected term of the options. We do not anticipate paying any cash dividends on our common stock in the foreseeable future and therefore use an expected dividend yield of zero in the option valuation model. We are required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We use historical data to estimate pre‑vesting option forfeitures and record stock‑ based compensation expense only for those awards that are expected to vest. All stock‑based payment awards are amortized on a straight‑line basis over the requisite service periods of the awards.

The total compensation expense recognized for stock options granted for the years ended December 30, 2016, December 25, 2015 and December 31, 2014 was $5.0 million, $3.7 million, and $3.5 million, respectively.  The remaining unrecognized compensation expense related to nonvested awards as of December 30, 2016 is $8.7 million.  We expect to recognize this compensation expense over the weighted average remaining recognition period of 1.7 years, subject to forfeitures that may occur during that period.

Payroll Deduction Stock Purchase Plan

Our Payroll Deduction Stock Purchase Plan (“PDSPP”) provides for the purchase of common stock at 90% of the market value as of the date of purchase through payroll deductions by participating employees.  Eligible employees may purchase common stock totaling up to 15% of an employee’s compensation through payroll deductions.  An employee cannot purchase more than $25,000 of common stock under the PDSPP in any calendar year.  The PDSPP is intended to qualify under Section 423 of the Internal Revenue Code (“IRC”).  The PDSPP is not intended to qualify under Section 401(a) of the IRC and is not subject to ERISA.  The PDSPP is non‑compensatory since the plan is available to all eligible stockholders and incorporates no option features such as a look‑back period.  Accordingly, no compensation expense is recognized in the financial statements for the PDSPP.  During the years ended December 30, 2016, and December 25, 2015 and December 31, 2014, a total of 188,862 shares, 297,390 shares, and 415,557 shares, respectively, were issued under the PDSPP, for total proceeds of $10.0 million, $14.7 million, and $22.4 million, respectively.

Phantom Stock Plan

Our Phantom Stock Plan provides eligible individuals with added incentives to continue in the long‑term service of our company.  Eligible individuals are generally individuals who are not residents of the U.S. Phantom stock grants are 100% vested on the grant date and may be redeemed after six months from the grant date.  The value of phantom stock is equal to the market value of our common stock.  All amounts granted under the Phantom Stock Plan are payable in cash only.  Compensation expense under this plan is based on the value of the units on the date of grant.

During the years ended December 30, 2016 and December 25, 2015, respectively, 387 units and 1,112 units were granted under the Phantom Stock Plan.  No units were granted under the Phantom Stock Plan during the years ended December 31, 2014.  The average fair value of the units granted under the Phantom Stock Plan during 2016 was $62.89.  Compensation expense was reduced by $0.3 million related to the Phantom Stock Plan for the year ended December 30, 2016 as a result of a decline in the market value of our common stock in 2016. Compensation expense was $0.4 million for the year ended December 25, 2015 and zero for each year ended December 31, 2014.

The following table summarizes the activity relating to the Phantom Stock Plan during 2016:

Number
of
Units
Balance at December 25, 2015	17,508
Granted	387
Exercised	(46)
Forfeited	(297)
Balance at December 30, 2016	17,552

Stock Appreciation Rights Plan

In February 1999, we established the Stock Appreciation Rights (“SARs”) Plan.  Eligible individuals are generally individuals who are not residents of the U.S.  SARs are granted at an exercise price equal to the market value of our common stock and generally become exercisable 25%, 25% and 50% after one, two and three years, respectively, and have a term of five years from the date of the grant.  All amounts granted under the SARs Plan are payable in cash only.  Compensation expense under this plan is based on the vesting provisions and the market value of our common stock.  Compensation expense was reduced by $0.2 million related to the SARs Plan during the year ended December 30, 2016 as a result of a decline in the market value of our common stock in 2016.  Compensation expense for the years ended December 25, 2015 and December 31, 2014 was $0.3 million and zero, respectively.

The following table summarizes the activity relating to the SARs Plan during 2016:

	Number	Weighted Average
	of Rights	Exercise Price
Balance at December 25, 2015	34,916	$ 56.36
Granted	16,404	$ 62.89
Exercised	(5,320)	$ 51.48
Forfeited	(15,872)	$ 59.72
Balance at December 30, 2016	30,128	$ 59.01

Long Term Incentive Plan

The Long Term Incentive Plan (“LTIP”) rewards certain executives and senior leaders for the creation of value in the organization through the achievement of specific long‑term (three year) goals of earnings growth and strategic initiatives.  The Compensation Committee of the Board annually reviews and endorses participation in the LTIP and new plans are established each year.  At the end of each plan’s three-year performance period, the Board approves the payout percentage based on actual performance.  Awards are typically paid in both Company common stock and a cash amount approximately equal to an employees related tax liability.  During the years ended December 30, 2016, December 25, 2015 and December 31, 2014, a total of 51,646 shares, zero shares, and 66,528 shares, respectively, were issued under the LTIP at a fair value of $62.89, $0.00, and $69.43 per share, respectively.  Compensation expense for common stock under the LTIP plan was reduced by $3.2 million as a result of underperformance to the stated three-year program goals for the year ended December 30, 2016.  For the year ended December 25, 2015, compensation expense for common stock awards under the LTIP was $6.9 million.  For the year ended December 31, 2014, compensation expense for common stock under the LTIP plan was reduced by $6.4 million as a result of underperformance to the stated three-year program goals.

Restricted Stock Plan

Our Restricted Stock Plan provides eligible individuals with added incentives to continue in the long‑term service of the Company.  The awards are made for no consideration, vest over various periods, and may include performance requirements, but are considered outstanding at the time of grant.  During the years ended December 30, 2016, and December 25, 2015 and December 31, 2014, a total of 50,554 shares, 49,902 shares, and 268,291 shares, respectively, were granted under the Restricted Stock Plan.

We recognize compensation costs, net of forfeitures, over the vesting term based on the fair value of the restricted stock at the date of grant.  The amount of compensation expense recognized under the Restricted Stock Plan was $1.4 million for the year ended December 30, 2016 and zero for each year ended December 25, 2015 and December 31, 2014.  As of December 30, 2016, there was $2.6 million of unrecognized compensation expense related to non‑vested restricted stock grants. The expense is expected to be recognized over a weighted average period of 1.5 years.

The following table summarizes the activity relating to the Restricted Stock Plan during 2016:

		Weighted Average
		Grant Date
	Non‑vested Shares	Fair Value
Balance at December 25, 2015	293,835	$ 61.14
Granted	50,554	$ 62.83
Vested	(220,684)	$ 63.90
Cancelled	(21,514)	$ 54.43
Balance at December 30, 2016	102,191	$ 57.43

The weighted‑average fair values of the shares granted under the Restricted Stock Plan during the years ended December 30, 2016, December 25, 2015 and December 31, 2014 were $62.83, $51.54, and $64.92, respectively.

(16) Employee Retirement Plans

Retirement and Tax‑Deferred Savings Plan

The Retirement and Tax‑Deferred Savings Plan (“401(k) Plan”) is a retirement plan that includes a cash deferral arrangement that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code and provides benefits to eligible employees upon retirement.  The 401(k) Plan allows for matching contributions up to 58.33% of the first 6% of elective deferrals made each quarter up to a maximum of 3.5% of the employee’s quarterly base compensation, although specific subsidiaries may have different limits on employer matching. The matching contributions can be made in both cash and/or stock. Expenses related to matching contributions made in common stock for the 401(k) Plan were $28.6 million, $21.4 million, and $48.5 million for the years ended December 30, 2016, December 25, 2015, and December 31, 2014, respectively.

Defined Benefit Plans

We sponsor several defined benefit pension plans primarily in the United States and the United Kingdom.

In the U.S., we have three noncontributory defined benefit pension plans. Benefits in two of the plans are frozen while one plan remains active, the CH2M HILL OMI Retirement Plan (“OMI Plan”).  Benefits are generally based on years of service and compensation during the span of employment.

In the U.K., we assumed several defined benefit plans as part of our acquisition of Halcrow on November 10, 2011, of which the largest is the Halcrow Pension Scheme. These defined benefit plans have been closed to new entrants for many years.  The information related to these plans is presented within the Non‑U.S. Pension Plans columns of the tables below, which also include several small end-of-service benefit plans in the Middle East.

Changes in Defined Benefit Plans

During the year ended December 30, 2016, the Company adopted an amendment for one of our United States defined benefit plans, the OMI Plan, to freeze future pay and benefit service accruals beginning in 2017 for non-union participants, resulting a gain on curtailment of $4.6 million in our net periodic pension expense and a $3.0 million reduction in our projected benefit obligation.  There was also an additional gain of $1.2 million due to settlements within several small end-of-service benefit plans in the Middle East during the year ended December 30, 2016, which resulted in a $6.1 million reduction to our projected benefit obligation.

On October 4, 2016, Halcrow Group Limited (“HGL”), a subsidiary of CH2M, effected a transaction to restructure the benefits provided to members of the Halcrow Pension Scheme (“HPS”), a defined benefit plan sponsored by HGL, by providing each member with the option to transfer his or her benefits in the HPS to a new pension scheme, which is also sponsored by HGL (“HPS2”).  Alternatively, members had the option to remain in the HPS which will enter the Pension Protection Fund (“PPF”) under a regulated apportionment arrangement.  The new scheme, HPS2, provides benefits that are better than the compensation that would otherwise be paid by the PPF if a member chose to join the PPF rather than HPS2.  The PPF was created by the United Kingdom Pensions Act 2004 to provide compensation to members of eligible defined benefit pension schemes when an employer of the scheme can no longer support the pension scheme.  A member that transferred to HPS2 will receive substantially similar benefits to those in the HPS, except that annual increases and revaluation of benefits are reduced to statutory levels.  A pension scheme member of the HPS that elected to transfer to the new scheme also received a one-time uplift to benefits of either 1.0% or 2.5%.  The Pension Regulator, which is the United Kingdom’s executive body that regulates work-based pension schemes, and the PPF provided necessary regulatory approvals for the transaction to restructure the HPS benefits.

As a result of the transaction described above, HGL ceased to have any further obligations to the HPS on October 4, 2016. All members who consented to transfer to HPS2 were transferred on October 5, 2016.  Members who agreed to transfer to the new scheme account for 96.6% of the HPS’ liabilities and a broadly equivalent proportion of the HPS’ assets have transferred to the new scheme, as well as 20% of HGL’s equity issued as part of the transaction.  As a result of the restructured benefits for those members transferring to HPS2, the projected benefit obligation was reduced by $362.3 million.  Those members who remained in the HPS began the process of transferring to the PPF during the fourth quarter of 2016 along with the assets that remain in the HPS, as well as 5% of HGL’s equity issued as part of the transaction, resulting in a settlement of $28.4 million and an actuarial gain of $16.2 million within the projected benefit obligation.  We did not incur a gain or loss on settlement as a result of the transaction as the settlement cost related to the members who remained in HPS was less than the service and interest cost components of net periodic pension expense for 2016.

Additionally, in connection with the transaction, CH2M issued a £50.0 million, approximately $65.0 million, parent company guarantee to support HPS2 and funded £80.0 million, approximately $104.0 million, to be allocated between HPS2 and the PPF based on the proportion of the HPS’ members that transferred to HPS2.

Measurement Date

As our fiscal year ends on the last Friday of December of each year, our fiscal year and interim periods do not always coincide with a month-end.  In accordance with the Accounting Standards Update (“ASU”) 2015-04, Compensation – Retirement Benefits (Topic 715): Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets, we use the month-end that is closest to our fiscal year-end or interim period-end for measuring the defined benefit plan assets and obligations as well as other postretirement benefit plan assets and obligations.  For each of the defined benefit pension plans or the other postretirement benefit plans, no significant event occurred and no contribution was made between our fiscal year end of December 30, 2016 and the measurement date at December 31, 2016.

Benefit Expense

The weighted average actuarial assumptions used to compute the net periodic pension expense are based upon information available as of the beginning of the year, as presented in the following table:

	U.S. Pension			Non-U.S.
	Plans			Pension Plans
	2016	2015	2014	2016	2015	2014
Discount rate	4.90%	4.30%	5.10%	3.70%	3.60%	4.40%
Expected long‑term rate of return on plan assets	6.25%	6.75%	6.75%	4.89%	4.17%	4.86%
Rate of compensation increase	3.30%	3.30%	3.30%	3.70%	3.65%	4.00%

The components of the net periodic pension expense for the years ended are detailed below:

	U.S. Pension Plans			Non-U.S. Pension Plans
	December 30,	December 25,	December 31,	December 30,	December 25,	December 31,
($ in thousands)	2016	2015	2014	2016	2015	2014
Service cost	$2,698	$3,450	$3,132	$5,298	$3,522	$3,296
Interest cost	11,679	11,241	10,941	36,971	43,714	50,278
Expected return on plan assets	(11,817)	(13,248)	(11,683)	(33,816)	(31,460)	(36,420)
Amortization of prior service credits	(577)	(766)	(766)	(2,371)	—	—
Recognized net actuarial loss	6,704	7,465	4,598	3,964	3,941	1,199
Gain on curtailment	(4,567)	—	—	—	—	—
Gain on settlements	—	—	—	(1,235)	—	—
Other Adjustments	—	—	—	—	(113)	—
Net expense included in current income	$4,120	$8,142	$6,222	$8,811	$19,604	$18,353

Benefit Obligations

The measurement date used for the U.S. and non‑U.S. defined benefit pension plans is December 31.  The significant actuarial weighted average assumptions used to compute the projected benefit obligations for the defined benefit pension plans at year end are as follows:

	U.S. Pension Plans		Non-U.S. Pension Plans
	2016	2015	2016	2015
Discount rate	4.30%	4.90%	2.60%	3.70%
Rate of compensation increase	3.50%	3.30%	4.10%	3.70%

The discount rate assumption for the U.S. and non-U.S. defined benefit pension plans was determined using actuarial bond models.  The models assume we purchase high quality, Aa‑rated or better, corporate bonds such that the expected cash flow from the selected bond portfolio generally matches the timing of our projected benefit payments.  The models develop the average yield on this portfolio of bonds as of the measurement date.  This average yield is used as the discount rate.

The following table summarizes the change in the projected benefit obligation and plan assets for the defined benefit pension plans for the years ended:

	U.S. Pension Plans		Non-U.S. Pension Plans
	December 30,	December 25,	December 30,	December 25,
($ in thousands)	2016	2015	2016	2015
Benefit obligation at beginning of year	$248,932	$268,457	$1,174,603	$1,236,543
Service cost	2,698	3,450	5,298	3,522
Interest cost	11,679	11,241	36,971	43,714
Actuarial loss (gain), net	16,146	(19,572)	324,962	(27,194)
Participant contributions	—	—	279	317
Benefits paid	(13,934)	(14,759)	(36,542)	(39,397)
Plan amendments	—	115	(362,280)	(113)
Curtailment	(2,961)	—	—	—
Settlements	—	—	(34,537)	—
Addition of significant end-of-service benefit plans	—	—	—	8,704
Currency translation	—	—	(199,369)	(51,493)
Benefit obligation at end of year	$262,560	$248,932	$909,385	$1,174,603
Plan assets at beginning of year	$187,299	$196,061	$751,878	$776,737
Actual return on plan assets	8,921	(5,009)	124,059	19,390
Company contributions	12,295	11,006	141,698	28,070
Participant contributions	—	—	279	317
Benefits paid	(13,934)	(14,759)	(36,542)	(39,397)
Settlements	—	—	(32,383)	—
Currency translation	—	—	(162,491)	(33,239)
Fair value of plan assets at end of year	$194,581	$187,299	$786,498	$751,878

The combined U.S. and non-U.S. projected benefit obligation decrease of $251.6 million was primarily as a result of the transaction by HGL which restructured benefits for those members transferring to HPS2 as well as settled the obligation related to the members who remained in the HPS, as previously discussed, and changes in the foreign currency translation.  These reductions in the projected benefit obligation were partially offset by changes in actuarial assumptions primarily caused by decreased discount rates for both the U.S and non-U.S. pension plans.  Assuming no changes in current assumptions, the Company expects to fund approximately $24.6 million to $28.7 million in company contributions for calendar year 2017.

The expected benefit payments for the U.S. and non‑U.S. defined benefit pension plans are as follows:

	U.S. Pension	Non-U.S.
($ in thousands)	Plans	Pension Plans
2017	$16,594	$37,303
2018	16,758	36,753
2019	16,837	37,702
2020	16,910	38,033
2021	17,592	38,241
Thereafter	86,226	201,493
	$170,917	$389,525

Benefit Plan Assets

The target allocation for the U.S. pension plans and the weighted‑average asset allocations for the defined benefit pension plans at December 30, 2016 and December 25, 2015 by asset category are set out below.  For the non‑U.S. pension plans, the targeted allocation of assets is generally related to the expected benefit payments over the next five to ten years. The target is to hold sufficient assets in fixed income securities to meet these cash flows. So as the benefit plan matures, an increasing proportion of plan assets will be held in fixed income securities.

	Target	U.S. Pension Plans		Non-U.S. Pension Plans
	Allocation	2016	2015	2016	2015
Equity securities	52%	45%	47%	33%	35%
Debt securities	48%	53%	44%	50%	56%
Other	0%	2%	9%	17%	9%
Total	100%	100%	100%	100%	100%

The investment philosophy for the defined benefit pension plans is primarily to have the asset values and long‑term rates of return exceed those of the relative benchmarks in order to protect and pay the expected future benefit payments to participants.  Asset allocation decisions are made in an attempt to construct a total portfolio that achieves the desired expected risk and return needed to meet long term liabilities of the plans.  For non‑U.S. plans, the asset allocation decisions are often made by an independent board of trustees.  In order to accomplish the investment philosophy and strategy, the benefit plan trustees monitor the asset classes allowed for investment, the strategic mix targets, and allowable ranges of such.

Investments in domestic and international equity securities are utilized with the expectation that they will provide a higher rate of return than debt securities for periods in excess of five to ten years, albeit with greater risk.  Investments in debt securities, such as government and corporate bonds of domestic and international entities, are utilized with the expectation that they are generally low in risk and can meet the shorter term cash flow needs of the plans.  We use long‑term historical actual return experience with consideration of the expected investment mix of the plan assets, as well as future estimates of long‑term investment returns to develop the expected rate of return assumptions used in calculating the net periodic pension cost.

Investments are stated at fair value.  Fair value represents the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  For our investment fund assets, we have classified each of the funds which are publicly offered and reported on an exchange as Level 1.  We have classified investment fund assets which are not publicly offered as Level 2, without consideration as to the level of the specific underlying investments and securities held by the fund as it reflects the Levels for the actual asset held by the plan (the fund).  Certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy in accordance with the adoption of ASU 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities that Calculate Net Asset Value Per Share (or its Equivalent).  The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statement of net assets available for benefits.

The following tables summarize the fair values of our defined benefit pension plan assets by major asset category:

	U.S. Pension Plans
		Quoted Prices in	Significant Other	Significant
		Active Markets	Observable Inputs	Unobservable Inputs
($ in thousands)	Total	(Level 1)	(Level 2)	(Level 3)
December 30, 2016
Cash and cash equivalents	$2,833	$2,833	$—	$—
Investment funds:
Equity funds	87,173	31,074	56,099	—
Fixed income securities	104,575	70,590	33,985	—
Total	$194,581	$104,497	$90,084	$—
December 25, 2015
Cash and cash equivalents	$2,369	$2,369	$—	$—
Investment funds:
Equity funds	88,176	29,829	58,347	—
Fixed income securities	96,754	62,147	34,607	—
Total	$187,299	$94,345	$92,954	$—

	Non-U.S. Pension Plans
		Quoted Prices in	Significant Other	Significant
		Active Markets	Observable Inputs	Unobservable Inputs
($ in thousands)	Total	(Level 1)	(Level 2)	(Level 3)
December 30, 2016
Cash and cash equivalents	$92,624	$80,538	$12,086	$—
Investment funds:
Equity funds	229,261	—	229,261	—
Fixed income securities	367,862	—	367,862	—
International property fund	3,326	—	3,326	—
Other	25,648	—	25,648	—
Total investments in the fair value hierarchy	$718,721	$80,538	$638,183	$—
Investments measured at net asset value	67,777
Total investment asset fair value measurement	$786,498	$80,538	$638,183	$—
December 25, 2015
Cash and cash equivalents	$34,673	$7,719	$26,954	$—
Investment funds:
Equity funds	231,931	—	231,931	—
Fixed income securities	386,770	—	386,770	—
International property fund	3,549	—	3,549	—
Other	19,637	—	19,637	—
Total investments in the fair value hierarchy	$676,560	$7,719	$668,841	$—
Investments measured at net asset value	75,318
Total investment asset fair value measurement	$751,878	$7,719	$668,841	$—

Funded Status

The following table presents the underfunded status of the defined benefit pension plans at December 30, 2016 and December 25, 2015 which is included in long‑term employee related liabilities on the consolidated balance sheets:

			Non-U.S.
	U.S. Pension Plans		Pension Plans
($ in thousands)	2016	2015	2016	2015
Projected benefit obligation	$262,560	$248,932	$909,385	$1,174,603
Fair value of plan assets	194,581	187,299	786,498	751,878
Overfunded status	—	—	2,493	2,906
Underfunded status	$(67,979)	$(61,633)	$(125,380)	$(425,631)
Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$88,066	$78,689	$342,227	$173,196
Net prior service credits	(323)	(5,468)	(312,834)	—
Total	$87,743	$73,221	$29,393	$173,196
Amounts to be recognized in the following year as a component of net periodic pension expense:
Net actuarial loss	$7,630	$6,513	$10,244	2,885
Net prior service credits	(53)	(752)	(9,795)	—
Total	$7,577	$5,761	$449	2,885
Additional information:
Accumulated benefit obligation	$261,880	$245,726	$904,747	$1,166,501

Other Postretirement Benefits

We sponsor a medical benefit plan for retired employees of certain subsidiaries.  The plan is contributory, and retiree premiums are based on years of service at retirement.  The benefits contain limitations and a cap on future cost increases.  We fund postretirement medical benefits on a pay‑as‑you‑go basis.  Additionally, we have a frozen non‑qualified pension plan that provides additional retirement benefits to certain senior executives that remained employed and retired from CH2M on or after age 65.

The non‑qualified pension and postretirement healthcare benefit payments, including expected future services, are expected to be paid from plan assets and operating cash flows as follows:

	Non-Qualified	Postretirement
($ in thousands)	Pension Plan	Benefit Plans
2017	$89	$2,471
2018	87	2,545
2019	85	2,637
2020	83	2,751
2021	80	2,864
2022-2026	359	14,325
	$783	$27,593

Benefit Expense

The measurement date used for non‑qualified pension and other postretirement benefit plans is December 31.  The actuarial assumptions used to compute the non‑qualified pension benefit expense and postretirement benefit expense are based upon information available as of the beginning of the year, as presented in the following table:

	Non-Qualified Pension Plan			Postretirement Benefit Plans
	December 30,	December 25,	December 31,	December 30,	December 25,	December 31,
	2016	2015	2014	2016	2015	2014
Actuarial assumptions at beginning of year:
Discount rate	4.9%	4.3%	5.1%	4.9%	4.3%	5.1%
Initial healthcare costs trend rate	na	na	na	na	na	na
Ultimate healthcare cost trend rate	na	na	na	na	na	na
Year ultimate trend rate is reached	na	na	na	na	na	na

na—not applicable

We have instituted caps on the potential growth of our retiree healthcare costs.  The retiree healthcare cost caps have been reached and apply in all future years.  As healthcare costs continue to increase, these caps are intended to remain in force at current levels.  As a result, a 1% change in the healthcare cost trends has no impact on the postretirement benefit obligation or costs.

The components of the non‑qualified pension benefit expense and postretirement benefit expense for the years ended December 30, 2016, December 25, 2015, and December 31, 2014 are detailed below:

	Non-Qualified			Postretirement
	Pension Plan			Benefit Plans
($ in thousands)	2016	2015	2014	2016	2015	2014
Service cost	$—	$—	$—	$826	$967	$1,058
Interest cost	53	58	78	1,988	2,098	2,195
Amortization of prior service credits	—	—	—	(384)	(29)	(29)
Recognized net actuarial loss (gain)	—	1	—	(12)	(8)	(11)
Net expense included in current income	$53	$59	$78	$2,418	$3,028	$3,213

The discount rate used to compute the benefit obligations for the non‑qualified pension plan and postretirement benefit plans at December 30, 2016 and December 25, 2015 were 4.3% and 4.9%, respectively.  The discount rate assumptions are set annually based on an actuarial bond model.  The bond model assumes we purchase high quality corporate bonds such that the expected cash flows generally match the maturity of the benefits.

The following table summarizes the change in benefit obligation for the non‑qualified pension and postretirement benefit plans for the years ended December 30, 2016 and December 25, 2015:

	Non-Qualified		Postretirement
	Pension Plan		Benefit Plans
($ in thousands)	2016	2015	2016	2015
Benefit obligation at beginning of year	$1,227	$1,499	$41,908	$50,340
Service cost	—	—	826	967
Interest cost	53	58	1,988	2,098
Participant contributions	—	—	1,070	2,246
Actuarial loss (gain)	(72)	(41)	(2,940)	(5,597)
Plan amendments	—	—	—	(2,417)
Benefits paid	(268)	(289)	(3,907)	(5,729)
Benefit obligation at end of year	$940	$1,227	$38,945	$41,908

Funded Status

The following table presents the underfunded status of the non‑qualified pension and postretirement benefit plans at December 30, 2016 and December 25, 2015:

	Non-Qualified		Postretirement
	Pension Plan		Benefit Plans
($ in thousands)	2016	2015	2016	2015
Projected benefit obligation	$940	$1,227	$—	$—
Accumulated benefit obligation	—	—	38,945	41,908
Underfunded status	$(940)	$(1,227)	$(38,945)	$(41,908)
Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss (gain)	$45	$117	$(6,405)	$(3,476)
Net prior service credit	—	—	(2,235)	(2,618)
Total	$45	$117	$(8,640)	$(6,094)
Amounts to be recognized in the following year as a component of net periodic cost:
Net actuarial gain	$—	$—	$(285)	$(13)
Net prior service credit	—	—	(383)	(384)
Total	$—	$—	$(668)	$(397)

Benefits expected to be paid in 2017 are included in short‑term employee related liabilities with the remaining liability balance included in long‑term employee related liabilities on the consolidated balance sheets.

Multiemployer Plans

We participate in various multiemployer pension plans for certain employees represented by labor unions.  We are required to make contributions to these plans in amounts established under collective bargaining agreements, generally based on the number of hours worked.  We made contributions to the various plans totaling approximately $4.4 million, $4.2 million, and $4.1 million for the years ended December 30, 2016, December 25, 2015, and December 31, 2014, respectively.  We are unable to obtain additional financial information from the multiemployer pension plans sponsors in order to determine unfunded liability amounts and other plan data, however based upon the small number of our employees that have participated in these plans, we do not believe any of these amounts will have a material impact on our financial results.

We have employees who participate in benefit plans with the U.S. Department of Energy for which information is not provided because we are not responsible for the current or future funded status of those plans.

(17) Segment Information

In the first quarter of 2017, we implemented a new organizational structure to more fully align global operations with our client-centric strategy, resulting in three sectors: National Governments, Private, and State & Local Governments.  Each of these sectors has been identified in 2017 as a reportable operating segment.  Additionally, the termination on January 24, 2017 of the Australian fixed-price Power EPC contract in the first quarter of 2017 resulted in the substantial completion and discontinuation of our former Power EPC business, which was previously a stand-alone reportable operating segment.  As a result, in 2017 the financial position and results of operations from this former segment are reflected within our consolidated financial statements as amounts attributable to discontinued operations and are excluded from the amounts attributable to continuing operations.  Refer to Note 18 – Discontinued Operations for additional details regarding the results of operation and financial position of our discontinued operations.

Certain financial information relating to the years ended December 30, 2016, December 25, 2015 and December 31, 2014 for each segment is provided below.  Costs for corporate general and administrative expenses, restructuring costs and amortization expense related to intangible assets have been allocated to each segment based on the estimated benefits provided by corporate functions.  This allocation is primarily based upon metrics that reflect the proportionate volume of project-related activity and employee labor costs within each segment.  Additionally, during the third quarter of 2016, a National Governments consolidated joint venture consulting project in Canada eliminated a previously existing one-month reporting lag, which had been required to achieve a timely consolidation.  As a result of this change, revenue and direct cost of services each included an additional $51.7 million for the year ended December 30, 2016.  There was no impact to our operating loss for the year ended December 30, 2016.  Prior year amounts have been revised to conform to the current presentation.

	Year Ended December 30, 2016
	Gross	Equity in	Operating
($ in thousands)	Revenue	Earnings	Income (Loss)
National Governments	$1,960,439	$19,605	$5,641
Private	1,309,876	3,860	51,062
State & Local Governments	1,925,352	28,492	(6,741)
Total	$5,195,667	$51,957	$49,962

	Year Ended December 25, 2015
	Gross	Equity in	Operating
($ in thousands)	Revenue	Earnings	Income (Loss)
National Governments	$1,378,478	$30,419	$11,945
Private	1,661,163	1,379	100,863
State & Local Governments	2,110,140	14,967	15,144
Total	$5,149,781	$46,765	$127,952

	Year Ended December 31, 2014
	Gross	Equity in	Operating
($ in thousands)	Revenue	Earnings	Income (Loss)
National Governments	$1,369,805	$36,445	$13,745
Private	1,747,027	1,960	15,820
State & Local Governments	2,099,692	16,513	25,781
Total	$5,216,524	$54,918	$55,346

Significant Clients

We derived approximately 21%, 20% and 21% of our total revenue from contracts with the U.S. federal government and the agencies regulated by the U.S. federal government in the years ended December 30, 2016, December 25, 2015 and December 31, 2014, respectively.  Additionally, in the year ended December 30, 2016, we derived approximately 12% of our total revenue from our National Governments consolidated joint venture consulting contract with Canadian Nuclear Laboratories.

Operating Information by Geographic Area

Although the majority of our consolidated revenue is generated from our domestic operations, we provide services in numerous countries, including Canada, which accounted for 17% of the total consolidated revenue in 2016 and was primarily related to operations within our National Governments segment.  The United Kingdom accounted for 10%, 11% and 10% of the total consolidated revenue in 2016, 2015 and 2014, respectively.

Total U.S. and international revenue for the years ended were as follows:

	December 30,	December 25,	December 31,
($ in thousands)	2016	2015	2014
U.S.	$3,304,752	$3,589,928	$3,806,935
International	1,890,915	1,559,853	1,409,589
Total	$5,195,667	$5,149,781	$5,216,524

The fixed assets to support our business operations and our clients are located both domestically and internationally.  Total U.S. and international net property, plant and equipment for the years ended were as follows:

	December 30,	December 25,	December 31,
($ in thousands)	2016	2015	2014
U.S.	$225,929	$179,436	$215,689
International	20,667	20,029	42,471
Total	$246,596	$199,465	$258,160

(18) Discontinued Operations

In connection with our 2014 Restructuring Plan, we elected to exit the fixed-price Power EPC business, which was a stand-alone operating segment.  We intended to complete our remaining contracted fixed-price Power EPC contracts, the largest of which was a project in Australia through a consolidated joint venture partnership with an Australian construction contractor and a major U.S.-based gas power technology manufacturer (the “Consortium”) to engineer, procure, construct and start-up a combined cycle power plant that will supply power to a large liquefied natural gas facility in Australia.  However, on January 24, 2017, the Consortium terminated its contract with its client, JKC Australia LNG Pty (the “Contractor”) on the grounds that the Contractor had by its actions repudiated the contract.  As a result of the termination of the contract, we substantially completed all of our operations in the fixed-price Power EPC business, and, therefore, have presented the results of operations, financial position, cash flows and disclosures related to the fixed-price Power EPC business as discontinued operations in our consolidated financial statements.

The majority of the financial information presented in our discontinued operations in the consolidated financial statements for the three years ended December 30, 2016, December 25, 2015, and December 31, 2014 relate to the Australian fixed-price Power EPC contract the Consortium terminated with the Contractor on January 24, 2017.  The Contractor has claimed that the Consortium’s termination was not valid.  The Consortium, which includes the consolidated Australian joint venture partnership, expects to file arbitration claims against the Contractor during the first half of 2017, and anticipates that the Contractor will file counter claims.  We expect a lengthy, multi-year arbitration process and at this time we are unable to predict the timing of resolution or the outcome of disputes.  While we continue to assess the possible impacts to our financial statements, the ultimate outcome of the dispute will depend upon contested issues of fact and law.

Due to a variety of issues, the joint venture partnership had experienced increases in estimated costs to complete the project which resulted in losses of $280.0 million in 2014, of which our portion of the loss was $140.0 million, and $301.5 million in 2016, of which our portion of the loss was $154.1 million.  These contract losses were accrued and recognized in the periods when known and estimable. As a result of the contract termination, we evaluated the potential future costs as of December 30, 2016 in accordance with the accounting standards applicable to contingent liabilities.  The joint venture has incurred costs totaling approximately $20.0 million in 2017 to demobilize from the site and expects to continue to incur significant legal and other costs until the dispute is resolved.  The Consortium is also in the process of determining the required costs to close out and terminate its current subcontractor obligations.  These costs, which we expect will be incurred in 2017, have been accrued within our provision for loss accrual in our consolidated financial statements as of December 30, 2016 based upon our best estimate from the information currently available.  It is possible that certain subcontractors could file claims against the Consortium as a result of our termination of their subcontract which could be material to our consolidated financial statements.  Additionally, the joint venture’s performance on the project is secured by certain bonds totaling approximately $50.0 million which could potentially be called by our client at some time in the future.  If we are ultimately unsuccessful in our claim that the contract was repudiated by our client, the Consortium could be liable for the completion of the project by a separate contractor and other related damages.  These additional costs could be materially adverse to our results of operations, cash flow and financial condition in the future.

Additionally, during 2014, we experienced significant cost growth on a fixed-price Power contract to design and construct a new power generation facility in the northeastern United States.  These increases in costs resulted from multiple sources including a substantial decline in union labor productivity, poor subcontractor performance and the impacts of schedule delays caused by the above items and severe weather in the northeastern United States.  The effect of these changes in estimates resulted in a charge to operations totaling $64.4 million in the year ended December 31, 2014.  There were no additional charges to operations in the year ended December 25, 2015 as the project achieved substantial completion in 2014.  In the third quarter of 2016, we reached a final settlement with the client which did not materially change our financial position on the project.  All obligations associated with this project are scheduled for final completion during the first quarter of 2017.

The following table presents a reconciliation of the major classes of line items constituting the net (loss) income from discontinued operations related the fixed-price Power EPC business:

	For The Years Ended
	December 30,	December 25,	December 31,
($ in thousands)	2016	2015	2014
Gross revenue	$40,277	$211,724	$196,945
Operating expenses:
Direct cost of services	(325,875)	(198,863)	(531,210)
Selling, general and administrative	(4,468)	(5,972)	(17,121)
Impairment losses on goodwill and intangibles	—	—	(45,546)
(Loss) income from discontinued operations before provision for income taxes	(290,066)	6,889	(396,932)
Benefit for income taxes related to discontinued operations	44,341	378	84,164
Net (loss) income from discontinued operations	$(245,725)	$7,267	$(312,768)

The following table presents a reconciliation of the carrying amounts of the major classes of assets and liabilities included in discontinued operations related the fixed-price Power EPC business:

	December 30,	December 25,
($ in thousands)	2016	2015
Current assets:
Cash and cash equivalents	$9,664	$48,042
Client accounts	1,787	22,195
Unbilled revenue	972	725
Other receivables, net	16	107
Prepaid expenses and other current assets	2,010	4,224
Current assets of discontinued operations	14,449	75,293
Property, plant and equipment, net	1,836	4,201
Total assets of discontinued operations	$16,285	$79,494

Current liabilities:
Accounts payable and accrued subcontractor costs	$20,317	$50,301
Billings in excess of revenue	(933)	37,647
Other accrued liabilities	188,721	94,008
Current liabilities of discontinued operations	208,105	181,956
Total liabilities of discontinued operations	$208,105	$181,956

(19) Commitments and Contingencies

We maintain a variety of commercial commitments that are generally made available to provide support for various provisions in our engineering and construction contracts.  Letters of credit are provided to clients in the ordinary course of the contracting business in lieu of retention or for performance and completion guarantees on engineering and construction contracts.  We also post surety bonds, which are contractual agreements issued by a surety, for the purpose of guaranteeing our performance on contracts.  Bid bonds are also issued by a surety to protect owners and are subject to full or partial forfeiture for failure to perform obligations arising from a successful bid.

Commercial commitments outstanding as of December 30, 2016 are summarized below:

	Amount of Commitment Expiration Per Period
	Less than				Total Amount
($ in thousands)	1 Year	1-3 Years	4-5 Years	Over 5 Years	Committed
Letters of credit	$47,808	$44,050	$6,231	$27,706	$125,795
Bank guarantees	7,724	615	51	—	8,390
Surety and bid bonds	765,180	35,397	67	—	800,644
Total	$820,712	$80,062	$6,349	$27,706	$934,829

We are party to various legal actions arising in the normal course of business. Because a large portion of our business comes from U.S. federal, state and municipal sources, our procurement and certain other practices at times are subject to review and investigation by various agencies of the U.S. government and state attorneys’ offices.  Such state and U.S. government investigations, whether relating to government contracts or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties or could lead to suspension or debarment from future U.S. government contracting.  These investigations often take years to complete and many result in no adverse action or alternatively could result in settlement.  Damages assessed in connection with and the cost of defending any such actions could be substantial.  While the outcomes of pending proceedings and legal actions are often difficult to predict, management believes that proceedings and legal actions that have not yet been terminated through settlement would not result in a material adverse effect on our results of operations or financial condition even if the final outcome is adverse to the Company.

CH2M-WG Idaho, LLC (“CWI”), owned 50.5% by CH2M HILL Constructors, Inc., a wholly owned subsidiary of CH2M HILL Companies, Ltd., is a remediation contractor for the U.S. Department of Energy (“DOE”) at the Idaho National Laboratory site.  The original remediation contract was to run from May 2005 through September 2012, and was extended through September 2015. CWI currently has a disagreement with DOE concerning what CWI’s final fee should be for the base contract period from May 2005 through September 2012. In December 2013, the DOE issued a final determination that was approximately $30.0 million less than CWI expected to receive in the fee determination.  On March 6, 2014, CWI filed a Certified Claim with the Contracting Officer for a total fee owed of $40.1 million.  Certified Claim was rejected through a Contracting Officer’s Final Decision in May 2014, and CWI filed its appeal to the Civilian Board of Contract Appeals on May 30, 2014.  The trial was held on April 12 through 28, 2016, and the post-trial briefing phase is now complete.  We are awaiting the decision from the Board.  Based on information presently known to management, we believe that the outcome of this dispute will not have a material adverse effect on our financial condition, cash flows or results of operations.

In 2003, the Municipality of Anchorage, Alaska (“Municipality”) began its Port of Anchorage Intermodal Expansion Project by entering into Memoranda of Understanding with the Maritime Administration (“MarAd”).  MarAd contracted with Integrated Concepts and Research Corporation (“ICRC”) to perform certain design and construction-related work on the project.  In 2006, ICRC subcontracted certain project design work to PND Engineers, Inc. (“PND”).  In 2006, PND subcontracted some limited portions of its work to VECO, Inc. (n/k/a CH2M HILL Alaska, Inc.).  During the design phase, PND’s proprietary design, the Open Cell Sheet Pile system (“OCSP”) was recommended as the preferred design alternative on the project.  VECO issued two documents, one in 2006 and one in 2007.  On March 8, 2013, the Municipality filed suit against ICRC, PND, and CH2M HILL Alaska, Inc. in the Superior Court for the State of Alaska, Third Judicial District at Anchorage.  Four additional parties (GeoEngineers, Inc.; Terracon Consultants, Inc.; Colaska, Inc.; and MKB Constructors) were later added to the litigation.  The matter was transferred to the United States District Court for the District of Alaska.  The Municipality alleged the project suffered from design and construction deficiencies, and initially claimed damages against all defendants of approximately $340.0 million.  The Municipality’s claims against CH2M HILL Alaska, Inc. ultimately included claims for professional negligence, negligence, and negligent misrepresentation.  The Court issued a ruling on October 31, 2016, granting CH2M HILL Alaska, Inc.’s motion for summary judgment as to negligence, negligent misrepresentation, and the portion of the professional negligence claim relating to VECO’s 2007 report.  The Municipality has also filed suit against MarAd in the Court of Federal Claims related to the Project. Based on information presently known to management, we intend to vigorously defend the claims brought against us, and we believe that the outcome of this dispute will not have a material adverse effect on our financial condition, cash flows or results of operations.  On January 26, 2017, the Municipality and CH2M HILL Alaska, Inc. reached a settlement for an immaterial amount under fair and reasonable terms, and the Municipality dismissed CH2M HILL Alaska, Inc. with prejudice from the litigation.

In 2009, URS-CH2M HILL Amtrak Joint Venture, a joint venture formed by CH2M HILL, Inc., a wholly owned subsidiary of CH2M HILL Companies, Ltd., and URS Corporation (“URS”) was contracted by Amtrak to provide Program Management Oversight and administration services for the Amtrak Improvements Project, a $1.3 billion Amtrak-awarded stimulus funded under the American Recovery and Reinvestment Act.  This ongoing appointment includes over 366 projects involving improvements to bridges, communications and systems, electrical transmission, stations, security, railroad ties, etc.  On July 17, 2014, Amtrak’s Office of Inspector General served a subpoena duces tecum on CH2M HILL, Inc. and joint venture partner, URS, requesting multiple categories of records.  Following CH2M HILL, Inc.’s production of documents in compliance with the subpoena, the U.S. Attorney’s Office in Philadelphia contacted CH2M HILL, Inc.’s outside counsel in January 2016 and has since asserted potential violations of the federal False Claims Act resulting in excess of $3.0 million in claims.  CH2M HILL, Inc. and the federal government have reached a settlement in principle under fair and reasonable terms to settle the government’s civil False Claims Act claims.  On February 27, 2017, the parties reached a settlement pursuant to which CH2M HILL, Inc. and its joint venture partner will pay the United States federal government $1.5 million.

In 2012, CH2M HILL Australia Pty Limited entered into a 50/50 integrated joint venture with UGL Infrastructure Pty Limited (“UGL”), an Australian construction contractor (“CH2M-UGL JV” or “JV”).  The JV entered into a Consortium Agreement with General Electric and GE Electrical International Inc.  The Consortium was awarded a contract by JKC Australia LNG Pty Limited (“JKC”) for the engineering, procurement, construction and commissioning of a 360 MW Combined Cycle Power Plant (the “Project”) for INPEX Operations Australia Pty Limited (“Inpex”) at Blaydin Point, Darwin, NT, Australia (the “Subcontract”).  On January 24, 2017, the Consortium terminated the Subcontract because of JKC’s repudiatory breach.  The Consortium also demobilized from the work site.  The Consortium issued a termination letter which described JKC’s failure to properly administer the Subcontract.  JKC’s failures include, among other things, (1) a failure to provide fuel gas by the milestone date and (2) delay in the provision of electrical load against the previously advised program.  There are a number of other omissions and interferences by JKC with respect to completing site documentation that have also contributed to the Consortium’s decision to terminate the Subcontract. JKC has claimed that the Consortium’s termination was not valid.  JKC claims the Consortium has abandoned the work and, as such, JKC has now purported to terminate the Subcontract.  The Consortium and JKC are now in dispute over the termination.  The Consortium expects to file arbitration claims against JKC, and anticipates that JKC will file claims back.  We expect the arbitration to be lengthy and at this time are unable to predict the timing of resolution or the outcome of disputes, but the outcome could be materially adverse to our results of operations, cash flow and financial condition.  The primary dispute over the termination is to be decided in an International Chamber of Commerce arbitration in Singapore.

Many claims that are currently pending against us are covered by our professional liability insurance after we have exhausted our self-insurance requirement, which is currently $20.0 million per policy year. Management estimates that the levels of insurance coverage (after retentions and deductibles) are generally adequate to cover our liabilities, if any, with regard to such claims. Any amounts that are probable of payment are accrued when such amounts are estimable.  As of December 30, 2016 and December 25, 2015, accruals for potential estimated claim liabilities were $8.9 million and $11.0 million, respectively.

(20) Quarterly Financial Information (unaudited)

Our quarterly financial information for continuing operations for the years ended December 30, 2016 and December 25, 2015 is summarized in the following table:

	First	Second	Third	Fourth	For the
($ in thousands, except per share amounts)	Quarter	Quarter	Quarter	Quarter	Year Ended
2016
Revenue	$1,287,010	$1,290,965	$1,302,609	$1,315,083	$5,195,667
Operating income (loss)	41,022	(14,051)	(1,624)	24,615	49,962
Net income (loss) from continuing operations	23,845	(5,658)	53,550	49,734	121,471
Net loss from discontinued operations	(121)	(148,532)	(87,199)	(9,873)	(245,725)
Net income (loss) attributable to CH2M	$24,579	$(62,042)	$15,933	$36,568	$15,038
Net income (loss) from continuing operations attributable to CH2M per common share:
Basic	$0.70	$(0.41)	$1.25	$1.57	$0.26
Diluted	$0.70	$(0.41)	$1.25	$1.57	$0.26
Net income (loss) attributable to CH2M per common share:
Basic	$0.74	$(2.53)	$0.40	$1.08	$0.03
Diluted	$0.74	$(2.53)	$0.40	$1.08	$0.03

2015
Revenue	$1,228,355	$1,284,652	$1,303,978	$1,332,796	$5,149,781
Operating income	39,432	14,396	55,151	18,973	127,952
Net income from continuing operations	25,554	5,530	39,825	13,941	84,850
Net income (loss) from discontinued operations	1,951	(2,424)	8,680	(940)	7,267
Net income attributable to CH2M	$23,498	$3,750	$39,445	$13,710	$80,403
Net income from continuing operations attributable to CH2M per common share:
Basic	$0.89	$0.17	$1.21	$0.34	$2.64
Diluted	$0.89	$0.17	$1.21	$0.34	$2.63
Net income attributable to CH2M per common share:
Basic	$0.86	$0.13	$1.22	$0.37	$2.62
Diluted	$0.86	$0.13	$1.22	$0.37	$2.61